- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                         INFORMATION REQUIRED IN PROXY
                                   STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 2)

  Filed by the registrant [X]

  Filed by a party other than the registrant [_]
  Check the appropriate box:

  [X] Preliminary proxy statement

  [_] Definitive proxy statement

  [_] Definitive additional materials

  [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  KETEMA, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  KETEMA, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

  Payment of filing fee (Check the appropriate box):

  [_] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).

  [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
  11.

  (1) Title of each class of securities to which transaction applies: Common Stock, $1.00 par value per share

  (2) Aggregate number of securities to which transactions applies: 3,545,394 shares of Common Stock/1/
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $15.00

  (4) Proposed maximum aggregate value of transaction/2/: $46,942,920.00

  [X]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid: $9,367.59

  (2) Form, schedule or registration statement no.: Schedule 14A

  (3) Filing party: Ketema, Inc.

  (4) Date filed: August 2, 1994

- --------
/1/Includes shares held by the Acquiring Group (as defined in the attached Proxy Statement).

/2/For purposes of calculating the filing fee only. This amount is based upon the purchase of 3,129,528 shares of Common Stock of the Registrant at a price of $15.00 in cash per share. The amount of the filing fee, calculated in accordance with Exchange Act Rule O-11(c)(1), equals 1/50th of one percent of the proposed cash payment to the holders of the Common Stock. A fee of $9,367.59 was paid in connection with the initial filing of the attached preliminary proxy materials on August 2, 1994. An additional $21.00 is being paid upon the filing of this Amendment No. 2.

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


                  PRELIMINARY COPY DATED NOVEMBER 8, 1994

                                  KETEMA, INC.
                                   SUITE 600
                               ONE CHERRY CENTER
                            501 SOUTH CHERRY STREET
                             DENVER, COLORADO 80222
                                                                          , 1994
Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of
Ketema, Inc. (the "Company") to be held at     , New York, New York on    ,
   , 1994 at     , local time.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 21, 1994, among the Company, KTM Holdings Corp., a Delaware corporation ("Holdings Corp."), and KTM Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and a wholly-owned subsidiary of Holdings Corp., pursuant to which Acquisition Corp. will be merged (the "Merger") with and into the Company, with the Company continuing as the surviving corporation. Holdings Corp. and Acquisition Corp. were organized by certain clients of American Securities BD Co., L.P. (the "American Securities Group") who, together with Hugh H. Williamson, III, President and Chief Executive Officer of the Company (collectively, the "Acquiring Group"), are the proponents of the Merger. The members of the Acquiring Group are the beneficial owners of an aggregate of approximately 21.63% of the Company's outstanding voting stock (exclusive of shares held as fiduciaries for persons or entities who are not proponents of the Merger and shares issuable upon exercise of employee stock options held by Mr. Williamson).

  Pursuant to the terms of the Merger Agreement, all stockholders of the Company, other than Holdings Corp., Acquisition Corp. and those stockholders who choose to exercise their dissenters' rights, will be entitled to receive $15.00 per share in cash in exchange for each share of the Company's common stock, par value $1.00 per share, together with a right (a "Right") associated therewith entitling the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (each such share and associated Right being referred to herein as a "Common Share" and collectively, the "Common Shares"), held by them at the effective time of the Merger. Members of the Acquiring Group have entered into agreements to vote all of their Common Shares and shares of the Company's 7% Cumulative Convertible Voting Preferred Stock (the "Preferred Shares") in favor of the Merger Agreement and have agreed to contribute or cause to be contributed to Acquisition Corp. prior to the effective time of the Merger a sufficient number of their Common Shares and Preferred Shares (valued on the basis of $15.00 per Common Share and the redemption price of Preferred Shares) which, together with any cash contributed by the Acquiring Group and cash contributed by third party investors, will result in Acquisition Corp. having contributed equity of not less than $15 million.

  Following the Merger, all of the capital stock of the Company will be held by Holdings Corp. and the present holders of the Common Shares (other than Holdings Corp., Acquisition Corp. or members of the Acquiring Group) will no longer have any equity interest in the Company. If the Merger is approved and consummated, each of the Company's public stockholders (other than those who pursue appraisal rights as described in the accompanying Proxy Statement) will have the right to receive $15.00 in cash for each Common Share held. Therefore, following the Merger, the members of the Acquiring Group, together with one or more third party investors, will become, indirectly through Holdings Corp., in exchange for the $15 million of contributed equity to Acquisition Corp. discussed above, the sole owners of all of the capital stock of the Company. Thus, they will be the sole beneficiaries of any future earnings and growth of the Company and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future.

  The Company's Board of Directors appointed a Special Committee, consisting of the two directors of the Company who are not employees of the Company and who are not affiliated with the Acquiring Group. The Special Committee has, among other things, reviewed and considered the proposed Merger. In connection with its review and consideration of the proposed Merger, the Special Committee retained Bear, Stearns & Co. Inc. to act as its financial advisor. The Company's Board of Directors and the Special Committee have unanimously approved the Merger as being in the best interests of the Company and the stockholders of the Company who are not affiliated with the Acquiring Group. Accordingly, the Company's Board of Directors and the Special Committee recommend that you vote FOR adoption of the Merger Agreement.

  Attached is a Notice of Special Meeting of Stockholders and a Proxy Statement containing a discussion of the Merger. We urge you to read this material carefully. Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.
                                          Very truly yours,

                                          HUGH H. WILLIAMSON, III
                                          President and Chief Executive
                                           Officer

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  KETEMA, INC.
                                   SUITE 600
                               ONE CHERRY CENTER
                            501 SOUTH CHERRY STREET
                             DENVER, COLORADO 80222

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD ON    , 1994

To the Stockholders of Ketema, Inc.

  A Special Meeting of Stockholders (the "Special Meeting") of Ketema, Inc.
(the "Company") will be held at    , New York, New York on    ,    , 1994 at
   , local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 21, 1994 (the "Merger Agreement"), among the Company, KTM Holdings Corp. ("Holdings Corp."), a Delaware corporation, and KTM Acquisition Corp. ("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of Holdings Corp., pursuant to which, among other things, (a) Acquisition Corp. will be merged (the "Merger") into the Company with the Company being the surviving corporation (the "Surviving Corporation") and the separate existence of Acquisition Corp. will cease, (b) each outstanding share of common stock, par value $1.00 per share, together with a right (a "Right") associated therewith entitling the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (each such share and associated Right being referred to herein as a "Common Share" and collectively, the "Common Shares") of the Company (except Common Shares held by the Company as treasury stock or owned by Holdings Corp. and/or Acquisition Corp. or by persons who perfect their dissenters' rights under Delaware law) will be converted into the right to receive $15.00 in cash, without interest, (c) each outstanding Common Share owned by Holdings Corp. and/or Acquisition Corp. or held by the Company as treasury stock will be cancelled without consideration, (d) each outstanding share of 7% Cumulative Convertible Voting Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of the Company owned by Holdings Corp. and/or Acquisition Corp. will be cancelled without consideration, and (e) each outstanding share of Acquisition Corp. common stock will be converted into one share of common stock of the Surviving Corporation; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement. Only holders of record of Common Shares and Preferred Shares (collectively, the "Voting Shares") at the close of business on October 14, 1994, the record date for the Special Meeting, will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

  If the Merger is consummated, holders of Common Shares who do not vote in favor of the Merger Agreement and who perfect their statutory appraisal rights under Section 262 of the Delaware General Corporation Law ("DGCL") will have the right to seek appraisal of their Common Shares. See "DISSENTERS' RIGHTS" in the accompanying Proxy Statement for a statement of the rights of such stockholders and a description of the procedures required to be followed by stockholders to obtain appraisal of their Common Shares. A copy of Section 262 of the DGCL is attached as Annex B to the accompanying Proxy Statement.

  Stockholders of the Company are cordially invited to attend the Special Meeting. To assure that your interest will be represented regardless of whether you plan to attend the Special Meeting in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed, postage paid return envelope. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting.

  YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          By order of the Company's Board of
                                           Directors,

                                          Robert L. Welty
                                          Secretary

                                  KETEMA, INC.
                                   SUITE 600
                               ONE CHERRY CENTER
                            501 SOUTH CHERRY STREET
                             DENVER, COLORADO 80222

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON      , 1994

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is being furnished to the holders of common stock, $1.00 par value per share (together with a right (a "Right") associated therewith entitling the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (each such share and associated Right being referred to herein as a "Common Share" and collectively, the "Common Shares")), and 7% Cumulative Convertible Voting Preferred Stock, $1.00 par value per share (the "Preferred Shares" and, together with the Common Shares, the "Voting Shares"), of Ketema, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of the stockholders of
the Company to be held on    ,    , 1994, at    , New York, New York at    ,
local time, and at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and the attached Notice of Special Meeting of Stockholders and the proxy card are first being mailed to stockholders of the
Company on or about    , 1994.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 21, 1994, among the Company, KTM Holdings Corp. ("Holdings Corp."), a Delaware corporation, and KTM Acquisition Corp. ("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of Holdings Corp. Holdings Corp. and Acquisition Corp. were recently organized by certain persons (the "American Securities Group") who are clients of American Securities BD Co., L.P. ("American Securities") (formerly known as American Securities Partners, L.P. and the successor to American Securities Corporation).

  The Merger Agreement provides, subject to the approval of stockholders at the Special Meeting, for the merger (the "Merger") of Acquisition Corp. into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the Company would be a wholly-owned subsidiary of Holdings Corp. Pursuant to the Merger, (i) each outstanding Common Share, other than Common Shares held by the Company as treasury stock, owned by Holdings Corp. and/or Acquisition Corp. or owned by stockholders who do not vote in favor of the Merger Agreement and who perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), will be converted into the right to receive $15.00 per share in cash, without interest (the "Merger Consideration"), (ii) each outstanding Common Share owned by Holdings Corp. and/or Acquisition Corp. or held by the Company as treasury stock will be cancelled without consideration,
(iii) each outstanding Preferred Share owned by Holdings Corp. and/or Acquisition Corp. will be cancelled without consideration and (iv) each outstanding share of Acquisition Corp. common stock, $.01 par value per share, will be converted into one share of common stock of the Surviving Corporation. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.

  Holdings Corp. and Acquisition Corp. were organized by the American Securities Group for the purpose of enabling the American Securities Group and Hugh H. Williamson, III, President and Chief Executive Officer of the Company (collectively, the "Acquiring Group"), together with one or more third party investors, to acquire pursuant to the Merger Agreement the entire equity interest in the Company. As a result of the Merger, stockholders of the Company who are not members of the Acquiring Group will no longer have any equity interest in the Company. Members of the Acquiring Group, who are the beneficial owners of an aggregate of approximately 21.63% of the outstanding Voting Shares (exclusive of Common Shares held as fiduciaries for persons or entities who are not proponents of the Merger, and Common Shares issuable upon exercise of employee stock options held by Mr. Williamson), have agreed to contribute or cause to be contributed to Acquisition Corp. prior to the Effective Time of the Merger a sufficient number of their Voting Shares (valued on the basis of $15.00 per Common Share and the redemption price of Preferred Shares) which, together with any cash contributed by the Acquiring Group and cash contributed by third party investors, will result in Acquisition Corp. having contributed equity of not less than $15 million. Under the terms of the Merger Agreement, all of the Voting Shares so contributed to Acquisition Corp. will be cancelled, without consideration, upon consummation of the Merger. Members of the Acquiring Group have entered into agreements to vote all of the Voting Shares held by them in favor of the Merger Agreement. See "INTRODUCTION--Voting Rights; Votes Required for Approval" and "SPECIAL FACTORS--Purpose and Structure of the Merger."

  Equity interests in Holdings Corp. will be held directly or indirectly by Mr. Williamson and indirectly by the members of the American Securities Group through KTM Partners, L.P., a New York limited partnership ("KTM Partners"), which was organized by the members of the American Securities Group to hold their equity interests in Holdings Corp. Equity interests in Holdings Corp. will also be held directly or indirectly by one or more third party investors. See "SPECIAL FACTORS--Purpose and Structure of the Merger."

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  The Board of Directors of the Company has fixed the close of business on October 14, 1994 (the "Record Date") as the date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of Voting Shares at the close of business on that date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 3,545,394 Common Shares (held by 3,298 stockholders of record) and 447,689 Preferred Shares outstanding and entitled to vote at the Special Meeting. All of such Preferred Shares were beneficially owned by certain members of the Acquiring Group.

  Each holder of record of Voting Shares on the Record Date is entitled to cast one vote per share in person or by proxy at the Special Meeting and any adjournment or postponement thereof, with the Common Shares and Preferred Shares voting together as a single class. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the total outstanding Voting Shares entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a proxy but does not have authority to vote a customer's Voting Shares) will be considered present for purposes of establishing a quorum.

  Under the DGCL, the Merger Agreement must be approved by the holders of at least a majority of the outstanding Voting Shares. Pursuant to the terms of the Merger Agreement, members of the Acquiring Group who as of the Record Date were the beneficial owners in the aggregate of approximately 876,167 Voting Shares entitled to vote at the Special Meeting (including approximately 12,612 outstanding Common Shares held as fiduciaries for persons or entities who are not proponents of the Merger), representing approximately 21.94% of the outstanding Voting Shares, have entered into agreements to vote in favor of the Merger Agreement. In addition to the members of the American Securities Group, other clients of American Securities owned beneficially as of the Record Date approximately 121,388 outstanding Common Shares, constituting approximately 3.04% of the outstanding Voting Shares entitled to vote at the Special Meeting, and approximately 71,374 Common Shares issuable upon conversion of Debentures.

  Holders of Common Shares who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of Section 262 of the DGCL will have the right to receive cash payment for the "fair value" of their Common Shares. Any stockholder contemplating the exercise of dissenters' rights should carefully review Section 262 of the DGCL, particularly the procedural steps required to perfect dissenters' rights, a description of which is provided under "DISSENTERS' RIGHTS." A stockholder who fails to comply with such procedural requirements will lose such holder's dissenter's rights and will receive the Merger Consideration for the Common Shares held by such stockholder. See "DISSENTERS' RIGHTS" and Annex B, "Section 262 of the Delaware General Corporation Law."

PROXIES

  All Voting Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve and adopt the Merger Agreement and, in the discretion of the persons named in the proxy, on such other matters as may properly be presented at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the Merger Agreement.

  A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

  The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy material to the beneficial owners of Voting Shares held of record by such persons. In addition, the Company has retained D.F. King & Co., Inc. to assist in soliciting proxies and to provide proxy materials to banks, brokerage firms, nominees, fiduciaries and other custodians. For such services, the Company will pay to D.F. King & Co., Inc. a fee of $3,500 plus expenses.

  All information appearing in this Proxy Statement concerning the Company has been supplied by the Company, and all information appearing in this Proxy Statement concerning Holdings Corp., Acquisition Corp. and the Acquiring Group has been supplied by Holdings Corp., Acquisition Corp. and the Acquiring Group, respectively.

  The date of this Proxy Statement is     , 1994.

                             AVAILABLE INFORMATION

  The Company, Holdings Corp. and Acquisition Corp. have filed with the Securities and Exchange Commission (the "Commission") a Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission.

  The Schedule 13E-3 and the respective exhibits thereto, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Shares are traded on the American Stock Exchange (the "AMEX") and certain of the Company's reports, proxy materials and other information are available for inspection at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   i
  Proposal to be Considered at the Special Meeting........................   i
  Voting Rights; Votes Required for Approval..............................  ii
  Proxies................................................................. iii
AVAILABLE INFORMATION..................................................... iii
SUMMARY...................................................................   1
SPECIAL FACTORS...........................................................   8
  Background of the Merger................................................   8
  Recommendations of the Special Committee, the Board and the Acquiring
   Group; Fairness
   of the Merger .........................................................  19
  Opinion of the Special Committee's Financial Advisor....................  24
  Report of Financial Advisor of the American Securities Group............  28
  Certain Projections.....................................................  32
  Purpose and Structure of the Merger.....................................  37
  Plans for the Company After the Merger..................................  40
  Certain Effects of the Merger...........................................  41
  Interests of Certain Persons in the Merger; Certain Relationships.......  41
  Certain Federal Income Tax Consequences of the Merger...................  43
  Accounting Treatment of the Merger......................................  43
  Risk of Fraudulent Conveyance...........................................  43
  Certain Litigation......................................................  44
  Regulatory Approvals....................................................  45
THE MERGER AGREEMENT......................................................  46
  General.................................................................  46
  Effective Time of the Merger............................................  46
  The Surviving Corporation...............................................  46
  Consideration to be Received by Stockholders of the Company.............  46
  The Company's 8% Convertible Subordinated Debentures Due 2003...........  47
  The Company's 7% Cumulative Convertible Voting Preferred Stock..........  48
  Representations and Warranties..........................................  48
  Covenants...............................................................  49
  Other Potential Bidders.................................................  50
  Conditions to Consummation of the Merger................................  51
  Termination.............................................................  51
  Expenses................................................................  52
  Amendments..............................................................  52
DISSENTERS' RIGHTS........................................................  52
FINANCING OF THE MERGER...................................................  55
  General.................................................................  55
  Bank Financing..........................................................  55
  Estimated Fees and Expenses.............................................  58

                                                                           PAGE
                                                                           ----
BUSINESS OF THE COMPANY...................................................  59
  General.................................................................  59
  Process Group...........................................................  59
  Aerospace Group.........................................................  60
  Industrial Group........................................................  60
  American Innovations, Inc. .............................................  60
  Research and Development................................................  61
  Competition.............................................................  61
  Customers...............................................................  61
  Backlog.................................................................  62
  Raw Materials...........................................................  62
  Patents, Licenses and Trademarks........................................  62
  Personnel...............................................................  62
  Seasonal Variations of Business.........................................  62
  Environmental Matters...................................................  62
  Working Capital Practices...............................................  63
SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY..................  64
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
 AND FINANCIAL CONDITION..................................................  65
  Discontinued Operations.................................................  65
  Results of Operations...................................................  65
  Liquidity and Capital Resources.........................................  70
  Capital Expenditures....................................................  71
  Other Matters...........................................................  71
MARKET PRICE FOR THE COMMON SHARES........................................  71
DIVIDENDS.................................................................  72
CERTAIN INFORMATION CONCERNING ACQUISITION CORP., HOLDINGS
 CORP., KTM PARTNERS AND KTM GP CORP. ....................................  73
  Acquisition Corp. ......................................................  73
  Holdings Corp. .........................................................  73
  KTM Partners............................................................  73
  KTM GP Corp. ...........................................................  73
  General.................................................................  74
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HOLDINGS CORP.,
 ACQUISITION CORP., KTM GP CORP. AND THE SURVIVING CORPORATION............  74
  Information Concerning Directors and Executive Officers of the Company..  74
  Information Concerning Directors and Executive Officers of Holdings
   Corp., Acquisition
   Corp. and KTM GP Corp. ................................................  76
  Information Concerning Directors and Executive Officers of the Surviving
   Corporation............................................................  76
SECURITY OWNERSHIP OF THE COMPANY.........................................  77
  Security Ownership of Certain Beneficial Owners.........................  77
  Security Ownership of Directors and Executive Officers..................  79
PURCHASES OF VOTING SHARES BY CERTAIN PERSONS.............................  81
TRANSACTION OF OTHER BUSINESS.............................................  82

                                                                            PAGE
                                                                            ----
INDEPENDENT AUDITORS.......................................................  82
MISCELLANEOUS..............................................................  82
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  83
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

ANNEX A:Merger Agreement
ANNEX B:Section 262 of the Delaware General Corporation Law
ANNEX C:Opinion of Bear, Stearns & Co. Inc.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto. Stockholders are urged to read carefully the entire Proxy Statement, including the Annexes.

GENERAL

Time, Place and Date of the
 Special Meeting..............
                                The Special Meeting of stockholders of the Com-
                                pany will be held at      , New York, New York
                                on    ,    , 1994, at   , local time.

Record Date...................
                                Any holders of record of Voting Shares at the close of business on October 14, 1994 are enti-tled to notice of and to vote at the Special Meeting. On that date, there were 3,545,394 Common Shares and 447,689 Preferred Shares out-standing, with each such Voting Share entitled to cast one vote, voting together as a single class, with respect to the Merger at the Spe-cial Meeting. See "INTRODUCTION--General" and "--Voting Rights; Vote Required for Approval."

Purpose of the Special
 Meeting; Quorum; Vote
 Required.....................
                                At the Special Meeting, stockholders will con-sider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. See "INTRODUCTION--Proposal to be Considered at the Special Meeting." The presence at the Spe-cial Meeting, in person or by proxy, of the holders of a majority of the outstanding Voting Shares is necessary to constitute a quorum at the Special Meeting. Under Delaware law, ap-proval of the Merger Agreement requires the af-firmative vote of the holders of a majority of the outstanding Voting Shares. The Merger does not require the affirmative vote of a majority of the outstanding Voting Shares held by stock-holders not affiliated with the Acquiring Group. Members of the Acquiring Group, who as of the Record Date were the beneficial owners of approximately 21.94% of the Voting Shares entitled to vote at the Special Meeting (in-cluding shares held as fiduciaries for persons or entities who are not proponents of the Merg-
                                er), have agreed to vote all of the Voting
                                Shares held by them in favor of the Merger
                                Agreement. See "INTRODUCTION--Voting Rights;
                                Vote Required for Approval."

Structure of the Merger.......  Pursuant to the Merger Agreement, Acquisition
                                Corp. will merge into the Company, with the Company being the Surviving Corporation as a wholly-owned subsidiary of Holdings Corp. Each outstanding Common Share (except those Common Shares held by the Company as treasury stock, or owned by Holdings Corp. and/or Acquisition Corp. or by stockholders who perfect their dis-senters' rights under the DGCL) will be con-verted into the right to receive $15.00 in cash, without interest. Each outstanding Common Share and Preferred Share owned by Holdings Corp. and/or Acquisition Corp. or held by the Company as treasury stock will be cancelled without consideration. Each outstanding share of common stock, par value $0.01 per share, of Acquisition Corp. will be converted into one share of common stock of the Surviving Corporation. Holdings Corp. and Ac-quisition Corp. were organized by the American Securities Group. Each of the members of the Acquiring Group have agreed to contribute or cause to be contributed to Holdings Corp. a sufficient number of their Voting Shares (val-ued on the basis of $15.00 per Common Share and the redemption price of Preferred Shares) which, together with any cash contributed by the Acquiring Group and cash contributed by third party investors, will result in Holdings Corp. having contributed equity of not less than $15 million. Holdings Corp., in turn, will contribute all of such Voting Shares and cash to Acquisition Corp. prior to the Effective Time of the Merger. See "SPECIAL FACTORS--Pur-pose and Structure of the Merger," "--Interests of Certain Persons in the Merger; Certain Rela-tionships" and "THE MERGER AGREEMENT."

Plans for the Company After
 the Merger...................  Upon consummation of the Merger, the Company will become highly leveraged and, accordingly, it is not contemplated that the Company will seek to make acquisitions of other businesses pending the substantial reduction of its in-debtedness unless it obtains additional equity and/or debt financing for such purpose. The Company intends, however, to continue to evalu-ate the possible divestiture of existing busi-ness units, with the proceeds of any such dis-positions being used primarily to reduce the Company's indebtedness. The Company is cur-rently engaged in negotiations with an unaffil-iated third party relating to a possible sale of the assets of American Innovations, Inc. See "BUSINESS OF THE COMPANY--American Innovations, Inc." The proposed sale would not be contingent upon the consummation of the Merger. The Com-pany has not formulated any specific plans in the event the Merger is not consummated. See "SPECIAL FACTORS--Plans for the Company After the Merger" and "BUSINESS OF THE COMPANY--Amer-ican Innovations, Inc."

Certain Effects of the
 Merger.......................  As a result of the Merger, the entire equity interest in the Company will be owned by Hold-ings Corp. Therefore, following the Merger, the present holders of the Common Shares (other than Holdings Corp., Acquisition Corp. or the members of the Acquiring Group) will no longer have an equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the po-tential to realize greater value for their Com-mon Shares through divestitures, strategic ac-quisitions or other corporate opportunities that may be pursued by the Company in the fu-ture. Instead, each such holder of Common Shares will have only the right to receive the

                                Merger Consideration for each Common Share held or to seek appraisal rights as described under the caption "DISSENTERS' RIGHTS." If the Merger is consummated, Holdings Corp. intends to cause the Company to terminate the registration of the Common Shares and the Debentures under the Exchange Act and its obligation to file re-ports, proxy statements and other information with the Commission. See "SPECIAL FACTORS--Cer-tain Effects of the Merger."

Opinion of Financial Advisor..  Bear, Stearns & Co. Inc. ("Bear Stearns"), an
                                internationally-recognized investment banking firm, has rendered its written opinion to the Special Committee of the Company's Board of Di-rectors to the effect that the Merger is fair, from a financial point of view, to holders of Common Shares who are unaffiliated with the Ac-quiring Group. In connection with its opinion, Bear Stearns performed the following analyses:
                                (1) analysis of historical market prices of the Common Shares; (2) going-concern analysis based on comparisons with other publicly-traded mul-ti-industry companies serving markets similar to those of the Company; (3) going-concern analysis based on comparisons with acquisitions of other publicly-traded multi-industry compa-nies serving markets similar to those of the Company; (4) analysis of pro forma capitaliza-tion of projected fiscal year 1995 earnings be-fore interest, taxes, depreciation and amorti-zation ("EBITDA"); (5) liquidation analysis; and (6) discounted cash flow analysis. The full text of Bear Stearns' written opinion, dated as of the date of this Proxy Statement, which sets forth the assumptions made, procedures fol-lowed, matters considered and limits of its re-view, is attached hereto as Annex C. HOLDERS OF COMMON SHARES ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. For additional information relat-ing to the opinion of Bear Stearns, see "SPE-CIAL FACTORS--Opinion of the Special Commit-tee's Financial Advisor."

Determination of Special
 Committee; Recommendation of
 Company's Board of
 Directors....................

                                A special committee of the Board of Directors, consisting of the two directors of the Company who are not employed by or affiliated with the Company (except in their capacity as direc-tors), any of its subsidiaries, KTM Partners, Holdings Corp. or Acquisition Corp., who are not members of the Acquiring Group and who do not hold and will not acquire any equity inter-est in KTM Partners, Holdings Corp. or Acquisi-tion Corp. (the "Special Committee"), has unan-imously determined, based in part upon the opinion of Bear Stearns, that the Merger and the Merger Consideration are fair from a finan-cial point of view to, and in the best inter-ests of, the stockholders of the Company who are not affiliated with the Acquiring Group. After considering the recommendation of the Special Committee, the Board of Directors has unanimously approved the Merger Agreement and recommends that stockholders vote FOR the pro-posal to approve and adopt the Merger Agreement. The Board of Directors' recommendation is based upon the following factors, among others: (i) the analyses, conclusions and recommendations of the Special Committee; (ii) the opinion of Bear Stearns; and (iii) the fact that the Merger Consideration was the result of arm's-length negotiations between the Special Commit-tee and members of the Acquiring Group and their respective legal and financial advisors. See "SPECIAL FACTORS--Background of the Merger" and "--Recommendations of the Special Commit-tee, the Board and the Acquiring Group; Fair-ness of the Merger."

Interests of Certain Persons
 in the Merger; Conflicts of
 Interest.....................

                                Members of the Acquiring Group beneficially own an aggregate of approximately 21.63% of the outstanding Voting Shares (exclusive of shares held as fiduciaries for persons or entities who are not proponents of the Merger and shares is-suable upon exercise of stock options held by Mr. Williamson) and may be deemed to control the Company. Alexander G. Anagnos, Charles D. Klein, Elizabeth R. Varet and Hugh H. Williamson, III, all members of the Acquiring Group, serve on the Company's Board of Direc-tors and Mr. Williamson is also the Company's President and Chief Executive Officer. Because the DGCL requires a merger agreement to be ap-proved by a majority of a Delaware corpora-tion's board of directors, such directors, who constitute four of the six member Board of Di-rectors of the Company, participated in the vote of the Board of Directors concerning the Merger and the Merger Agreement.

                                An agreement between Holdings Corp. and Mr.
                                Williamson provides, among other things, that
                                (i) Mr. Williamson is to receive options to ac-quire equity securities of Holdings Corp. in substitution for his existing options to ac-quire Common Shares and also shares of re-stricted stock of Holdings Corp. having a value of $600,000 in lieu of certain supplemental re-tirement benefits, (ii) three other executive officers of the Company are to receive options to acquire an aggregate of 3.9% of the common stock of Holdings Corp., (iii) the Company's officers (other than Mr. Williamson) and gen-eral managers are to be offered the right to invest in up to an aggregate of 5% of the eq-uity securities of Holdings Corp. at the same purchase price as other stockholders and (iv) American Securities Capital Partners, L.P. ("Capital Partners"), an affiliate of American Securities, is to receive certain fees upon consummation of the Merger and for future in-vestment banking and consulting services.

                                Holdings Corp. has agreed that all rights to indemnification arising at or prior to the Ef-fective Time in favor of the directors or offi-cers of the Company (including the members of the Special Committee) as provided in the Company's certificate of incorporation or bylaws, as in effect on the date of the Merger Agreement, or in contractual indemnification agreements, will, for a period of six years after the Effective Time, with re-spect to matters occurring prior to the Effec-tive Time, survive the Merger and continue in full force and effect.

                                See "SPECIAL FACTORS--Interests of Certain Per-sons in the Merger; Certain Relationships" and "THE MERGER AGREEMENT--Covenants."

Federal Income Tax              The receipt of cash for Common Shares pursuant
 Consequences.................  to the Merger will be a taxable transaction for federal income tax purposes under the Internal
                                Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under ap-plicable state, local, foreign and other tax laws. See "SPECIAL FACTORS--Certain Federal In-come Tax Consequences."

THE MERGER AGREEMENT

Effective Time of the Merger..  The Merger will become effective upon the fil-
                                ing of a Certificate of Merger with the Secre-tary of State of the State of Delaware or at such later time as is specified in such Certif-icate of Merger (the "Effective Time"). The filing will occur after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. The Company, Holdings Corp. and Acquisition Corp. anticipate that the Merger will be consummated as promptly as prac-ticable following the Special Meeting. See "THE MERGER AGREEMENT--General" and "--Effective Time of the Merger."

Conditions to Consummation of
 the Merger...................
                                The respective obligations of the Company, on the one hand, and Holdings Corp. and Acquisi-tion Corp., on the other hand, to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, among others: (a) ap-proval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding Voting Shares at the Special Meet-ing; (b) the absence of any statute, rule, in-junction or similar order prohibiting or re-stricting the consummation of the Merger; (c) the receipt of all other required authoriza-tions, consents and approvals of governmental authorities; (d) the compliance by all parties with their obligations under the Merger Agree-ment; and (e) the material truth and correct-ness of all representations and warranties of the parties to the Merger Agreement. The obli-gation of Holdings Corp. and Acquisition Corp. to consummate the Merger is further subject to the satisfaction or waiver of, among other con-ditions, the condition that Acquisition Corp. receive financing pursuant to a bank financing commitment in an amount which, together with the Company's cash and mar-ketable securities, is sufficient to pay the Merger Consideration, to effect the refinancing of the $45 million principal amount of the Company's outstanding Senior Notes due October 31, 2003 (the "Senior Notes") and to pay re-lated fees and expenses. See "THE MERGER AGREE-MENT--Conditions to Consummation of the Merg-er."

Termination of the Merger
 Agreement....................  The Merger Agreement may be terminated and the
                                Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of the Company): (a) by mutual written consent of the Company and Holdings Corp.; (b) by either the Company or Holdings Corp. if the Merger has not been consummated by December 31, 1994; (c) by either the Company or Holdings Corp., if there has been any law or regulation that makes con-summation of the Merger illegal or otherwise prohibited or if any judgment, injunction, or-der or decree enjoining Holdings Corp. or the Company from consummating the Merger is entered and becomes final and nonappealable; (d) by ei-ther the Company or Holdings Corp. if the Merger Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Special Meeting; or (e) by Holdings Corp. or the Com-pany (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if (i) the Board of Directors of the Company or the Special Committee with-draws, modifies or changes its recommendation of the Merger Agreement or the Merger in a man-ner adverse to Holdings Corp. or Acquisition Corp. or resolves to do any of the foregoing or the Board of Directors of the Company or the Special Committee recommends to the stockhold-ers of the Company any Competing Transaction, as defined herein under "THE MERGER AGREEMENT-- Other Potential Bidders," or resolves to do so, or (ii) any person acquires beneficial owner-ship of 50% or more of the Voting Shares or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder and not including the Acquiring Group) is formed which beneficially owns 50% or more of the Voting Shares. See "THE MERGER AGREEMENT--Termination."

Expenses......................  The Company has agreed to reimburse Holdings
                                Corp. for certain out-of-pocket expenses in-curred in connection with the Merger, up to a maximum of $1.5 million, if the Merger is not consummated under certain circumstances. See "THE MERGER AGREEMENT--Expenses."

Amendments to the Merger        The Merger Agreement may not be amended prior
 Agreement....................  to the Effective Time except by action of the
                                Company, Holdings Corp. and Acquisition Corp.
                                set forth in a written instrument signed on be-half of each of the parties; provided that any such amendment by the Company must be approved by the Board of Di-rectors of the Company, acting on the recommen-dation of the Special Committee. After approval of the Merger Agreement by the stockholders of the Company at the Special Meeting and without the further approval of such stockholders, no amendment to the Merger Agreement may be made which will change (i) the Merger Consideration or (ii) any other terms and conditions of the Merger Agreement if any of such changes would adversely affect the stockholders of the Compa-ny. See "THE MERGER AGREEMENT--Amendments."

Dissenters' Rights............
                                Holders of Common Shares who follow the proce-dures set forth in Section 262 of the DGCL will be entitled to have their Common Shares ap-praised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Common Shares. A holder of Common Shares wishing to exercise such holder's appraisal rights must strictly comply with the provisions of Section 262 of the DGCL, including, but not limited to, (i) not voting in favor of adoption of the Merger Agreement and (ii) delivering to the Company, prior to the vote on the Merger Agreement at the Special Meeting, a written de-mand for appraisal of such holder's Common Shares. Any stockholder contemplating the exer-cise of dissenters' rights should carefully re-view Section 262 ofthe DGCL, particularly the procedural steps required to perfect dissent-ers' rights. See "DISSENTERS' RIGHTS" and Annex B, "Section 262 of the Delaware General Corpo-ration Law."

Source of Funds; Financing of
 the Merger...................
                                The total amount of funds required to pay the Merger Consideration to holders of all out-standing Common Shares on a fully diluted basis (including Common Shares beneficially owned by members of the Acquiring Group), to refinance the Company's Senior Notes and to pay related Company fees and expenses in connection with the Merger is expected to be approximately $130 million. These funds will be provided (i) out of the Company's cash balances and cash equiva-lents, including marketable securities, (ii) from bank financing to be obtained pursuant to a commitment received from The Chase Manhattan Bank, N.A. ("Chase") to provide up to $50 mil-lion in financing (a portion of which will be used for the Company's working capital needs) and (iii) through equity contributions of not less than $15 million. See "FINANCING OF THE MERGER."

                                Holdings Corp. and Acquisition Corp. have rep-resented in the Merger Agreement that the eq-uity to be provided to Acquisition Corp. will be not less than $15 million, consisting of any cash that may be contributed by members of the Acquiring Group, cash contributed by one or more third party investors and Voting Shares (valued on the basis of $15.00 per Common Share and the redemption price of Preferred Shares) contributed by members of the Acquiring Group. See "SPECIAL FACTORS--Purpose and Structure of the Merger" and "FINANCING OF THE MERGER."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  The members of the American Securities Group are clients of American Securities and are the beneficial owners of an aggregate of approximately 20.54% of the outstanding Voting Shares. The members of the American Securities Group acquired their initial ownership of Common Shares of the Company on November 30, 1988 when the Company became publicly owned by means of the pro rata distribution by Ametek, Inc. ("Ametek"), the former parent of the Company, of all of the Company's outstanding Common Shares to the stockholders of Ametek. Concurrently with such distribution, the Company commenced a rights offering which resulted in the issuance of $17,500,000 principal amount of the Company's 8% Convertible Subordinated Debentures due 2003 (the "Debentures"). Certain members of the American Securities Group acquired Debentures through the exercise of rights and pursuant to a standby purchase agreement with the Company. In addition, certain members of the American Securities Group acquired additional Common Shares and Debentures from time to time in open market transactions. On September 30, 1994, the members of the American Securities Group converted $6,859,000 principal amount Debentures beneficially owned by them (exclusive of those held as fiduciaries for persons or entities who are not proponents of the Merger) into 440,243 Preferred Shares, each of which is convertible into one Common Share and is entitled to one vote per share, voting together with the Common Shares as a single class, on the Merger. The members of the American Securities Group are primarily members of the family of William Rosenwald, trusts for the benefit of such persons, certain senior executives of American Securities, its affiliate American Securities, L.P. and other affiliated entities and members of their families and philanthropic foundations established by such persons. Members of the American Securities Group include three of the Company's six-member Board of Directors.

  In May 1993, representatives of the American Securities Group met with Hugh
H. Williamson, III, the President and Chief Executive Officer of the Company, and discussed the low market price for the Common Shares. Mr. Williamson expressed his reservations as to the Company's ability to successfully implement its then current strategic plan and, in particular, its ability to make appropriate acquisitions of other businesses to utilize its substantial excess cash. Mr. Williamson suggested to the American Securities Group that he review the strategic options available to the Company and its stockholders, including possible merger or business combination transactions. The representatives of the American Securities Group informed Mr. Williamson that they also would be reviewing their options regarding the American Securities Group's investment in the Company. Thereafter, the American Securities Group began to review what actions, if any, it should take in order to enhance shareholder value. In August 1993, representatives of the American Securities Group discussed with several potential institutional lenders the feasibility of obtaining financing for a merger transaction of the type now proposed. During August and September 1993, representatives of the American Securities Group also had general discussions with Mr. Williamson regarding such a transaction. In September 1993, Mr. Williamson advised representatives of the American Securities Group that he was interested in proceeding with such a transaction.

  At the regular meeting of the Board of Directors of the Company held on September 28, 1993, Mr. Williamson advised the Board of his interest in proposing, as a strategic alternative for the Company, a business combination transaction in which all outstanding publicly owned Common Shares would be acquired for cash. Mr. Williamson stated that he would proceed with such a transaction only if the American Securities Group would join with him in proposing the transaction. At Mr. Williamson's request, the Board established a Special Committee consisting of Messrs. William J. Catacosinos and Alan R. Gruber, the two members of the Board of Directors who are not employed by the Company and who are not affiliated with the American Securities Group, to consider the request of Mr. Williamson that the Board approve Mr. Williamson and the American Securities Group or certain members thereof becoming an "interested stockholder" within the meaning of Section 203 of the DGCL ("Section 203") and a similar provision in the Company's Certificate of Incorporation. Mr. Williamson made this request so that he and the American Securities Group could explore such a possible business combination transaction without such transaction becoming subject to the restrictions that might otherwise be applicable under Section 203 or the Certificate of Incorporation. At a special meeting of the Board of Directors held on October 19, 1993, the Board of Directors, based on the recommendation of the Special Committee made after consultation with independent legal counsel selected by the Special Committee, approved Mr. Williamson and the American Securities Group or certain members thereof becoming an "interested stockholder" solely as a result of any agreement, arrangement or understanding which may be reached by them with respect to a proposal for a business combination between the Company and an entity formed by them, provided that a written proposal for such a business combination was submitted to the Board of Directors prior to six months from the date of the meeting or such longer period as the Board, acting upon the recommendation of the Special Committee, may approve.

  In Amendment No. 12 to its Schedule 13D Statement, which was filed with the Commission on October 21, 1993, the members of the American Securities Group stated that they were considering various options with regard to their investment in the Company, including initiating or responding to proposals regarding (i) a merger or other business combination transaction pursuant to which the members of the American Securities Group or certain of them, together with current members of senior management or certain of them, would acquire the equity interest in the Company not held by them, (ii) the sale of certain of the Company's business units, (iii) the sale of the Company as a whole or (iv) the sale of all or a portion of the American Securities Group's investment in the Company. The Amendment also stated that Mr. Williamson had suggested that the American Securities Group consider a merger or business combination of the type referred to in clause (i) of the preceding sentence and had discussed the concept generally with certain members of the American Securities Group. The Amendment further stated that while the members of the American Securities Group intended to explore such a transaction with Mr. Williamson, they had no agreement, arrangement or understanding with him with respect thereto at that time.

  Thereafter, on November 1, 1993 the American Securities Group retained The Bridgeford Group ("Bridgeford") as its financial advisor in connection with its investment in the Company. During November 1993, representatives of the American Securities Group, together with Mr. Williamson, began to explore the availability of debt financing from various institutional lenders for a merger transaction in which the members of the Acquiring Group, together with certain members of the Company's senior management, would acquire the equity interest in the Company not owned by them. In connection with such a merger, the members of the Acquiring Group would contribute as equity all or a portion of the Common Shares and Debentures (or Preferred Shares issuable upon conversion thereof) owned by them and arrange for borrowings which, together with the cash and marketable securities of the Company, would be used to pay the cash merger consideration for the Common Shares not already owned by members of the Acquiring Group, to refinance the Company's outstanding $45 million of Senior Notes held by institutional investors and to pay related transaction expenses and provide for ongoing working capital needs. In early December 1993, the American Securities Group received preliminary proposals from two institutional lenders specializing in asset-based transactions to explore financing, with the due diligence expenses of such institutional lenders being borne by the American Securities Group. In accordance with these proposals, third parties selected by the lending institutions were engaged to prepare appraisals of the Company's machinery and equipment assets and real property assets and to perform an environmental compliance analysis. The Special Committee was advised of the retention of Bridgeford and these discussions and arrangements with potential lenders and it was suggested that the Special Committee retain an investment banking firm to act as financial advisor to the Special Committee in connection with any proposal which may be made by the American Securities Group for such a transaction.

  The members of the Special Committee met with representatives of two investment banking firms and, based on those meetings, selected Bear Stearns as their financial advisor, and retained Bear Stearns in such capacity pursuant to an engagement letter, dated December 13, 1993. Bear Stearns was instructed by the Special Committee to conduct a due diligence review of the Company so that it would be prepared to analyze any proposal which might be made by the American Securities Group. At that time, it was contemplated that the American Securities Group might secure an acceptable financing commitment and be in a position to make a proposal by late January 1994.

  During March 1994, representatives of Bear Stearns visited certain of the Company's facilities and held discussions with certain members of the Company's senior and operating managements to discuss the Company's operations, historical financial statements and prospects.

  Despite the extensive efforts of the American Securities Group to obtain a financing commitment, during the first quarter of 1994 the American Securities Group had received only one financing commitment from an asset-based institutional lender. Such commitment was insufficient in amount to finance an all cash merger proposal at a price which the American Securities Group and Bridgeford believed would be fair to the public stockholders of the Company. Thereafter, the American Securities Group renewed its efforts to obtain an acceptable financing commitment by approaching both additional institutional lenders and certain of the institutions it had previously solicited. At the regular meeting of the Board of Directors held on April 5, 1994, at the request of the American Securities Group and based upon the recommendation of the members of the Special Committee, the Board extended from April 19, 1994 until May 26, 1994 (the date of the next regularly scheduled meeting of the Board) the period during which the American Securities Group and Mr. Williamson would be afforded the opportunity to provide a written proposal for a business combination without becoming subject to the restrictions on such a transaction which would otherwise be applicable to an "interested stockholder" under
Section 203 and the Company's Certificate of Incorporation. At such meeting, the Board also adopted the Company's Key Employee Severance Plan pursuant to which the executive officers (including Mr. Williamson) and general managers of the Company would become entitled to receive severance benefits in an amount equal to 12 months salary continuation, annual bonus and certain health and welfare benefits, if their employment is terminated by the Company (other than for "cause") or by the employee for "good reason" (as defined) during the period of 24 months following a "change of control" (as defined) of the Company. For purposes of such Plan, a "change in control" is defined as the acquisition of 30% or more of the outstanding Common Shares by any person (other than the Company or any employee benefit plan or affiliate of the Company) and a change in the members of the Board of Directors, within any 24-month period, such that the individuals who at the beginning of such period constituted the Board cease to constitute a majority thereof. During the first quarter of 1994, representatives of the American Securities Group also continued to engage in negotiations with Mr. Williamson regarding his equity participation in Holdings Corp. and the other terms and conditions of his relationship and that of other members of the Company's management with such entity and the Company following the consummation of the merger transaction.

  Thereafter, the American Securities Group continued its efforts to obtain acceptable financing and on April 27, 1994 obtained an oral commitment from Chase. On April 28, 1994, Holdings Corp. delivered the following letter to the Board of Directors of the Company proposing a merger transaction under which the Acquiring Group would acquire all outstanding Common Shares not already owned by the Acquiring Group at a price of $13.125 per Common Share (the "Initial Proposal").

"April 28, 1994

Board of Directors Ketema, Inc. One Cherry Center 501 Cherry Street Denver, Colorado 80222

Attention: Special Committee

Dear Sirs:

  As you know, certain persons and entities affiliated with American Securities Corporation (the "Amseco Group") have been considering various options with regard to their investment in Ketema, Inc. (the "Company"). After careful deliberation, the Amseco Group hereby proposes to acquire all of the outstanding Common Stock of the Company not already owned by members of the group (the "Acquisition") at a price of $13.125 per share, payable in cash (the "Merger Consideration"). The Amseco Group beneficially owns approximately 21.2% of the outstanding Common Stock of the Company (including shares issuable upon conversion of debentures held by them).

  The Acquisition would be effected through a merger of a wholly-owned subsidiary of KTM Holdings Corp. ("Buyer") into the Company (the "Merger"). Buyer is a newly-formed Delaware company created to effect the Acquisition. Upon consummation of the Merger, the Company would become a wholly-owned subsidiary of Buyer. The Company's currently outstanding 8% Convertible Subordinated Debentures due 2003 which are not converted into Common Stock or Convertible Preferred Stock prior to the Merger would remain outstanding and, in accordance with their terms, would thereafter be convertible solely into the right to receive the cash Merger Consideration.

  Buyer has obtained an oral commitment from a bank to provide financing for purposes of the Acquisition. We anticipate that such financing, together with the Company's cash balances and marketable securities, will be sufficient to refinance the Company's existing institutional indebtedness, fund the Merger Consideration, pay transaction expenses and provide for ongoing working capital needs.

  Our proposal is subject only to (i) the negotiation and execution of a definitive merger agreement containing terms and conditions customary in transactions of this kind (including customary representations, warranties, covenants and conditions) (the "Merger Agreement"), (ii) approval by the holders of a majority of the outstanding shares of the Company's Common Stock,
(iii) Buyer reaching satisfactory agreements with the institutional investors holding the Company's outstanding $45 million principal amount of 11.12% Senior Notes due October 31, 2003 regarding the early retirement of such Notes, (iv) the receipt of any necessary governmental approvals, (v) Buyer reaching satisfactory arrangements with Hugh H. Williamson, III, Chief Executive Officer of the Company, regarding continuation of his current operating duties and the exchange of the convertible debentures and options presently held by him for an equity participation in Buyer and (vi) the funding of the working capital and term loans pursuant to the financing commitment. Our proposal is necessarily based on current market conditions and our assessment of the Company's businesses and assets as they exist today. We will have no obligation to the Company or its shareholders with respect to this proposal unless and until the Merger Agreement is executed. After such execution, the only obligations will be those set forth in the Merger Agreement.

  We are prepared to submit a draft Merger Agreement and to begin negotiating the Merger Agreement with the Special Committee of the Board and its counsel and financial advisors.

  We believe, based in part on the advice of our financial advisors, that the Merger Consideration is fair to the public shareholders of the Company. The Merger Consideration represents premiums of 20% and 22% over the average closing prices for the Company's Common Stock for the 10 trading day and 60 trading day periods, respectively, prior to October 21, 1993 when the Amseco Group filed an amendment to its Schedule 13D to disclose its consideration of, among other things, a merger of the type now proposed. The Merger Consideration also represents a multiple of 39 times net income per share of $.34 for the Company's fiscal year ended February 28, 1994.

  We request that the Company's Board of Directors consider the proposal as soon as possible. Our financial advisors, The Bridgeford Group, and our legal advisors, Stroock & Stroock & Lavan, are available to meet with the Special Committee and its counsel and financial advisors to discuss and answer any questions regarding our proposal. We look forward to a response at your earliest convenience.

                                          Very truly yours,

                                          KTM Holdings Corp.

                                              /s/ Michael G. Fisch
                                          By: _________________________

  Upon its receipt of the Initial Proposal, on April 28, 1994, the Company issued the following press release:

    "FOR IMMEDIATE RELEASE

    DENVER, CO--April 28, 1994--Ketema, Inc. (Amex-KTM) announced today that its Board of Directors has received a merger proposal from a group of stockholders who are affiliated with American Securities Corporation. Under the merger proposal, such stockholders would acquire all of the Common Stock of Ketema not already owned by them at a price of $13.125 per share in cash through a merger of a newly-formed corporation owned by them into Ketema.

    Ketema said that it understands that members of the American Securities group, which includes three Directors of Ketema, beneficially own approximately 21.2% of Ketema's outstanding Common Stock, including shares issuable upon conversion of debentures held by them. Ketema further said that its Board of Directors had appointed a Special Committee of Directors to consider any proposal which might be made.

    The American Securities group disclosed on October 21, 1993 in a Schedule 13D filing with the Securities and Exchange Commission that the group was considering various options with regard to its investment in the Company, including a merger of the type now proposed.

    Under the terms of the proposal, Ketema's 8% Convertible Subordinated Debentures due 2003 which are not converted into Common Stock prior to the merger would remain outstanding and, in accordance with their terms, would thereafter be convertible solely into the right to receive the cash merger consideration. Such Debentures are presently convertible into Ketema Common Stock at a conversion price of $15.58 per share.

    Ketema said that the proposed merger would be subject to, among other things, (i) the execution of a definitive merger agreement, (ii) approval by holders of a majority of Ketema's outstanding shares, (iii) the American Securities group reaching satisfactory agreements with the institutional investors holding Ketema's $45 million principal amount of outstanding senior notes regarding the early retirement of such notes, (iv) the receipt of all necessary consents and governmental approvals, (v) the group reaching a satisfactory agreement with the chief executive officer of Ketema regarding his continuation as CEO following the merger and (vi) funding pursuant to an oral financing commitment. Ketema said the group has advised that it has obtained an oral commitment from a bank to provide financing and that the group anticipates that such financing, together with Ketema's cash balances and marketable securities, will be sufficient to refinance Ketema's existing institutional indebtedness, fund the merger, pay transaction expenses and provide for ongoing working capital needs.

    Ketema said that there can be no assurance at this time as to whether or not any transaction will occur or as to the timing or terms of any transaction."

  On April 28, 1994, the American Securities Group filed with the Commission Amendment No. 13 to its Schedule 13D to disclose the Initial Proposal, the terms of the oral financing commitment of Chase, and the identity of those members of the American Securities Group who are the proponents of the merger transaction. The Amendment stated, among other things, that the current members of the American Securities Group beneficially owned an aggregate of approximately 21.2% of the outstanding Common Shares after giving effect to the conversion of Debentures owned by them and that certain other clients of American Securities, including certain persons who were reporting persons in Amendment No. 12 to the Schedule 13D filed on October 21, 1993 and who beneficially owned an aggregate of approximately 5.5% of the outstanding Common Shares after giving effect to the conversion of Debentures owned by them, were not proponents of the proposed merger transaction and that the Common Shares owned by such persons would, upon consummation of the proposed merger, be converted into the right to receive the same cash payment per Share as all other stockholders of the Company.

  Subsequent to April 28, 1994, seven class action lawsuits were commenced in the Delaware Court of Chancery relating to the Initial Proposal. See "SPECIAL FACTORS--Certain Litigation."

  On May 2, 1994, Bridgeford furnished representatives of Bear Stearns with a written analysis of the Company and of the Initial Proposal (the "Bridgeford Report") which had been prepared by Bridgeford. Among the financial data included in the Bridgeford Report were (i) Five Year Projections, Fiscal Years 1995-1999 prepared by the Company's management and furnished to the Company's Board of Directors in February 1994 (the "Five Year Management Projections");
(ii) the Company's Business Plan for its fiscal year ending February 28, 1995 which had been completed on March 30, 1994 (the "Fiscal 1995 Management Budget"); and (iii) the financial model prepared by American Securities in April 1994 and provided by it to prospective financing sources, including Chase (the "American Securities Projections"). See "SPECIAL FACTORS--Report of Financial Advisor of the American Securities Group" and "--Certain Projections."

  On May 5, 1994, the American Securities Group filed with the Commission Amendment No. 14 to its Schedule 13D to report, among other things, the receipt and acceptance of a written financing commitment from Chase relating to the proposed merger transaction and the inclusion of Mr. Williamson as a member of the Acquiring Group by reason of his joining with the other members thereof as a proponent of the Initial Proposal. The Amendment also reported the terms of an agreement, dated May 5, 1994, between Holdings Corp. and Mr. Williamson regarding (i) his continuation as Chief Executive Officer of the Company following consummation of the proposed merger, (ii) his equity participation in Holdings Corp., including the grant to him of restricted stock and options to purchase shares of Holdings Corp., (iii) the treatment of outstanding stock options and stock appreciation rights held by employees of the Company other than Mr. Williamson and the grant of options to purchase shares of Holdings Corp. to certain executive officers other than Mr. Williamson, (iv) the officers (other than Mr. Williamson) and general managers of the Company being offered the right to invest in equity securities of Holdings Corp. representing a maximum of up to 5% of its outstanding shares, in the aggregate, at the same purchase price paid by the other stockholders of Holdings Corp., (v) the composition of the Board of Directors of Holdings Corp., (vi) certain fees payable to an affiliate of American Securities and (vii) certain compensation matters with respect to management of the Company following consummation of the proposed merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

  Following the receipt of the Initial Proposal and the Bridgeford Report, the Special Committee met in person with representatives of Bear Stearns and of Skadden, Arps, Slate, Meagher & Flom, independent legal counsel to the Special Committee, on more than four occasions and held numerous telephonic conferences (both as a group and individually) throughout the period until the date of the Merger Agreement.

  On May 5, 1994, Mr. Gruber, having previously consulted with Dr. Catacosinos, met with Bear Stearns and counsel in order to establish the framework for the Committee's review of the Initial Proposal. At that meeting, the terms of the Initial Proposal were reviewed and Bear Stearns discussed the scope of its prior due diligence activities and the status of its information concerning the Company.

  On May 18, 1994, the Special Committee met to review the Initial Proposal as well as to receive Bear Stearns' preliminary views of the Initial Proposal. The Special Committee reviewed the terms of the Initial Proposal, including the terms and likelihood of the receipt of its financing and the arrangements reached between the American Securities Group and Mr. Williamson. The Special Committee also reviewed the Company's recent financial performance as well as its recent restructuring activities and discussed the issues associated with whether the Company would be able to capitalize on the steps it had taken over the past two years. The Special Committee discussed the composition of the Company's business and the difficulties associated with analyzing the value of each of its component units. Bear Stearns reviewed with the Special Committee its methods of evaluation of the proposed transaction as well as, among other things, a detailed review and analysis of the Five Year Management Projections. Bear Stearns did not present a detailed analysis of the Initial Proposal at this meeting but indicated its preliminary view, based primarily on its prior review of the fiscal 1995 forecasts made by the managements of the Company's individual business units (the "1995 Divisional Forecasts"), that it could not conclude that the Initial Proposal was fair from a financial point of view to the Company's stockholders other than the Acquiring Group. Bear Stearns advised the Special Committee that it needed further information in order to understand the difference between the 1995 Divisional Forecasts, the Five Year Management Projections and the American Securities Projections.

  Following such meeting, the Special Committee advised representatives of the American Securities Group that, based on the preliminary analysis of Bear Stearns, the Special Committee had preliminarily concluded that it could not favorably recommend the Initial Proposal, but that Bear Stearns needed to perform additional analyses and review the Bridgeford Report with Bridgeford and management of the Company. The Special Committee further advised representatives of the Acquiring Group that the Special Committee would not be in a position to render its report on the Initial Proposal until after the regular meeting of the Board of Directors scheduled to be held on May 26, 1994.

  On May 20, 1994, representatives of Bear Stearns met with representatives of Bridgeford to review the Bridgeford Report. At this meeting, the representatives of Bear Stearns questioned the Five Year Management Projections which reflected no growth in revenues after fiscal 1995 and no growth in EBITDA after fiscal 1996 and noted that such Projections and the American Securities Projections differed significantly, in terms of sales and operating margins, from the 1995 Divisional Forecasts made by the managements of the Company's individual business units in connection with the preparation of the Fiscal 1995 Management Budget. The Bridgeford representatives explained that the Five Year Management Projections had been prepared before the Fiscal 1995 Management Budget had been completed and assumed a zero level of inflation over the five-year period solely for purposes of the projections. The Bridgeford representatives also explained that forecasts made by the managements of the Company's individual business units in prior years had consistently proved to have been significantly overly optimistic and that, therefore, the Company's current senior management had made an overall downward adjustment to such forecasts for the current fiscal year as well as the prior fiscal year when incorporating them into the consolidated budgets prepared by senior management. At this meeting, Bear Stearns suggested that the Company's management be asked to develop an additional set of financial projections based on more optimistic operating assumptions, including inflation assumptions. The Bridgeford representatives agreed to work with the Company's senior management to develop such updated projections and furnish them to Bear Stearns as soon as possible.

  At the regular meeting of the Board of Directors held on May 26, 1994, the Special Committee did not report on its consideration of the Initial Proposal. At the suggestion of legal counsel for the Special Committee, the Board of Directors unanimously adopted resolutions to clarify the duties and responsibilities and the authority of the Special Committee. The Special Committee was authorized to take all plenary action it deemed necessary or appropriate to review, evaluate and reach a determination with respect to the Initial Proposal, including negotiations with respect to the terms of the Initial Proposal, and any other proposals to acquire the Company or all or substantial portions of its business or assets which may be received by the Company or the Special Committee, whether by active solicitation of such other proposals, public dissemination of information concerning the Initial Proposal or any such other proposals or otherwise (including furnishing of information concerning the Company to third parties in connection with any such other proposals), and negotiations with respect to the terms thereof. The Board also ratified the retention by the Special Committee of Skadden, Arps, Slate, Meagher & Flom as legal counsel to assist the Special Committee in its review and evaluation of the Initial Proposal and to assist the Special Committee and the Company in connection with all other legal matters relating to the Initial Proposal and any other proposals, and the retention by the Special Committee of Bear Stearns as financial advisor to the Special Committee to assist it and the Board of Directors in their review and evaluation of the Initial Proposal and any other proposals and to render a written opinion as to the fairness of the terms of the Initial Proposal or any other proposals to the Company's stockholders from a financial point of view. The Board of Directors also authorized and directed the officers of the Company to fully cooperate with the Special Committee and its advisors, including supplying all information requested by the Special Committee or its advisors, and directed the officers of the Company and members of the Board and each of their advisors to refer to the Special Committee any other proposals received by them.

  On June 2, 1994, Bridgeford delivered to the Special Committee and Bear Stearns the updated five-year projections (the "Optimistic Growth Case Projections") which senior management of the Company had developed with the assistance of representatives of Bridgeford. See "SPECIAL FACTORS--Report of Financial Advisor of the American Securities Group" and "--Certain Projections."

  On June 9, 1994, the Special Committee met with its financial and legal advisors. The Special Committee again reviewed the terms of the Initial Proposal and received Bear Stearns' report regarding their analysis of the Initial Proposal as well as their review of the Optimistic Growth Case Projections. Bear Stearns advised the Special Committee that in its view the per share price contained in the Initial Proposal was inadequate. Based in part on such advice, the Special Committee determined that the Initial Proposal was inadequate from a financial point of view and that it would not recommend such offer to the Company's stockholders. The Special Committee discussed the possibility that the Acquiring Group might withdraw the Initial Proposal in light of such determination, as well as the circumstances surrounding another expression of interest in the Company it had received from a third party.

  Following such meeting of the Special Committee, the Special Committee advised representatives of the Acquiring Group that Bear Stearns could not conclude that the Initial Proposal at $13.125 per Common Share was fair from a financial point of view to the Company's stockholders. Members of the Acquiring Group initially advised the Special Committee that they would consider their options, including possibly withdrawing the Initial Proposal, in light of such action, but subsequently advised that they planned to work at refining their analyses over the next several days until the next Board meeting, at which time they would decide whether they were prepared to submit a revised proposal. Thereafter, a special meeting of the Board of Directors was called for June 13, 1994 for the purpose of receiving the report of Bear Stearns and the recommendation of the Special Committee with regard to the Initial Proposal.

  At the special meeting of the Board of Directors held by telephone conference on June 13, 1994, representatives of Bear Stearns reported that based upon their review of financial and other information to date, they had advised the members of the Special Committee that in their opinion the Initial Proposal of $13.125 per Common Share was inadequate. The members of the Special Committee advised the meeting that, after considering the Bear Stearns report and discussing their own views regarding the Company, the Special Committee had concluded the Initial Proposal was inadequate. The Special Committee also reported that a third party had expressed a preliminary interest in acquiring the Company at a price higher than $13.125. A representative of the Acquiring Group advised the meeting that the Acquiring Group might be prepared to increase its proposal to an amount closer to $14.00 per Common Share than $13.00 per Common Share if the Special Committee were to indicate that it would be inclined to favorably consider such a proposal. The representative of the Acquiring Group suggested that Bear Stearns expedite any further analysis which it believed it needed to perform in order to evaluate such a possible increase in the Acquiring Group's proposal and advise the Acquiring Group later in the week as to whether Bear Stearns could recommend such an increased proposal, if made, to the Special Committee. The special meeting of the Board then adjourned to permit the Special Committee to meet separately with its financial and legal advisors. Thereafter, the meeting of the Board reconvened and the members of the Special Committee advised that they and the Special Committee's advisors were prepared to discuss an increased merger proposal with the Acquiring Group and its advisors, as well as exploring the other expression of interest it had received from a third party or any additional expressions of interest which it may thereafter receive. The Board of Directors directed management to issue promptly a press release regarding the Special Committee's determination that the Initial Proposal was inadequate.

  On June 13, 1994, following the conclusion of the special meeting of the Board of Directors, the Company issued the following press release:

    "FOR IMMEDIATE RELEASE

    KETEMA'S SPECIAL COMMITTEE MAKES INITIAL DETERMINATION

    Denver, CO, June 13, 1994--Ketema, Inc. (Amex-KTM) announced today that its Special Committee of Directors formed to review and evaluate the proposal received from the Amseco Group to acquire the shares of the Company's common stock not owned by them at $13.125 per share in cash has determined that the offer is inadequate from a financial point of view and that it would not recommend that stockholders approve the offer. The Amseco Group, which owns approximately 23% of the Company's outstanding stock, including shares issuable upon conversion of debentures held by the Group, consists of clients of American Securities Partners, L.P. and Hugh H. Williamson, III, the President and Chief Executive Officer of Ketema. Four members of the Amseco Group are directors of the Company. The Special Committee based its determination in part on the opinion of Bear, Stearns & Co. Inc., its financial advisor. The Special Committee has advised representatives of the Amseco Group of its determination and is continuing to discuss the proposal with the Amseco Group and its advisors, as well as exploring other expressions of interest which have been or may be received from third parties.

    Ketema, Inc., is a diversified, multi-product manufacturer that develops, designs, manufactures, and markets, domestically and internationally, a wide group of products for industrial and commercial markets."

  Later in the day on June 13, 1994, representatives of the Acquiring Group and Bridgeford met with representatives of Bear Stearns. At such meeting, the historical and projected performance of the Company on a consolidated basis and certain of the larger individual business units were discussed. The participants at the meeting also discussed the differences between the Optimistic Growth Case Projections and the American Securities Projections. It was explained that the American Securities Projections reflected greater EBITDA by reason of the assumed elimination of $500,000 of annual estimated general and administrative expenses which the Company would not incur as a privately-owned, as opposed to publicly-owned, corporation following the Merger, including the additional legal and accounting fees incurred in connection with the preparation of reports required to be filed with the Commission, the legal, accounting, printing and mailing costs of proxy materials and annual and other reports to stockholders, the cost of holding annual meetings of stockholders, higher state franchise taxes, certain insurance premiums and transfer agent and similar fees and expenses, and the assumption that the Company would not experience a cyclical downturn over the period of the projections. The overly optimistic nature of the forecasts historically made by the managements of the Company's individual business units, including the 1995 Divisional Forecasts and the adjustments thereto made by the Company's senior management, were explained by the representative of the Acquiring Group. In addition, the different views of the valuation of the Company by the Acquiring Group and the Bear Stearns representatives were discussed.

  During the evening of June 13, 1994, legal counsel for the Acquiring Group submitted to legal counsel for the Special Committee a draft of a proposed merger agreement, copies of which were also furnished to Company and wished to receive confidential information concerning the Company. Between June 14 and June 17, legal counsel for the Special Committee discussed the draft merger agreement in detail with the members of the Special Committee and the respective legal advisors negotiated the provisions of the draft merger agreement. During this period, successive revised drafts of such agreement were prepared and furnished to the Special Committee and its legal and financial advisors. In addition, counsel for the Special Committee received (and later advised the Special Committee of) an inquiry from an additional third party expressing a possible interest in acquiring the Company.

  On June 14, 1994 counsel for the Special Committee forwarded to counsel for the Company a form of confidentiality agreement the Special Committee intended to enter into on behalf of the Company with any third party who expressed interest in acquiring the Company.

  On June 16, 1994, Alan R. Gruber, on behalf of the Special Committee, advised by telephone a representative of the Acquiring Group that after consideration with its financial advisor, the Special Committee believed that an increased offer by the Acquiring Group to the $14.00 per Common Share range as suggested at the June 13th meeting would, if made, be inadequate. Mr. Gruber did not indicate what price the Special Committee would determine to be adequate. Thereafter, on June 17, 1994, representatives of Bridgeford met with representatives of Bear Stearns to discuss Bear Stearns' views that a price of $14.00 per Common Share would not be adequate. Following such meeting, the Bridgeford representatives advised representatives of the Acquiring Group that Bridgeford believed Bear Stearns would be able to opine that a price of between $14.50 and $15.00 per Common Share would be in the range of fairness.

  On June 20, 1994, representatives of the Acquiring Group and its financial and legal advisors met at the offices of Skadden, Arps, Slate, Meagher & Flom with Alan R. Gruber and the financial and legal advisors of the Special Committee. William J. Catacosinos participated in the meeting from time to time by telephone. At such meeting, the representatives of the Acquiring Group said it was prepared to increase its offer to $15.00 in cash per Common Share (the "Revised Proposal"), subject to Holdings Corp. receiving an amendment to the Chase financing commitment. The making of the Revised Proposal was also conditioned on reaching agreement on certain provisions of the proposed merger agreement which remained unresolved, including the circumstances under which Holdings Corp. would be entitled to reimbursement from the Company of Holdings Corp.'s out-of-pocket expenses in the event the merger was not consummated and the maximum dollar amount of such expense reimbursement obligation of the Company.

  Following such meeting, the Special Committee and its advisors met by conference telephone. Bear Stearns expressed its preliminary view that the price of $15.00 in cash per Common Share, if proposed, would be fair from a financial point of view to the Company's stockholders not affiliated with the Acquiring Group. Counsel for the Special Committee discussed the terms of the proposed merger agreement, both resolved and unresolved. The Special Committee discussed the importance of the merger agreement containing specific provisions which would allow it to negotiate with third parties who had, or might thereafter, express an interest in acquiring the Company and to terminate the merger agreement in such circumstances. Counsel also reviewed the fact that there were no other "lock up" type arrangements in the draft merger agreement. The Special Committee discussed the merger agreement, including the expense reimbursement request presented by the Acquiring Group and the circumstances under which it felt such reimbursement would be appropriate.

  Thereafter, legal counsel for the Special Committee advised the Acquiring Group and its advisors that Bear Stearns had indicated to the Special Committee that Bear Stearns was prepared to advise the Special Committee that the price of $15.00 in cash per Common Share to be received by the Company's stockholders (other than the Acquiring Group) pursuant to the Revised Proposal, if made, would be fair from a financial point of view to the Company's stockholders not affiliated with the Acquiring Group. Counsel for the Special Committee also advised that the Special Committee had scheduled a further meeting for the following day, June 21, 1994, in anticipation of receiving the Revised Proposal and to consider such Revised Proposal and the unresolved terms of the proposed merger agreement.

  On June 21, 1994, the Special Committee met by conference telephone with its financial and legal advisors to review the status of the Revised Proposal and the negotiations regarding certain terms of the merger agreement. Bear Stearns confirmed the preliminary view as to the adequacy of the Revised Proposal that it had expressed on the prior day. The Special Committee discussed the status of the Revised Proposal, including the likelihood that the conditions (including receipt of the required financing) to the Revised Proposal would be satisfied. Counsel reviewed with the Special Committee the status of negotiations concerning the proposed merger agreement, including the expense reimbursement provisions. Discussion then turned to the authority of the Special Committee under the proposed merger agreement to respond to other offers and expressions of interest by third parties. The members of the Special Committee were read the relevant provisions of the proposed merger agreement which set forth this authority. The Special Committee further noted that since the filing by the American Securities Group of Amendment No. 12 to its Schedule 13D in October 1993, information with respect to a possible transaction by the Acquiring Group was publicly available and that no lock-ups or other disincentives were put in the way of interested third parties beyond reimbursement to Holdings Corp. of certain of its expenses. Subject to limiting further the scope of the expense reimbursement provisions, the Special Committee determined, based in part on the advice of Bear Stearns, that the Revised Proposal was fair and in the best interests of the Company's stockholders other than the Acquiring Group and that it would recommend that the Board of Directors approve and adopt the Merger Agreement.

  Thereafter, a special meeting of the Board of Directors was held by conference telephone late in the day on June 21, 1994 (Mr. Gruber joined the call toward the end of the meeting). At such meeting, the representatives of the Acquiring Group confirmed that Holdings Corp. had received and accepted an amendment to the Chase financing commitment that satisfied the condition to the Acquiring Group making the Revised Proposal. A representative of Bear Stearns then reviewed with the Board of Directors such firm's analysis of the Revised Proposal, including the methodologies which such firm had employed in its analysis. He advised that Bear Stearns, subject to approval of its valuation committee, had concluded that the Revised Proposal at a price of $15.00 in cash per Common Share was fair from a financial point of view to the Company's stockholders other than the Acquiring Group. Dr. Catacosinos then advised the Meeting that the remaining provisions of the proposed merger agreement had been resolved to the satisfaction of the Special Committee and that the Special Committee had unanimously determined, based in part on the advice of Bear Stearns, that the Revised Proposal was fair and in the best interests of the Company's stockholders other than the Acquiring Group, and that it recommended to the full Board of Directors the $15.00 per Common Share price to be paid in connection with the Merger and the other terms of the Merger Agreement. The full Board of Directors then unanimously approved the Revised Proposal and the Merger Agreement. See "SPECIAL FACTORS--Recommendations of the Special Committee, the Board, and the Acquiring Group; Fairness of the Merger."

  The Company issued the following press release early on June 22, 1994:

    "FOR IMMEDIATE RELEASE

    KETEMA'S BOARD APPROVES REVISED MERGER PROPOSAL

    Denver, CO, June 21, 1994--Ketema, Inc. (Amex-KTM) announced today that its Board of Directors, based in part upon the recommendation of a Special Committee of independent Directors, has unanimously approved a revised merger proposal from the American Securities Group under which the members of such Group would acquire all of the Common Stock of Ketema not already owned by them at a price of $15.00 per share in cash through the merger of a newly-formed corporation owned by them into Ketema. The American Securities Group, which owns approximately 23% of the Company's outstanding stock, including shares issuable upon conversion of Debentures held by the Group, consists of clients of American Securities Partners, L.P., and Hugh
  H. Williamson, III, the President and Chief Executive officer of Ketema. Four members of the American Securities Group are Directors of the Company.

    The Special Committee based its recommendation in part upon the advice of Bear, Stearns & Co. Inc., its financial advisor, that the transaction is fair from a financial point of view to the Company's stockholders (other than the American Securities Group). As previously reported, the American Securities Group had submitted a proposal in April, 1994 for a similar transaction at a price of $13.125 per share in cash. On June 13, 1994, the Company announced that the Special Committee had determined that such prior offer was inadequate from a financial point of view and that it would not recommend that stockholders approve the offer.

    Under the terms of the definitive Merger Agreement executed today, the Special Committee has the authority to continue to explore other expressions of interest which have been or may be received from third parties. The Company, acting through the Special Committee, would have the right to terminate the Merger Agreement if the Board of Directors or the Special Committee recommends a competing transaction or withdraws its recommendation of the proposal of the American Securities Group.

    Ketema said that under the terms of the Merger Agreement, the merger is subject to, among other things, (i) approval by holders of a majority of Ketema's outstanding shares at a Special Meeting of Stockholders to be called for the purpose of considering the merger, (ii) funding pursuant to a bank financing commitment, which financing commitment would require, among other things, the American Securities Group reaching satisfactory agreements with the institutional investors holding Ketema's $45,000,000 principal amount of outstanding Senior Notes regarding the early retirement of such Notes, and (iii) the receipt of all necessary consents and governmental approvals.

    Upon consummation of the merger, Ketema's 8% Convertible Subordinated Debentures due 2003 which are not converted into Common Stock prior to the merger would remain outstanding and, in accordance with their terms, would thereafter be convertible solely into the right to receive the cash merger consideration. Such Debentures are presently convertible into Ketema Common Stock at a conversion price of $15.58 per share. However, it is the present intention of the American Securities Group to cause Ketema to redeem the Debentures at their redemption price, plus accrued interest, following consummation of the merger subject to availability of financing.

    Ketema, Inc. is a diversified, multi-product manufacturer that develops, designs, manufactures, and markets, domestically and internationally, a wide group of products for industrial and commercial markets."

  On June 27, 1994, Charterhouse, Inc. ("Charterhouse"), the investment banking firm representing the party that had initially expressed an interest in acquiring the Company, advised the Special Committee in writing that its client, Meggitt PLC, was no longer interested in pursuing its interest in the Company. Charterhouse did not provide any explanation of its client's loss of interest. The previous expressions of interest on the part of Meggitt PLC were made entirely by Charterhouse and involved a small number of communications with no discussions of substance.

  On the date of this Proxy Statement, Bear Stearns delivered a written opinion, dated the date hereof, a copy of which is attached as Annex C hereto, as to the fairness of the consideration from a financial point of view to be paid to the Company's public stockholders pursuant to the Merger. See "SPECIAL FACTORS--Recommendations of the Special Committee, the Board and the Acquiring Group; Fairness of the Merger."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE, THE BOARD AND THE ACQUIRING GROUP; FAIRNESS OF THE MERGER

  The Special Committee. At a meeting of the Special Committee of the Board of Directors on June 21, 1994, the Special Committee unanimously concluded that the Merger and the Merger Consideration are fair from a financial point of view to, and in the best interests of, the stockholders of the Company (other than to members of the Acquiring Group) and recommended to the Board of Directors that it approve the Merger Agreement based upon the following factors:

    (i) The opinion of the Special Committee's financial advisor to the effect that the Merger is fair, from a financial point of view, to the stockholders of the Company (other than to members of the Acquiring Group);

    (ii) The existing assets, financial condition and operations of the Company, including its relatively small size and market capitalization, its numerous small and diverse business units and the relatively mature markets that most of its products serve, as well as the Special Committee's judgment that in light of these factors and historical and projected levels of corporate overhead, the future growth prospects of the Company's various businesses were limited, as shown by the financial projections reviewed by Bear Stearns;

    (iii) The trading history of the Common Shares with particular emphasis on the relationship between the price to be paid pursuant to the Merger and the trading history of the Common Shares, including the fact that the consideration to be received pursuant to the Merger represents a premium of approximately 36.4% over the closing sales price on the AMEX on October 20, 1993, the last trading day before the filing of Amendment No. 12 to the
  Schedule 13D by members of the American Securities Group (see "SPECIAL FACTORS--Background of the Merger") and a premium of approximately 11.0% over the closing sales price on the AMEX on June 21, 1994, the last trading date preceding the press release by the Company announcing the receipt and acceptance of the Acquiring Group's Revised Proposal of $15.00 per Common Share (see "MARKET PRICE FOR THE COMMON SHARES");

    (iv) The fact that the terms of the Merger Agreement and the price to be paid were determined through arms' length negotiations between representatives of the Acquiring Group, on the one hand, and the Special Committee, on the other hand; and that as a result of these negotiations, the price to be paid was increased by the Acquiring Group on two occasions;

    (v) The terms and conditions of the Revised Proposal and the Special Committee's judgment that the transaction was highly likely to be consummated;

    (vi) The fact that the Special Committee had negotiated in the Merger Agreement the ability to respond to and negotiate with third parties who had previously expressed or might thereafter express an interest in acquiring the Company and, if appropriate, to terminate the Merger Agreement in light of such expressions of interest as well as the right to include such information in the public announcement concerning approval of the Merger Agreement (See "THE MERGER AGREEMENT--Other Potential Bidders"), as well as the fact that no "topping fees," which might deter third parties from making an offer to acquire the Company, were required to be paid to the Acquiring Group (other than payment of actual out-of-pocket expenses) in the event the Merger Agreement was terminated; and

    (vii) The risks that the Company would not be able to realize potentially greater values from various restructuring alternatives.

  In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the Merger and the Merger Consideration, the Special Committee did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal weight. As a general matter, the Special Committee believed that the factors discussed in paragraphs (i) through (vii) above supported its decision to approve the Merger.

  As described more fully under "--Background of the Merger" above, the Acquiring Group made the Initial Proposal of $13.125 per Common Share on April 28, 1994. On June 13, 1994, the Special Committee determined that the Initial Proposal was inadequate. A representative of the Acquiring Group then suggested that the Acquiring Group might increase their offer to the $14.00 per Common Share range. In response to that suggestion, on June 16, 1994, the Special Committee indicated to the Acquiring Group that such an increased offer by the Acquiring Group, if made, would be inadequate. On June 20, 1994, the Acquiring Group increased its offer to the Revised Proposal of $15.00 per Common Share. On June 21, 1994, the Special Committee determined that the Revised Proposal was adequate and recommended the Revised Proposal to the full Board of Directors. The full Board of Directors then unanimously approved the Revised Proposal and the Merger Agreement.

  As noted above, the Special Committee considered as an important element of its analysis, among the other factors described above, the analysis of its financial advisor as to the fairness of the Merger from a financial point of view. The Special Committee relied for its analysis upon the fairness opinion rendered by Bear Stearns after its review of the Optimistic Growth Case Projections, the Five Year Management Projections and the American Securities Projections, and the Special Committee expressly adopted the conclusion and analysis of Bear Stearns as its own (see "SPECIAL FACTORS-- Opinion of the Special Committee's Financial Advisor"). In its presentation to the Special Committee, Bear Stearns discussed the financial analysis it had conducted (described under "SPECIAL FACTORS--Opinion of the Special Committee's Financial Advisor") and indicated that such analysis supported its conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group. The Special Committee relied on the analyses performed by its financial advisor, Bear Stearns, which evaluated the Revised Proposal using several different financial analyses. Under each of these analyses (except for the Going-Concern Analysis--Comparison with Selected Acquisitions, which Bear Stearns believed was neutral relative to the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group), the Merger Consideration of $15.00 per Common Share was within the range of values reflected by such analysis. In its review of the analyses performed by Bear Stearns, the Special Committee did not study each of the six separate analyses individually but rather relied upon the summary and conclusions of Bear Stearns that the analyses, taken as a whole, supported the conclusion that the Merger is fair to the stockholders of the Company not affiliated with the Acquiring Group. The Special Committee did not consider it necessary to study each analysis individually but felt it was appropriate, given the expertise and reputation of Bear Stearns, to rely upon Bear Stearns' conclusions. See "SPECIAL FACTORS--Opinion of the Special Committee's Financial Advisor." Neither the Special Committee nor its financial advisor established a range of fair values for the Company as a whole. Given that the Revised Proposal had been the result of extensive negotiation between the Acquiring Group and the Special Committee and that no other third party expressed an interest in receiving confidential information about the Company, and also given the Special Committee's views that there were risks inherent in the Company's proceeding with any other restructuring alternative, the Special Committee believed that it was not necessary to determine a range of fair values for the Company as a whole but rather to evaluate the fairness of the Revised Proposal. The Special Committee determined that the factors discussed above indicated that the Merger Consideration of $15.00 per Common Share was a fair price. Accordingly, the Special Committee believed that the factors discussed above were supportive of its determination that the Merger is fair to the stockholders of the Company unaffiliated with the Acquiring Group. In addition, in considering alternatives of strategic acquisitions or management initiatives, the Special Committee noted that the Company's President had recently decided against strategic acquisitions or divestitures. The Special Committee felt that it was unlikely that the Company would embark upon any strategic acquisition program, and that such a task would be difficult given the diverse nature of the Company's various business units. It was felt that the alternative involving divestitures also could not be considered a timely alternative given the number and diverse nature of the Company's various business units. It was also noted by the Special Committee that the Company's defense manufacturing business was suffering from downward market conditions likely to be ongoing. In view of the foregoing, the Special Committee concluded that there could be no assurance that the Company's public stockholders would be able to realize any greater value per Common Share in an alternative transaction.

  The Special Committee considered each of the factors described in paragraphs
(i) through (vii) above and determined that they were supportive of its determination that the Merger is fair to the stockholders of the Company unaffiliated with the Acquiring Group. In its consideration of factor (ii) above, the Special Committee reviewed the financial information and projections provided to the Special Committee and took note that the relatively small size of the Company, the maturity of the markets it serves and the excess manufacturing capacity serving such markets not only presented risks to the Company from an operational standpoint, but also had the effect of limiting the opportunities for growth in the Company's existing business units. In further considering factor (ii), the Special Committee considered the difficulty the Company's businesses could face competitively; the fact that the Company's historical financial performance was generally unimpressive; the fact that in fiscal 1994, the Company failed to achieve budget, making future budgeted and projected operating results uncertain; the variance in fiscal 1994 between budget and the

Company's costs and expenses; and business concerns over the reliability of General Electric as a substantial customer in the Company's Aerospace Group and the deterioration of the quality of the relationship with this customer. For the same reasons, such operational risks were likely to present financing difficulties for the Company if it were to pursue a restructuring alternative, as well as for any third party interested in acquiring the Company who would require financing.

  In considering the trading history of the Common Shares discussed in factor
(iii) above, the Special Committee noted that since March 1, 1992, the market price for the Common Shares had not exceeded the Merger Consideration of $15.00 per Common Share other than during a brief period in 1993 immediately following the filing by the American Securities Group of Amendment No. 12 to its Schedule 13D stating that the American Securities Group was reviewing its options with respect to its interests in the Company.

  In considering factor (vii) above, the Special Committee recognized that other opportunities existed to attempt to increase stockholder value through management initiatives, divestitures, strategic acquisitions or share repurchases, increased dividends and other restructuring alternatives. Such alternatives were considered by the Special Committee in its evaluation of the Revised Proposal but were deemed less favorable than the Revised Proposal, given the Company's past performance, the risks that the Company would not achieve the projections of management, the substantial uncertainty regarding the potential value of a restructuring and other alternatives, the fairness of the Merger Consideration of $15.00 per Common Share, and the likelihood that the Merger would be consummated. In addition, in its consideration of factor
(vii) above, the Special Committee noted that the Company had recently been unsuccessful in accomplishing any strategic acquisitions, despite its stated intention to do so, and also despite the Company's accumulation of adequate financial resources to effect any such acquisitions.

  The Special Committee recognized that the interests of members of the Acquiring Group in the Merger are not the same as the interests of the other holders of Common Shares in the Merger. Although the Special Committee also recognized that adoption of the Merger Agreement does not require the affirmative vote of a majority of the Common Shares held by stockholders of the Company who are unaffiliated with the Acquiring Group, the Special Committee specifically noted that the members of the Acquiring Group beneficially own in the aggregate only approximately 21.63% of the outstanding Voting Shares and that the Merger must be approved by the holders of a majority of the Company's outstanding Voting Shares. The Special Committee recognized that it would therefore be necessary to obtain approval of the Merger by holders of more than 36.2% of the Voting Shares held by stockholders not affiliated with the Acquiring Group. This meant that a substantial number of the unaffiliated stockholders (although not a majority) would have to be convinced that the Merger should be approved. In the Special Committee's view, this need to obtain approval of over 36.2% of the unaffiliated stockholders was a substantial and meaningful requirement which, together with the other factors considered by the Special Committee as set forth herein, supported its conclusion that the Merger is fair even in the absence of the procedural safeguard of requiring that the Merger Agreement be approved by an affirmative vote of a majority of Voting Shares held by stockholders who are unaffiliated with the Acquiring Group. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Certain Relationships," "--Opinion of the Special Committee's Financial Advisor," "-- Certain Projections" and "MARKET PRICE FOR THE COMMON SHARES."

  The Special Committee also took note that throughout more than eight months of publicity concerning a potential transaction involving the Company prior to the execution of the Merger Agreement on June 21, 1994, no party other than the Acquiring Group expressed an interest in acquiring the entire Company (other than the preliminary third party indications of interest discussed above under "SPECIAL FACTORS--Background of the Merger"). Further, despite the Company's press releases of June 13 and June 22, 1994 and other public announcements of the proposed Merger, no third party gave a serious expression of interest with respect to a possible transaction involving the Company, nor did any third party (including those referred to herein) enter into a Confidentiality Agreement or otherwise take action with respect to a possible transaction.

  The right of the Special Committee to respond on behalf of the Company to other offers and expressions of interest by third parties was, to the Special Committee, an important aspect of the Merger Agreement. As a result of the Special Committee's insistence on this point in its negotiations with the Acquiring Group, the Special Committee retained the ability to respond to interested third parties even after the Merger Agreement was entered into by the Company. The Special Committee also obtained a right of the Company, acting through the Special Committee, to terminate the Merger Agreement if the Board of Directors or the Special Committee were to recommend a competing transaction or withdraw its recommendation of the Merger. See "THE MERGER AGREEMENT--Other Potential Bidders." The Special Committee also negotiated for the right to disclose in the June 22, 1994 press release announcing the Merger that the Special Committee was free to explore expressions of interest with third parties even after the Merger Agreement was executed. Given the repeated public announcements and the filing of Schedule 13D Amendments concerning the transaction, both before and after execution of the Merger Agreement, including announcements regarding the ability of the Special Committee to provide information to and negotiate with third parties, the Special Committee believed that any person having any interest in acquiring the Company would communicate with the Special Committee or its financial advisor. Under these circumstances, the Special Committee believed it was not necessary to conduct an active solicitation of proposals from third parties because such a solicitation would be unlikely to have any effect on whether or not third parties would become interested in acquiring the Company and would involve the incurrence of significant additional expense to the Company. The Special Committee recognized, however, that if an active solicitation had been undertaken and had resulted in one or more proposals from third parties, such proposals would be highly useful in evaluating the fairness of the Merger and might lead to a transaction affording greater value to the Company's public stockholders.

  In conclusion, the Special Committee believed that its arms-length negotiations with the Acquiring Group as described above, the matters discussed in factor (ii) above and its reliance on the analyses and opinion of Bear Stearns were the principal factors upon which the Special Committee based its conclusion that the Merger and the Merger Consideration are fair to, and in the best interests of, the stockholders of the Company not affiliated with the Acquiring Group. The Special Committee also believed that the possibility of realizing greater value for stockholders through an alternative transaction with a third party was, and continues to be, protected by the Special Committee's ongoing contractual power to negotiate with any third parties interested in pursuing an alternative transaction. See "THE MERGER AGREEMENT-- Other Potential Bidders."

  The Board. The Board of Directors of the Company has concluded that the Merger, including the Merger Consideration and the negotiation and structure of the Merger, is fair to the stockholders of the Company (other than the members of the Acquiring Group) and recommends that stockholders vote in favor of the Merger based upon the following factors: (i) the conclusions and recommendations of the Special Committee; (ii) the opinion of the Special Committee's financial advisor to the effect that the $15.00 per Common Share to be received in the Merger is fair from a financial point of view to the stockholders of the Company (other than the members of the Acquiring Group), which opinion of Bear Stearns the Board of Directors has adopted as its own, as well as the conclusion and analysis of Bear Stearns; (iii) the factors referred to above as having been taken into account by the Special Committee, which the Board of Directors adopts as its own, including the existing assets, financial condition and operations of the Company, the trading history of the Common Shares, the fact that the Special Committee had negotiated in the Merger Agreement the ability to respond to and negotiate with third parties and the risks that the Company would not be able to realize potentially greater values from various restructuring alternatives; and (iv) the fact that the Merger Consideration was the result of arm's-length negotiations between the Special Committee and members of the Acquiring Group and their respective legal and financial advisors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Consideration, the Board of Directors did not find it practicable to assign relative weights to the factors considered in reaching its decision, and, therefore, the Board of Directors did not quantify or otherwise attach relative weights to the specific factors considered by the Board.

  The Board of Directors has considered as an important element of its assessment the fairness opinion of the Special Committee's financial advisor. In its analyses, the Board of Directors recognized that adoption of the Merger Agreement does not require the affirmative vote of a majority of the Common Shares held by stockholders of the Company other than members of the Acquiring Group. The Board recognized that the interests of the members of the Acquiring Group in the Merger are not the same as the interests of the other holders of Common Shares in the Merger. Because Delaware law requires a merger agreement to be approved by a majority of the members of a Delaware corporation's board of directors, members of the Acquiring Group who serve on the Board of Directors, Alexander G. Anagnos, Charles D. Klein, Elizabeth R. Varet and Hugh H. Williamson, III, participated in the Board's vote to approve the Merger Agreement and recommend it to the Company's stockholders. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Certain Relationships," "--Opinion of the Special Committee's Financial Advisor," and "--Certain Projections."

  The Acquiring Group. The Acquiring Group has concluded that the Merger, including the Merger Consideration and the negotiation and structure of the Merger, is fair to the stockholders of the Company (other than the members of the Acquiring Group) based upon the following factors: (i) the conclusions and recommendations of the Special Committee and the Company's Board of Directors;
(ii) information provided to and discussed with members of the Acquiring Group in connection with the valuation analyses performed by Bridgeford; (iii) the fact that the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arm's-length good faith negotiations between the Special Committee and its advisors and the representatives of the Acquiring Group and its advisors; (iv) the fact that Bear Stearns issued a fairness opinion to the Special Committee to the effect that the Merger is fair from a financial point of view to the Company's public stockholders; (v) the fact that prior to the execution of the Merger Agreement there had been, and during the substantial period of time which would elapse between the announcement of the execution of the Merger Agreement and the consummation of the Merger following the Special Meeting of Stockholders to be held to vote upon the Merger there would be, more than sufficient time and opportunity for other persons to propose alternative transactions to the Merger and that the terms of the Merger Agreement authorize the Company to furnish information to and negotiate with third parties in response to unsolicited requests by such parties concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division thereof if the Special Committee deems such action is appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with legal counsel; and (vi) the other factors referred to above as having been taken into account by the Special Committee and the Company's Board of Directors, which the members of the Acquiring Group adopt as their own (see "SPECIAL FACTORS--Background of the Merger" and "--Opinion of the Special Committee's Financial Advisor"). The Acquiring Group took note of the fact that as of May 31, 1994, the Company's book value per Common Share outstanding, determined in accordance with generally accepted accounting principles, was $16.14 and the Company's book value per Common Share outstanding (adjusted for LIFO inventories of $9.7 million, net of combined federal and state income taxes at 40% or $3.9 million) was $17.80. Although these book value amounts were greater than the Merger Consideration of $15.00 per Common Share, the Acquiring Group believes that book value of common stock is not a reliable estimate of value as it is the result of the recording and amortization of historical receipts and costs and not a reflection of the current value of the Company on a per share basis, which the Acquiring Group believes is not greater than the Merger Consideration.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Consideration, the members of the Acquiring Group did not find it practicable to assign relative weights to the factors considered in reaching their decision, and, therefore, the members of the Acquiring Group did not quantify or otherwise attach relative weights to the specific factors considered by the Special Committee and the Company's Board of Directors. The members of the Acquiring Group recognized that their interests in the Merger are not the same as the interests of the other holders of Common Shares in the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Certain Relationships."

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

  The Special Committee of the Board of Directors of the Company retained Bear Stearns on December 13, 1993 to act as its financial advisor and to render an opinion to the Special Committee and the Board of Directors as to the fairness of the Merger, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group. On June 21, 1994, Bear Stearns rendered its financial advice to the Special Committee and the Board of Directors that with an increase of the consideration to $15.00 per Common Share, payable in cash, the Merger was fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group. Bear Stearns issued its formal opinion which has been updated to the date of this Proxy Statement.

  The full text of Bear Stearns' opinion, which sets forth certain assumptions made, certain procedures followed and certain matters considered by Bear Stearns, is attached as Annex C to this Proxy Statement. As set forth therein, Bear Stearns relied upon the accuracy and completeness of the financial and other information provided to it by the Company and further relied upon the assurances of management that it is unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform any independent appraisal of the assets of the Company. No limitations were imposed by the Special Committee or the Board of Directors of the Company with respect to the investigation made, or the procedures followed, by Bear Stearns in rendering its opinion, and the Company's management cooperated fully with Bear Stearns in connection therewith. Bear Stearns' opinion was based on market, economic and other conditions as they existed and could be evaluated at the date of the opinion. Bear Stearns did not recommend the amount of consideration to be paid in the Merger, which was determined through arm's-length negotiations between the Acquiring Group and the Special Committee. The discussion of the opinion in this Proxy Statement is qualified in its entirety by reference to the full text of such written opinion of Bear Stearns. STOCKHOLDERS ARE ENCOURAGED TO READ BEAR STEARNS' OPINION IN ITS ENTIRETY.

  In conducting its analysis and arriving at its opinion, Bear Stearns, among other things: (i) reviewed this Proxy Statement; (ii) reviewed the Company's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended February 28, 1993 and 1994 and its Quarterly Report on Form 10-Q for the period ended May 31, 1994; (iii) reviewed certain operating and financial information, including projections, provided to it by management relating to the Company's business and prospects; (iv) met with certain members of the Company's senior and operating managements to discuss its operations, historical financial statements and future prospects; (v) visited the Company's facilities in Bensalem, Pennsylvania, Denver, Colorado, El Cajon, California, Grand Prairie, Texas, and Odenton, Maryland; (vi) reviewed the historical stock prices and trading volume of the Common Shares; (vii) reviewed publicly available financial data and stock market performance data of public companies which it deemed generally comparable to the Company; (viii) reviewed the terms of recent acquisitions of companies which it deemed generally comparable to the Company; and (ix) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

  In connection with its opinion, Bear Stearns performed the following analyses: (1) analysis of historical market prices of the Common Shares; (2) going-concern analysis based on comparisons with other multi-industry, publicly-traded companies serving similar markets; (3) going-concern analysis based on comparisons with acquisitions of other multi-industry, publicly-traded companies serving similar markets; (4) pro forma capitalization of projected fiscal year 1995 EBITDA; (5) liquidation analysis; and (6) discounted cash flow analysis.

  Market Price Analysis. Bear Stearns reviewed the historical market price and volume relating to the Common Shares and noted the following: (i) during the twelve months ended June 21, 1994, the Common Shares traded between $9.875 and $15.75; (ii) the closing price on October 21, 1993, the day of the filing of Amendment No. 12 to the Schedule 13D by the members of the American Securities Group (see "SPECIAL FACTORS--Background of the Merger"), was $11.00 per Common Share; (iii) on October 22, 1993, the price per Common Share rose to $15.75 and closed at $15.125, the highest Common Share price since 1990; (iv) on April 26, 1994, the last trading day prior to public disclosure of the Initial Proposal, the closing price was $13.00 per Common Share; and (v) on June 14, 1994, one day after the announcement of the Special Committee's rejection of the Initial Proposal, the closing price of the Common Shares was $13.375 per Common Share. In reviewing this information, Bear Stearns noted that since March 1, 1992, the market price for the Common Shares had never exceeded the Merger Consideration except during the brief period in 1993 immediately following the filing by the American Securities Group of Amendment No. 12 to its Schedule 13D stating that the American Securities Group was reviewing its options with respect to its interests in the Company. Bear Stearns also noted that the Merger Consideration represented a premium of 36.4% over the closing market price of $11.00 per Common Share immediately prior to the filing of such Amendment to the American Securities Group's Schedule 13D. Bear Stearns believed that this analysis supported the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  Going-Concern Analysis--Comparison with Selected Publicly Traded Companies. Bear Stearns reviewed and compared the financial and market performance of the Company to the financial and market performance of Vishay Intertechnology, Inc., Ametek, Inc., Varlen Corporation, Core Industries Inc. Pacific Scientific Company and SL Industries Inc. (the "Comparable Companies" and, collectively with the Company, the "Comparable Group"), six publicly traded multi-industry corporations that Bear Stearns believed were comparable in certain respects to the Company. Although the Comparable Companies were considered similar to the Company in some respects, none of the Comparable Companies possessed the same make-up, combination of businesses or other characteristics identical to those of the Company. For each member of the Comparable Group, Bear Stearns examined certain publicly available financial data, including net sales, EBITDA, earnings before interest and taxes ("EBIT"), net income, earnings per share, profit margins and compounded annual growth rates. Bear Stearns examined balance sheet items of each company, earnings forecasts (if available) and the relative trading performance of the various companies' common stock. In addition, with respect to each member of the Comparable Group, Bear Stearns calculated the ratios of (i) the market price per share of common stock (using the Merger Consideration of $15.00 per Common Share in the case of the Company) to latest twelve months ("LTM") earnings per share, projected 1994 earnings per share (which projections were available for each member of the Comparable Group except SL Industries Inc.) and projected 1995 earnings per share (which projections were available for each member of the Comparable Group except SL Industries Inc. and Core Industries Inc.) and (ii) the market capitalization (defined as the total market value of a company's common stock outstanding, plus its debt at par, minus its cash and cash equivalents) to LTM net sales, LTM EBITDA and LTM EBIT. The Company (i) was the next to smallest company in terms of net sales; (ii) had the lowest or next to lowest profit margins; and
(iii) had the lowest four-year sales growth and a negative growth rate in EBIT, which was worse than four of the Comparable Companies. The ratios of the Merger Consideration to the Company's LTM earnings per share, projected 1994 earnings per share and projected 1995 earnings per share were all higher than for all of the Comparable Companies for which data was available. The ratios of market capitalization to LTM net sales, LTM EBITDA and LTM EBIT for the Company were, respectively, lower than all the Comparable Companies, lower than all the Comparable Companies but one, and above the harmonic mean of the Comparable Companies.

  More specifically, this analysis indicated, among other things, that (i) LTM net sales ranged from $73.3 million to $854.8 million for the Comparable Companies, as compared to $124.6 million for the Company; (ii) LTM EBIT margin ranged from 4.2% to 8.8% for the Comparable Companies, as compared to 3.0% for the Company and a mean of 6.7% for the Comparable Companies; (iii) LTM EBITDA margin ranged from 6.8% to 14.2% for the Comparable Companies, as compared to 7.9% for the Company and a mean of 10.9% for the Comparable Companies; (iv) four year sales compounded annual growth rate ranged from -6.3% to 19.8% for the Comparable Companies, as compared to -9.6% for the Company and a mean of 4.3% for the Comparable Companies; (v) four year EBIT compounded annual growth rate ranged from -17.9% to 16.2% for the Comparable Companies, as compared to - 6.5% for the Company and a mean of 0.3% for the Comparable Companies; (vi) market price as a multiple of LTM earnings per share ranged from 9.5x to 24.2x for the Comparable Companies, as compared to 373.1x for the Company and a harmonic mean of 15.2x for the Comparable Companies; (vii) market price per share as a multiple of projected 1994 earnings per share ranged from 9.8x to 17.0x for the Comparable Companies, as compared to 31.6x for the Company and a harmonic mean of 12.8x for the Comparable Companies; (viii) market price per share as a multiple of projected 1995 earnings per share ranged from 9.0x to 14.1x for the Comparable Companies, as compared to 62.1x for the Company (22.9x for the Company on a pro forma basis assuming the repayment of the $45 million principal amount of the Senior Notes and associated reduced interest expense) and a harmonic mean of 11.8x for the Comparable Companies; (ix) market capitalization as a multiple of LTM sales ranged from 0.5x to 1.2x for the Comparable Companies, as compared to 0.4x for the Company and a harmonic mean of 0.7x for the Comparable Companies;
(x) market capitalization as a multiple of LTM EBIT ranged from 6.8x to 16.5x for the Comparable Companies, as compared to 14.3x for the Company and a harmonic mean of 10.8x for the Comparable Companies; and (xi) market capitalization as a multiple of LTM EBITDA ranged from 4.5x to 9.2x for the Comparable Companies, as compared to 5.3x for the Company and a harmonic mean of 6.9x for the Comparable Companies. In evaluating an acquisition proposal from a financial point of view based on a comparison of the subject company with comparable companies, Bear Stearns' normal practice is to compare (i) the subject company's financial performance vis a vis the financial performance of the comparable companies with (ii) the subject company's market price and market capitalization multiples (based on the proposed acquisition price) vis a vis the market price and market capitalization multiples of the Comparable Companies. The results of the analysis of the Comparable Companies demonstrated to Bear Stearns that although, when compared to the Comparable Companies, the Company's actual market capitalization was low in relation to the Company's financial performance (as measured by LTM net sales, LTM EBITDA and LTM EBIT), the Merger Consideration of $15.00 per Common Share, when compared to the market price of the common stock of the Comparable Companies, was high in relation to the Company's financial performance (as measured by LTM earnings per share, projected 1994 earnings per share and 1995 earnings per share). Bear Stearns believed that such lower actual market capitalization multiples for the Company reflected the lower profitability and performance of the Company in relation to the Comparable Companies. Accordingly, Bear Stearns believed that this analysis supported the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  Going-Concern Analysis--Comparison with Selected Acquisitions. Bear Stearns reviewed the consideration paid or proposed to be paid in connection with the publicly-disclosed acquisitions of Fischer & Porter Company, Mark Controls Corp., Autotrol Corporation, Rexnord Corporation, Eldec Corp. and Sun Electric Corporation (collectively, the "Acquired Companies"), six publicly traded multi-industry corporations that Bear Stearns believed were comparable in certain respects to the Company. Although the Acquired Companies were considered similar to the Company in some respects, none of Acquired Companies possessed the same make-up, combination of businesses or other characteristics identical to those of the Company. For each company, Bear Stearns examined certain publicly available financial data, including net sales, EBIT, EBITDA, net income and earnings per share. Bear Stearns calculated the ratio of the acquisition price of each company's stock (using the Merger Consideration of $15.00 per Common Share in the case of the Company) in relation to LTM earnings and the ratio of the market capitalization of each company to its LTM net sales, LTM EBIT and LTM EBITDA. The Company had the highest multiple of LTM earnings, the lowest multiple of LTM sales and EBITDA, and the next to lowest multiple of EBIT.

  More specifically, this analysis indicated, among other things, that (i) the aggregate acquisition price for stock of the Acquired Companies ranged from $44.3 million to $414.7 million, as compared to $52.4 million for Company; (ii) the market capitalization of the Acquired Companies ranged from $41.5 million to $813.8 million, as compared to $52.6 million for the Company; (iii) market capitalization as a multiple of LTM sales ranged from 0.6x to 1.5x for the Acquired Companies, as compared to 0.4x for the Company; (iv) market capitalization as a multiple of LTM EBIT ranged from 11.8x to 33.4x for the Acquired Companies (with such multiple not being calculated for two of the Acquired Companies due to negative LTM EBIT), as compared to 14.3x for the Company; (v) market capitalization as a multiple of LTM EBITDA ranged from 8.5x to 18.3x for the Acquired Companies, as compared to 5.3x for the Company; and
(vi) acquisition price as a multiple of LTM earnings ranged from 24.3x to 67.7x for the Acquired Companies (with such multiple not being calculated for two of the Acquired Companies due to negative LTM earnings), as compared to 373.1x for the Company. In evaluating an acquisition proposal from a financial point of view based on a comparison of the subject acquisition with other acquisitions, Bear Stearns' normal practice is to compare the subject company's market price and market capitalization multiples with the market price and market capitalization multiples of the other acquired companies, in each case based on the acquisition price paid or proposed to be paid. The results of the comparison of the Company with the Acquired Companies demonstrated to Bear Stearns that although the Merger Consideration of $15.00 per Common Share was relatively high in relation to the Company's LTM earnings, it was relatively low in relation to the Company's LTM sales, LTM EBITDA and LTM EBIT, in each case as compared to the per share acquisition price of the Acquired Companies. Accordingly, Bear Stearns believed that this analysis was neutral relative to the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  Pro Forma Capitalization of Projected Fiscal Year 1995 EBITDA. In this analysis, Bear Stearns estimated the going-concern value of the Common Shares by multiplying the Company's projected fiscal year 1995 EBITDA by multiples ranging from 4.0x to 5.5x and adjusting such products to reflect the Company's financial assets and liabilities. Bear Stearns believed that the 4.0x to 5.5x EBITDA multiple range was appropriate in light of a variety of factors, including the Company's current and expected performance and the market for companies similar to the Company and its subsidiaries. The adjustments made by Bear Stearns were (i) additions totaling $75.6 million to reflect the Company's cash and cash equivalents, the estimated market value of certain discontinued operations, the estimated market value of the Company's investment in Pine Street Partners, L.P., a risk arbitrage partnership, the tax benefit associated with the Company's net operating losses and the assumed proceeds from the exercise of the Company's outstanding stock options; (ii) deductions totalling $52.4 million to reflect the assumed payment of the principal amount of, accrued interest on, and prepayment penalty associated with, the Senior Notes (which will be refinanced in connection with the Merger); and (iii) in estimates using the 4.0x and 4.5x multiples only, deductions totalling $14.7 million to reflect the redemption of the Debentures (in the remaining estimates the Debentures were assumed to be converted). The imputed value per Common Share ranged from $13.39 to $17.24. Because the Merger Consideration of $15.00 per Common Share fell in the middle of the range of imputed values, Bear Stearns believed that this analysis supported the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  Liquidation Analysis. The Company's book value per Common Share outstanding based on generally accepted accounting principles was $16.32 as of February 28, 1994. Although this book value is greater than the Merger Consideration of $15.00 per Common Share, book value of common stock is not normally considered a reliable estimate of value as it is the result of the recording and amortization of historical receipts and costs and not a reflection of current values. Bear Stearns estimated the net asset value of the Company assuming the liquidation of all the Company's assets and liabilities at their current estimated realizable values. Bear Stearns' analysis was based in part on certain estimates of fair market values provided to Bear Stearns by the Company as well as appraised values for certain machinery and real estate also supplied by the Company. In this analysis receivables were discounted by 20%, inventories were discounted by 50% and no value was ascribed to intangible assets. Bear Stearns concluded that a liquidation of the Company would result in a net asset value of approximately $6.71 before consideration of the risk, time and expense of liquidation. Because the Merger Consideration of $15.00 per Common Share was more than double the net asset value as estimated by Bear Stearns, Bear Stearns believed that this liquidation analysis supported the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  Discounted Cash Flow Analysis. Bear Stearns prepared a discounted cash flow analysis based upon the American Securities Projections, which were adjusted so that the analysis (i) used minimum cash balances of $4.0 million not incorporated in the American Securities Projections; (ii) assumed that the Company would continue as a public reporting entity; (iii) ignored the Merger financing reflected in the American Securities Projections but assumed prepayment of the Senior Notes; and (iv) assumed both a larger amount and a faster use of the Company's NOLs for tax purposes. Bear Stearns used the American Securities Projections as opposed to the Company's projections because
(i) the American Securities Projections were believed to be credible in that they were used to secure financing for the proposed Merger and
(ii) the American Securities Projections were more optimistic than the Company's projections. Bear Stearns used minimum cash balances of $4.0 million because Bear Stearns was informed by the Company that this was the minimum cash required to be on hand to meet the Company's day-to-day needs. The net effect of this cash balance assumption was to slightly reduce the net present value per share. Bear Stearns ignored the Merger financing but assumed prepayment of the Senior Notes because Bear Stearns wished to estimate the net present value per share before consideration of the effects of the Merger but giving consideration to the proposed prepayment of the Senior Notes which would increase the net present value per share. Bear Stearns assumed both a larger amount and faster use of the Company's NOL's for tax purposes which would also increase the net present value per share. Based on terminal value multiples of 4.0x to 5.5x projected fiscal year 1999 EBITDA and discount rates of 13.0% to 17.0%, the imputed value of the Common Shares was between $13.22 and $17.40 per Common Share. Bear Stearns believed that the 4.0x to 5.5x EBITDA multiple range was appropriate in light of a variety of factors, including the Company's current and expected performance and the market for companies similar to the Company and its subsidiaries. Bear Stearns believed that the 13% to 17% discount rate was appropriate based upon a variety of factors including estimates of the Company's cost of equity capital based upon the capital asset pricing model and its publicly reported beta. In reviewing the results of its discounted cash flow analysis, Bear Stearns noted that the Merger Consideration of $15.00 per Common Share fell in the middle of the range of imputed values of the Common Shares. Accordingly, Bear Stearns believed that this discounted cash flow analysis supported the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  Bear Stearns also prepared a discounted cash flow analysis based upon the preceding model with two additional adjustments: both revenues and capital expenditures were increased using a 5% annual growth rate as opposed to the 3% annual growth rate used in the American Securities Projections. The purpose of this analysis was to test the sensitivity of the estimated discounted cash flow values to the possibility that the Company might grow faster than projected in the American Securities Projections. The imputed value per Common Share was between $13.80 and $18.35. Because the Merger Consideration of $15.00 per Common Share fell in the middle of this range, Bear Stearns believed that this analysis further supported the conclusion that the Merger is fair, from a financial point of view, to the holders of Common Shares unaffiliated with the Acquiring Group.

  A copy of Bear Stearns' written presentation to the Special Committee has been filed as an Exhibit to the Schedule 13E-3. Copies will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or the representative of such stockholder who has been designated in writing as such by such stockholder. The summary set forth above of the analyses prepared by Bear Stearns does not purport to be a complete description of Bear Stearns' analyses. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the factors considered and analyses performed by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, Bear Stearns made numerous assumptions which Bear Stearns and the Special Committee considered reasonable with respect to the Company's industry, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained therein are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of value for companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Bear Stearns assumes no responsibility for their accuracy.

  Bear Stearns is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Special Committee chose Bear Stearns as its financial advisor based upon Bear Stearns' qualifications, expertise and reputation. For its services as financial advisor to the Special Committee, the Company has paid Bear Stearns a fee of $350,000. The Company has also agreed to indemnify Bear Stearns against certain liabilities and to reimburse Bear Stearns for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of its counsel). In the ordinary course of its business, Bear Stearns may actively trade in securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

REPORT OF FINANCIAL ADVISOR OF THE AMERICAN SECURITIES GROUP

  American Securities has neither requested nor received any opinion from Bridgeford, or any other outside party, as to the fairness of the Merger Consideration to the Company's public stockholders. However, since it was retained by American Securities pursuant to a letter agreement dated November 1, 1993, Bridgeford undertook and reported the results of certain analyses relating to the value of the Common Shares to assist American Securities in connection with its deliberations as to what action, if any, it should take with respect to its interest in the Company. In preparing such analyses, Bridgeford, among other things: (i) reviewed the Company's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended February 28, 1993 and 1994 and its Quarterly Report on Form 10-Q for the period ended November 30, 1993; (ii) reviewed certain operating and financial information including projections and monthly reports to the Company's Board of Directors provided to it by senior corporate management relating to the Company's business and prospects; (iii) met with certain members of the Company's senior corporate management to discuss its operations, competitive position, historical financial performance and future prospects; (iv) reviewed the historical stock prices and trading volume of the Common Shares and comparative historical prices of various stock market indices; (v) reviewed publicly available financial data and stock market performance data for public companies which it deemed generally comparable to the Company; (vi) reviewed the terms of recent acquisitions of companies which it deemed generally comparable to the Company; and (vii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Bridgeford relied on the accuracy of information provided by American Securities and senior corporate management of the Company. Bridgeford did not independently verify such information. Following the Initial Proposal, American Securities requested that Bridgeford provide to the Special Committee, Bear Stearns and Skadden, Arps, Slate, Meagher & Flom, a report detailing certain analyses relating to the value of the Common Shares which American Securities had considered in developing the Initial Proposal. Bridgeford delivered this report (the "Bridgeford Report") on May 2, 1994. The Bridgeport Report included the following analyses: (1) Historical Stock Trading and Financial Statement Analysis; (2) Comparable Company Analysis based on comparisons with other diversified, multi-industry, publicly-traded companies believed to have characteristics similar to that of the Company; (3) Comparable Transaction Analysis based on comparisons with acquisitions of other diversified, multi-industry companies believed to have characteristics similar to those of the Company; (4) Discounted Cash Flow Analysis; and (5) Leveraged Buyout Analysis. Bridgeford is of the view that these methodologies are generally among the most relevant for valuing a Company and its securities. The following is a brief summary of the Bridgeford Report.

  Historical Stock Trading and Financial Statement Analyses. Bridgeford reviewed and analyzed historical trading prices and volumes for the Common Shares as well as selected historical balance sheet and income statement information for the Company. The Initial Proposal represented a 20% premium over the unaffected market price of Common Shares prior to the filing of the 13D Amendment by the American Securities Group on October 21, 1993, and placed a higher value on the Common Shares than at any time since mid-1990, excluding the period from October 21, 1993 to the date of the Initial Proposal. (The Revised Proposal represents a 37% premium over the unaffected market price of the Common Shares). Such analysis also indicated that the Common Shares had significantly under-performed relevant industrial indices, including the NASDAQ Composite, Standard & Poor's Industrial and Standard & Poor's Manufacturing (Diversified Industrials). Bridgeford's analysis also noted that the Company's financial performance since it had been publicly owned had generally been inconsistent and weak on an absolute basis and relative to a group of publicly-traded companies that Bridgeford deemed to have businesses similar to those of the Company. Bridgeford further noted that the Company underperformed its fiscal year 1994 Budget.

Bridgeford was of the view that the premium represented by the Initial Proposal was significant versus benchmarks deemed relevant by Bridgeford in light of the Company's relatively weak historical stock market and financial performance.

  Comparable Company Analysis. Bridgeford conducted an analysis of selected companies with diverse businesses believed to have characteristics similar to those of the Company. These companies included Arx, Inc., Curtiss-Wright Corporation, Esterline Technologies Corporation, Heico Corporation, Hi-Shear Industries Inc., Moog Inc., TransTechnology Corporation and Wyman-Gordon Company (the "Selected Companies"). Bridgeford analyzed certain multiples derived from the historical stock price, earnings and other information for the Selected Companies. Such analyses indicated that, with respect to the Selected Companies, the mean and median (excluding values deemed extreme by Bridgeford) aggregate total market capitalization (market value of equity plus total debt, preferred stock and minority interests, less cash and cash equivalents) for the Selected Companies as a multiple of their LTM operating income, operating cash flow (operating income plus depreciation and amortization), free cash flow (operating cash flow less capital expenditures) and net book capital (book value of common equity plus total debt, preferred stock and minority interests, less cash and cash equivalents) ranged from 8.6x to 9.2x, 5.4x to 6.1x, 7.4x to 8.3x and 0.9x to 1.0x, respectively. Bridgeford also analyzed equity market capitalization multiples based on earnings per share and book values, but deemed these less relevant than aggregate market capitalization multiples. Aggregate market capitalization multiples were then applied to the Company's adjusted estimated actual fiscal year 1994 results. Adjustments were determined by Bridgeford through analysis of the Company's interim monthly reports to the Board of Directors and through discussions with management, and were undertaken to reflect what Bridgeford viewed as being the Company's recurring earnings from operations. Earnings deductions included the elimination of profits in the Aerospace & Electronics division that were deemed to have been more closely associated with prior years' activities, the elimination of favorable LIFO effects and various insurance-related adjustments. Earnings add-backs included the elimination of certain losses in the American Innovations division, the elimination of losses attributable to Aldan Machining and the elimination of non-recurring consultants fees. Bridgeford determined that normalized estimated operating income in fiscal year 1994 was $5.0 million, compared to $5.6 million ultimately reported by the Company in its audited fiscal year 1994 Consolidated Statements of Operations. Adjusted operating cash flow and free cash flow were determined to be $11.3 million and $6.7 million, respectively. Bridgeford's Comparable Company Analysis indicated an implied value range for the Company's Common Shares on a fully-diluted basis of $11.87 to $17.67 per Common Share based on the application of mean and median aggregate market capitalization multiples for the Selected Companies to the Company's adjusted estimated fiscal year 1994 financial results. Bridgeford noted that the Initial Proposal was at a price within this implied value range.

  Comparable Transaction Analysis. Bridgeford also conducted analyses of transactions involving companies with diverse businesses believed to have characteristics similar to those of the Company (the "Selected Transactions"). As with the Comparable Company Analysis, Bridgeford analyzed certain multiples derived from the purchase price, target company earnings and other information pertaining to the Selected Transactions. Such analyses indicated that, with respect to the Selected Transactions, the mean and median (excluding values deemed extreme by Bridgeford) aggregate consideration paid as a multiple of the transaction targets' LTM operating income, operating cash flow, free cash flow and net book capital ranged from 6.2x to 6.3x, 4.7x to 4.9x, 4.6x to 4.8x, and 0.9x flat, respectively. Bridgeford's Comparable Transaction Analysis indicated an implied value range for the Company's Common Shares on a fully-diluted basis of $8.46 to $14.85 per Common Share based on the application of mean and median aggregate consideration multiples for the Selected Transactions to the Company's adjusted estimated fiscal year 1994 financial results. Bridgeford noted that the Initial Proposal was at a price toward the upper end of this implied value range.

  Discounted Cash Flow Analysis. Bridgeford conducted a discounted cash flow ("DCF") analysis on the Five Year Management Projections for the purpose of estimating the Company's stand-alone asset value. The DCF was conducted by discounting two components: (1) the projected future unleveraged after-tax cash flows of the Company over a period from fiscal year 1995 to fiscal year 1999, and (2) the terminal asset value of the

Company at the end of fiscal year 1999 based on a multiple of 1999 projected EBIT. Bridgeford discounted these components using a range of discount rates between 15.0% and 20.0%, which were deemed an appropriate reflection of the Company's weighted average cost of capital based on a review of the Company's asset beta, the historical market risk premium for small capitalization equities, and current and prospective long-term interest rates on U.S. government securities. The terminal asset value was calculated by multiplying 1999 projected EBIT by multiples of 9.0x to 10.0x, which were determined in part by a review of the Selected Companies. To the sum of the two discounted components described herein, Bridgeford added the book value of cash and marketable securities and the Company's investment in Pine Street Partners L.P., a risk arbitrage partnership, and subtracted the book values of debt and accrued interest on the Company's unaudited February 28, 1994 balance sheet. After accounting for the exercise of options and the conversion of convertible subordinated debt where appropriate, this methodology produced an estimated fully diluted equity value per Common Share ranging from $10.25 to $12.68. Bridgeford noted that the Initial Proposal was at a price which was in excess of the Company's stand-alone value as determined by the DCF analysis.

  Leveraged Buyout Analysis. Bridgeford undertook an analysis of the prospective equity returns to a financial investor in a leveraged acquisition of the Company assuming a per share purchase price for the Company of $13.125, an initial equity investment of $15 million, and the realization the Five Year Management Projections with the following adjustments: annual income attributable to Pine Street Partners, L.P. was deducted to reflect the fact that the liquidation of Pine Street would be required to fund the merger consideration, cost savings related to the operation of the Company as a private entity were added, and an adjustment was made to cash flows from changes in working capital to reflect the pre-funding of workers compensation claims which was being contemplated by the Acquiring Group. Terminal asset values were based on multiples of fiscal year 1999 EBIT of 7.0x to 8.0x which were determined in part by a review of the Selected Companies and Selected Transactions. Bridgeford's analysis indicated that a five-year pre-tax return to common equity investors before equity concessions to financing sources and management was expected to be in the range of 15% to 19%. In Bridgeford's view, the Initial Proposal was at a price which it considered to be at the upper end of possible leveraged buyout valuations for the Company, as in Bridgeford's experience common equity investors typically seek acquisitions in which the minimum projected five-year pre-tax return is in the range of 25% to 30%.

  Optimistic Growth Case Projections. During the week of May 23, Bridgeford had a series of discussions with Company management concerning the ramifications of a more optimistic set of operating assumptions than those reflected in the Five Year Management Projections on the Company's prospective financial performance. These discussions led to the development of the Optimistic Growth Case Projections. The major differences between the assumptions in the Optimistic Growth Case Projections versus the Five Year Management Projections included the following: (a) improved revenue growth for the three core business groups in fiscal years 1996, 1997 and 1999 primarily as the result of incorporating inflation assumptions; (b) improvement in the operating margins for the Company's Process Group and Industrial Group in fiscal years 1996, 1997 and 1999; (c) corporate expense growth with inflation in all years; (d) capital expenditures projected to equal depreciation in all years; and (e) the inclusion of an estimated $7 million prepayment premium related to the prospective early retirement of the Company's $45 million principal amount of Senior Notes, as it was determined that this might be likely to occur if the Company continued to operate on a stand-alone basis.

  Bridgeford performed a discounted cash flow analysis on the Optimistic Growth Case Projections using the same discount rate range as employed in the Bridgeford Report. With a view towards achieving greater consistency with the valuation methodology being employed by Bear Stearns, Bridgeford calculated its terminal asset value as a multiple of 1999 EBITDA. Bridgeford employed an EBITDA multiple range of 4.0x to 5.5x, based in part on a review of the Selected Companies and Selected Transactions. After accounting for net financial assets and liabilities and the exercise of options and conversion of convertible subordinated debt where appropriate, this analysis produced an estimated fully diluted equity value per Common Share ranging from $8.59 to $12.67 per share. Bridgeford provided the Optimistic Growth Case Projections and associated DCF analysis to the Special Committee, Bear Stearns and Skadden, Arps, Slate, Meagher & Flom and its advisors on June 2, 1994.

  The summary set forth above does not purport to be a complete description of the analyses conducted by Bridgeford. Bridgeford believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or considering the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying all analyses. In performing its analyses, Bridgeford made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control, and therefore, are inherently imprecise. The analyses performed by Bridgeford are not necessarily indicative of actual values or actual future results, and results may be significantly more or less favorable than suggested by such analyses.

  Both Bear Stearns and Bridgeford utilized discounted cash flow valuation as well as comparable company and transaction valuation methodologies in their analyses of the Company and the Merger. The publicly-traded companies and acquisition transactions selected by Bear Stearns and Bridgeford in their comparable company and transaction analyses, respectively, differed based on differing views of business and financial comparability to the Company. Bridgeford did not perform a liquidation analysis as it was of the view that the net asset value from such an analysis would be difficult to quantify with any degree of confidence due to the uncertainty involved in the potential timing and realized proceeds from the sale of the Company's eleven businesses. Bridgeford did not perform an analysis comparable to Bear Stearns' "Pro Forma Capitalization of Fiscal Year 1995 EBITDA" as this is an analysis which Bridgeford typically does not perform in its valuation of securities.

  Copies of the Bridgeford Report (which includes the Five Year Management Projections, the Fiscal 1995 Management Budget and the American Securities Projections) and the Optimistic Growth Case Projections have been filed with the Commission as Exhibits to the Schedule 13E-3. Copies will be made available for inspection and copying at the principal executive office of the Company during regular business hours by any interested stockholder of the Company or his representative who has been so designated in writing. A copy may also be inspected and copied, and obtained by mail, in the manner specified under "AVAILABLE INFORMATION," except that copies are not available at the regional offices of the Commission.

  American Securities retained Bridgeford based upon Bridgeford's reputation, experience and expertise. Bridgeford is a nationally recognized mergers & acquisitions and financial advisory firm. Bridgeford, as part of its advisory business, engages on a regular basis in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. Other than in connection with advising American Securities with respect to the Merger and providing to an affiliate of American Securities a fairness opinion in an unrelated assignment for which it received compensation customary for such type of assignment, Bridgeford has not provided any services to, or received any fees from, the Company or American Securities during the past two years.

  Pursuant to a letter agreement dated November 1, 1993 between American Securities and Bridgeford, American Securities retained Bridgeford to act as exclusive financial advisor to American Securities in connection with a possible acquisition of, or business combination with, the Company. American Securities has paid Bridgeford an advisory fee of $25,000 and, based upon whether an acquisition is consummated, has agreed to pay Bridgeford a transaction fee. If an acquisition (including the Merger), a share repurchase, a special dividend or other distribution is concluded and (i) Bridgeford is required to render a fairness opinion, Bridgeford will be entitled to receive a transaction fee of $100,000 or (ii) Bridgeford is not required to render a fairness opinion, Bridgeford will be entitled to receive a transaction fee in an amount as shall be mutually agreed upon by American Securities and Bridgeford.

  American Securities has agreed to reimburse Bridgeford for its out-of-pocket expenses, including the fees of its legal counsel. American Securities also has agreed to indemnify Bridgeford and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Bridgeford or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

CERTAIN PROJECTIONS

  Set forth below are the Optimistic Growth Case Projections and the American Securities Projections. The Optimistic Growth Case Projections were developed by the senior management of the Company with the assistance of representatives of Bridgeford and were provided to the Special Committee and Bear Stearns on May 31, 1994. As discussed above, the Optimistic Growth Case Projections were prepared at the suggestion of Bear Stearns based on a more optimistic set of operating assumptions (i.e., a "best case" scenario) than those underlying the Five Year Management Projections which had previously been prepared by senior management of the Company in February 1994 and were included in the Bridgeford Report. Bear Stearns requested the preparation of the Optimistic Growth Case Projections because the Five Year Management Projections did not make allowance for inflation and were otherwise based on assumptions which Bear Stearns believed were conservative. Significant assumptions underlying the Five Year Management Projections included the fact that in the Five Year Management Projections annual revenues for fiscal 1995 through fiscal 1999 were projected to be flat at $132.4 million; EBITDA was projected to be $11.7 million in fiscal 1995 and $12.2 million annually in fiscal 1996 through fiscal 1999; capital expenditures were projected to be $5.0 million in fiscal 1995 and $3.4 million annually in fiscal 1996 through fiscal 1999; and no economic downturn was forecast over the fiscal 1995 through fiscal 1999 projection period. The major underlying differences between the Optimistic Growth Case Projections (the assumptions for which are described below) and the Five Year Management Projections include the fact that in the preparation of the Optimistic Growth Case Projections senior management assumed generally stronger economic conditions in the Company's end-use markets through fiscal 1997, especially those served by the Process Group and Industrial Group, allowing the Company to achieve some improvements in volumes and pricing. In the Optimistic Growth Case Projections, it was assumed, however, that there would be a cyclical downturn which would adversely affect the Company's business in fiscal 1998. It was further assumed that the improvements in volume and pricing achieved through fiscal 1997 would allow the Company to achieve modest increases in EBITDA margins over this period, with the cyclical downturn causing a modest EBITDA margin decrease in fiscal 1998. Capital expenditures in the Optimistic Growth Case Projections were increased to a level approximately equal to that of projected annual depreciation in the Five Year Management Projections, as it was assumed that increased investment in plant, property and equipment would be required in order to achieve the growth in projected sales. The Optimistic Growth Case Projections are included herein because they represent management's most optimistic view of the Company's future performance and they were considered (along with the American Securities Projections) by Bear Stearns in conducting its analysis and arriving at its opinion that the Merger is fair, from a financial point of view, to the stockholders of the Company who are unaffiliated with the Acquiring Group.

  The American Securities Projections were developed by American Securities in April 1994 and were furnished to prospective financing sources for the Merger, including Chase, and were also included in the Bridgeford Report. In preparing the American Securities Projections, representatives of American Securities utilized information contained in both the Five Year Management Projections and the Fiscal 1995 Management Budget which had been completed by the Company's senior management on March 30, 1994, with adjustments deemed appropriate by American Securities to reflect an assumed rate of inflation and the elimination of certain public company expenses and various other assumptions described below. See "SPECIAL FACTORS--Background of the Merger" and "--Report of Financial Advisor of the American Securities Group."

  The Company as a matter of course does not prepare projected financial information as to future revenues or earnings that is publicly disclosed. Accordingly, neither the Optimistic Growth Case Projections nor the American Securities Projections were prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. These projections are being provided herein solely because such projections were included in the information submitted to and reviewed by the Special Committee of the Board of Directors and Bear Stearns.

  Both the Optimistic Growth Case Projections and the American Securities Projections of necessity make a variety of assumptions described below, all of which are difficult to predict and many of which are beyond the control of the Company and may not have been, or may no longer be, accurate. The Optimistic Growth Case Projections reflect the continued operation of the Company as a publicly-owned corporation, but were prepared on an unleveraged basis and, accordingly, do not reflect expense or income attributable to the Company's financial liabilities or assets, such as debt, and cash, marketable securities and an investment in Pine Street Partners, L.P., respectively. The American Securities Projections were prepared on a leveraged pro forma basis giving effect to a merger of the type herein contemplated and, therefore, reflect expense and income attributable to financial liabilities and assets, respectively. Additionally, the Optimistic Growth Case Projections and the American Securities Projections were prepared in May 1994 and April 1994, respectively, and have not been revised to reflect, among other things, the increase in the Merger Consideration to $15.00 per Common Share and the effect thereof on various income statement and balance sheet items, actual financial results of the Company to date, revised prospects for the Company's businesses, changes in general business and economic conditions or any other transactions or events that have occurred or that may occur and that were not anticipated at the time such projections were prepared. Accordingly, the projections included herein are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth therein in the projections. There can be no assurance that the results of operations reflected in any of the projections will be realized or that actual results will not be significantly better or lower than those projected. The Company's independent accountants have not examined, reviewed or compiled any of the projections in this Proxy Statement or expressed any conclusion or provided any other form of assurance with respect to such projections and, accordingly, assume no responsibility for such projections. Because of these inherent uncertainties, none of the Company, American Securities, the Special Committee, the Acquiring Group, Holdings Corp., Acquisition Corp., Bear Stearns, Bridgeford or any other person assumes any responsibility for the accuracy of such projections and the inclusion of the projections in this Proxy Statement should not be regarded as an indication that the Company, American Securities, the Special Committee, the Acquiring Group, Holdings Corp., Acquisition Corp., Bear Stearns or Bridgeford consider such information to be accurate or reliable.

 Optimistic Growth Case Projections

                                  KETEMA, INC.
                       OPTIMISTIC GROWTH CASE PROJECTIONS
              SUMMARY INCOME STATEMENTS FROM CONTINUING OPERATIONS
           FISCAL 1994 ADJUSTED AND PROJECTED FISCAL YEARS 1995-1999
                             (DOLLARS IN MILLIONS)

                                     FISCAL YEARS ENDING LAST DAY OF FEBRUARY
                                  ----------------------------------------------
                                     1994
                                  (ADJUSTED)*  1995   1996   1997   1998   1999
                                  ----------- ------ ------ ------ ------ ------
Net Sales........................   $127.1    $138.2 $143.3 $148.3 $142.5 $145.7
Operating Cash Flow (EBITDA).....   $ 11.5    $ 11.3 $ 12.2 $ 12.9 $ 11.6 $ 12.0
Depreciation.....................      4.8       5.3    5.3    5.3    5.3    5.3
Amortization.....................      1.2       1.2    1.1    1.1    1.0    1.1
                                    ------    ------ ------ ------ ------ ------
Operating Profit (EBIT)..........   $  5.5    $  4.8 $  5.8 $  6.5 $  5.3 $  5.6
Taxes............................      2.2       1.9    2.3    2.5    2.1    2.2
                                    ------    ------ ------ ------ ------ ------
Net Income.......................   $  3.3    $  2.9 $  3.5 $  4.0 $  3.2 $  3.4
                                    ======    ====== ====== ====== ====== ======

* The 1994 historical data have been adjusted (i) to exclude the effect of discontinued operations and (ii) to reflect the results of operations on an unleveraged basis as described in assumption (a) below.

  Significant Assumptions. The following assumptions apply to the foregoing Optimistic Growth Case Projections of the Company's sales and net income:

    (a) The projections assume the continued operation of the Company as a publicly-owned corporation, but were prepared on an unleveraged basis and, accordingly, do not reflect expense or income attributable to the Company's financial liabilities or assets, such as debt and cash, marketable securities and the investment in Pine Street Partners, L.P.

    (b) The projection for fiscal 1995 reflects the Fiscal 1995 Management Budget which forms the base year for the projections for fiscal 1996 through 1999 which assume the continuation of the Company as a public company.

    (c) The Company's four business segments (the Process Group, the Aerospace Group, the Industrial Group and American Innovations) were projected separately with the following assumptions, which management regards as reasonable based upon the Company's historical operating results:

      (i) Process Group: Given the demonstrated cyclical nature of the businesses in this Group, the projections assume 5% revenue growth in fiscal 1996 and 1997, followed by a 6% revenue decrease to reflect a cyclical downturn in fiscal 1998 and a 3% revenue increase to reflect a cyclical rebound in fiscal 1999. Operating margins are assumed to increase by 0.2% to 11.1% in fiscal 1996 and to 11.3% in fiscal 1997; to decrease by 0.4% to 10.9% in fiscal 1998; and to rebound by 0.2% to 11.1% in fiscal 1999.

      (ii) Aerospace Group: Given the generally depressed conditions in the aerospace industry, revenues are projected to decrease by 1% in fiscal 1996 followed by no revenue growth in fiscal 1997 through fiscal 1999. Operating margins are assumed to remain flat at 5.4% in all years.

      (iii) Industrial Group: Given the demonstrated cyclical nature of the businesses in this Group, the projections assume 5% revenue growth in each of fiscal 1996 and 1997; a revenue decrease of 6% in fiscal 1998 to reflect a cyclical downturn; and a revenue increase of 3% in fiscal 1999 to reflect a cyclical rebound. Operating margins are assumed to increase by 0.2% to 9.1% in fiscal 1996 and to 9.3% in fiscal 1997; to decrease by 0.4% to 8.9% in fiscal 1998; and to rebound by 0.2% to 9.1% in fiscal 1999.

      (iv) American Innovations. This segment, which to date has been a development stage enterprise, is projected to realize revenue growth of 74% in fiscal 1996 and 10% per year thereafter. Operating margins are assumed to nearly break even in fiscal 1996 and to increase from 5% to 8% during fiscal 1997 through fiscal 1999.

    (d) Corporate expenses of $6.6 million are assumed in the Fiscal 1995 Management Budget. Of this amount, general and administrative expenses ($5.9 million) and divisional adjustments ($.4 million) are assumed to increase at 3% per annum to reflect inflation with the balance of corporate expenses remaining flat throughout the period covered by the projections.

    (e) The projections reflect tax provisions at an assumed rate of 40%.

    (f) The projections assume that capital expenditures will equal capital depreciation in all years and represent minimum expenditures necessary to maintain current equipment and competitive position.

    (g) The projections reflect no acquisitions or divestitures.

    (h) The projections reflect the elimination of $216,000 per year of amortization of debt issuance costs beginning in fiscal 1995 due to the assumed retirement of the Company's outstanding $45 million principal amount of Senior Notes.

 American Securities Projections

  In reviewing the American Securities projections, reference should be made to the second and third paragraphs under "--Certain Projections" above. The amounts in the following table have been rounded, creating discrepancies in some cases between the individual items and the corresponding totals.

                                  KETEMA, INC.
                        AMERICAN SECURITIES PROJECTIONS
                STATEMENTS OF INCOME FROM CONTINUING OPERATIONS
           FISCAL 1994 ADJUSTED AND PROJECTED FISCAL YEARS 1995-2001
                             (DOLLARS IN MILLIONS)

                                   FISCAL YEARS ENDING LAST DAY OF FEBRUARY
                         ------------------------------------------------------------------
                            1994
                         (ADJUSTED)*  1995    1996    1997    1998    1999    2000    2001
                         ----------- ------  ------  ------  ------  ------  ------  ------
Sales...................   $127.1    $133.5  $137.5  $141.7  $145.9  $150.3  $154.8  $159.4
  Cost of Sales.........     94.5      98.8   101.8   104.8   108.0   111.2   114.5   118.0
                           ------    ------  ------  ------  ------  ------  ------  ------
Gross Profit............     32.6      34.7    35.8    36.8    37.9    39.1    40.2    41.5
Operating Expenses:
  S, G & A Expense......     14.4      17.4    17.9    18.4    19.0    19.5    20.1    20.7
  HQ General & Admin....      6.0       5.4     5.4     5.4     5.4     5.4     5.4     5.4
  Workers Comp. Adj.....      --       (1.3)   (1.0)   (0.8)   (0.5)   (0.3)   (0.3)   (0.3)
                           ------    ------  ------  ------  ------  ------  ------  ------
    Total Expenses......     20.4      21.5    22.3    23.1    23.9    24.7    25.3    25.9
                           ------    ------  ------  ------  ------  ------  ------  ------
EBITDA..................     12.2      13.2    13.5    13.8    14.1    14.4    15.0    15.6
  Depreciation..........      4.8       5.1     6.1     6.7     7.4     8.1     3.7     3.4
  Amortization..........      1.4       0.7     0.7     0.7     0.7     0.7     0.1     0.1
                           ------    ------  ------  ------  ------  ------  ------  ------
EBIT....................      6.0       7.5     6.7     6.4     6.0     5.6    11.2    12.1
  Interest Expense......      6.5       2.8     2.5     2.0     1.4     0.9     0.2     0.0
  Interest Income.......      2.6       0.0     0.0     0.0     0.0     0.0     0.0     0.1
                           ------    ------  ------  ------  ------  ------  ------  ------
Pretax Income...........      2.1       4.7     4.3     4.4     4.5     4.8    11.0    12.3
  Benefit of NOL........      --       (0.8)   (0.8)   (0.8)   (0.8)   (0.8)   (0.8)   (0.8)
  Taxes.................      0.6       1.9     1.3     1.4     1.6     1.9     4.6     5.0
                           ------    ------  ------  ------  ------  ------  ------  ------
Net Income..............   $  1.5    $  3.6  $  3.7  $  3.7  $  3.7  $  3.6  $  7.1  $  8.0
                           ======    ======  ======  ======  ======  ======  ======  ======

* The fiscal 1994 historical data have been adjusted to exclude the effect of discontinued operations.

  Significant Assumptions. The following assumptions apply to the foregoing seven year American Securities Projections of the Company's sales and net income:

    (a) The projections were prepared on a leveraged pro forma basis giving effect to a merger transaction of the type proposed in this Proxy Statement and, therefore, reflect expense and income attributable to financial liabilities and assets, respectively. The projections assume Merger Consideration at a price of $13.00 per Common Share and the incurrence of only $37.4 million of funded acquisition indebtedness at assumed interest rates of 7.25% to 7.5% per annum.

    (b) The projections assume annual sales growth of 5% in fiscal 1995 and 3% in each year thereafter. Gross profit margins of 26% are assumed for each year.

    (c) The projections assume the elimination of $500,000 per year of general and administrative expenses related to estimated public company filing, proxy and other shareholder expenses and insurance premiums which the Company would not incur, or would incur in lesser amounts, as a privately-owned company.

    (d) The projections reflect the elimination of workers' compensation expenses for which $5 million is assumed to be pre-funded upon consummation of the Merger.

    (e) The projections reflect utilization of the Company's net operating loss carry-forwards at the rate of approximately $800,000 per year.

    (f) The projections reflect no acquisitions or divestitures.

PURPOSE AND STRUCTURE OF THE MERGER

  The members of the Acquiring Group have proposed the Merger because the Company has not been successful in achieving its strategy of attaining growth through a combination of expansion of its existing business units and appropriate acquisitions, and their belief that the Company is more suitable to private rather than public ownership for a variety of reasons. Among the reasons for such belief are the Company's relatively small size and market capitalization, its numerous small and diverse business units and the relatively mature markets that most of its products serve. The Acquiring Group believes these factors have inhibited any significant interest in the Company's securities by the investment community since the Company first became publicly owned in 1988. The Acquiring Group is not aware of any securities analysts who, prior to the public announcement of the Initial Offer, have issued research reports on the Company or who otherwise follow the Company on a regular basis. In addition, the Company has encountered difficulty in pursuing its strategy of seeking suitable acquisition opportunities at attractive prices for which it had borrowed approximately $62.5 million at the time of its initial public offering, including $45 million of long-term non-callable institutional indebtedness. As a consequence, the Company has suffered and continues to suffer a negative spread between interest expense on its long-term debt and income on its excess cash and marketable securities. Moreover, operation of the Company as a privately held, as opposed to a publicly held, concern would permit the Company's management to effect strategic decisions that are in the Company's long-term interest without regard to their temporary effects on earnings and the market value of a publicly traded stock or the interests of public stockholders.

  Various alternatives to the Merger were considered by members of the American Securities Group with regard to their investment in the Company, including (i) divestiture of certain of the Company's business units, (ii) the sale of the Company as a whole to a third party, or (iii) the continuation of the Company as a public company and its original strategy of pursuing growth through its existing businesses and strategic acquisitions. Each of these alternatives was rejected by the American Securities Group. Divestiture of certain of the Company's business units while remaining a public company was rejected as an alternative because of the management effort, time and expense which would be involved in disposing of a large number of relatively small and diverse businesses and the uncertainties as to the ultimate impact of such a program on stockholder values. The members of the American Securities Group believe that a sale of the Company as a whole to a third party would be unlikely to maximize stockholder value because of their belief that the Company is not likely to be viewed as an attractive acquisition candidate due to, among other things, its numerous small and diverse business units and the relatively mature markets that most of its products serve, and its historical and projected financial performance. The alternative of continuing as a public company was also rejected because the American Securities Group believes that the problems the Company is currently encountering as a public company, as described in the preceding paragraph, would likely continue for the foreseeable future and, therefore, have a negative effect on the market value of the Common Shares.

  The Merger has been structured so as to enable members of the Acquiring Group, together with one or more third party investors, to acquire the entire equity interest in the Company not already owned by members of the Acquiring Group while maximizing stockholder value for the Company's public stockholders. The Merger will terminate the equity interest in the Company of the Company's stockholders other than members of the Acquiring Group. Accordingly, the Company's public stockholders will neither share in future earnings and growth of the Company nor the risks associated with achieving such earnings and growth following the Merger. The Merger will enable the Company's public stockholders to receive a cash payment of $15.00 per Common Share held or to seek appraisal rights as described under "DISSENTERS' RIGHTS" pursuant to a transaction which has been determined by the Board of Directors, as discussed above, to be fair to such stockholders. The Merger Consideration was the result of arms' length negotiations between representatives of the Acquiring Group and the Special Committee and their respective advisors following a proposal by the Acquiring Group. See "SPECIAL FACTORS--Opinion of the Special Committee's Financial Advisor," and "--Report of Financial Advisor of the American Securities Group." Following the Merger, the members of the Acquiring Group, together with one or more third party investors, will be the sole beneficiaries of any future earnings and growth of the Company and will have the ability to enter into and benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future.

  In view of the increase in the Merger Consideration from the Initial Proposal of $13.125 per Common Share to the Revised Proposal of $15.00 per Common Share, the Merger Agreement contemplates that the Acquiring Group may seek additional equity financing for Holdings Corp. from third party investors, including wealthy individuals and/or families, financial institutions, public and private pension funds, corporations and other sophisticated and substantial investors. In this connection, following execution of the Merger Agreement, Capital Partners, acting on behalf of the American Securities Group, began and is continuing to solicit potential third party investors to make cash investments in Holdings Corp. indirectly as limited partners in KTM Partners (or in other limited partnerships which may be created for the purpose of making an equity investment in Holdings Corp.). To the extent that such cash investments are made by such third parties, the members of the American Securities Group may contribute less than all of the approximately 863,555 Voting Shares beneficially owned by them (exclusive of approximately 12,612 outstanding Common Shares and approximately 21,885 Common Shares issuable upon conversion of Debentures held as fiduciaries for persons or entities who are not proponents of the Merger) and such Voting Shares as may be retained by them would, in the case of Common Shares, be converted in the Merger into the right to receive the cash Merger Consideration and, in the case of Preferred Shares, either remain outstanding following the Merger or, subject to the availability of financing, be redeemed by the Surviving Corporation at their redemption price following the Merger. See "THE MERGER AGREEMENT--The Company's 7% Cumulative Convertible Voting Preferred Stock."

  In connection with Capital Partners' efforts to obtain additional equity financing, on August 19, 1994 Capital Partners, Holdings Corp. and KTM Partners GP Corp. (the general partner of KTM Partners) entered into a letter agreement with Danaher Corporation, a New York Stock Exchange listed company ("Danaher"), pursuant to which Danaher exercised an option granted to it by Capital Partners on June 28, 1994 and committed to purchase (or to cause one of its affiliates to purchase) for $5 million in cash a limited partnership interest in KTM Partners, representing not less than 33 1/3% of the total partnership interests in KTM Partners and indirectly representing approximately 33 1/3% of the total equity in Holdings Corp. Such investment by Danaher (or its affiliate) will be made on a pari passu per unit value basis with the other limited partners who are members of the American Securities Group based on the amount of cash and/or securities of the Company to be contributed to KTM Partners by them, with such securities being valued at the Merger Consideration of $15.00 per share provided for in the Merger Agreement or the redemption price thereof in case of the Preferred Shares. The letter agreement provides that if the Merger is consummated, Danaher (or its affiliate) will have the right to designate two directors of Holdings Corp. and the right to approve certain corporate activities and transactions of Holdings Corp. and the Company. In the event that, following the Merger, the Company or Holdings Corp. proposes to offer shares of common stock or other equity securities (with certain exceptions) at a time when Danaher (or its affiliate) holds at least a 25% limited partnership interest in KTM Partners, Danaher (or its affiliate) would have the right to purchase the number of shares of common stock or other equity securities of the Company or Holdings Corp. on the same terms as the other offerees in order to preserve its proportionate interest in the Company or Holdings Corp. Danaher is a party to a confidentiality/standstill agreement with Capital Partners entered into on June 28, 1994, pursuant to which agreement Danaher received certain information for due diligence purposes prior to making its determination to invest in KTM Partners. The foregoing summary of the agreements with Danaher is qualified in its entirety by reference to copies thereof filed as Exhibits to Amendments No. 16, 17 and 18 to the Schedule 13D filed on June 28, 1994 and August 22, 1994 by the Acquiring Group and to the Schedule 13E-3 and incorporated herein in their entirety by reference.

  Prior to the Merger, Capital Partners may arrange for third party investors in addition to Danaher to acquire limited partnership interests in KTM Partners (or in other limited partnerships which may be created for the purpose of making an equity investment in Holdings Corp.).

  Following the Merger, the interest of the Acquiring Group (and the third party investors) in the Company's net book value and net income (loss) will increase to 100%. The members of the Acquiring Group and those members of the Company's senior management in addition to Hugh W. Williamson, III who invest in shares of Holdings Corp. and the other third party investors, as the only stockholders of the Company (indirectly through their interests in KTM Partners and any other partnerships which may be formed for the purposes of investing in Holdings Corp. and directly in Holdings Corp.), will thereafter benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company's assets or operations. See "SPECIAL FACTORS--Plans for the Company After the Merger."

  Pursuant to the Merger Agreement, upon consummation of the Merger, Acquisition Corp. will merge into the Company, with the Company being the Surviving Corporation. Each outstanding Common Share (except those Common Shares held by the Company as treasury shares, by Holdings Corp. or Acquisition Corp. or by stockholders who perfect their dissenters' rights under the DGCL) will be converted into the right to receive $15.00 in cash, without interest. Each outstanding Voting Share held by Holdings Corp. or Acquisition Corp. or by the Company as treasury shares will be cancelled without consideration. Each outstanding share of Acquisition Corp. common stock (all of which are owned by Holdings Corp.) will be converted into one share of common stock of the Surviving Corporation.

  As of the Record Date, the only Preferred Shares outstanding were the approximately 447,689 Preferred Shares beneficially owned by certain members of the Acquiring Group. Until November 29, 1994, the holders of Debentures have the right to convert their Debentures into Preferred Shares at the Debenture conversion price of $15.58 per share. If any Debentures are so converted into Preferred Shares, such Preferred Shares outstanding at the Effective Time (other than those held by Holdings Corp. or Acquisition Corp. which, as noted above, will be cancelled without consideration) will remain outstanding and will not be converted in the Merger and, in accordance with their terms, will thereafter be convertible solely into the right to receive the Merger Consideration of $15.00 per share in cash. It is the present intention of the Acquiring Group to cause the Surviving Corporation to redeem any Preferred Shares which remain outstanding after the Merger at their redemption price plus accrued dividends, subject to the availability of financing. See "THE MERGER AGREEMENT--The Company's 7% Cumulative Convertible Voting Preferred Stock."

  Members of the Acquiring Group beneficially own approximately 863,555 Voting Shares (representing approximately 21.63% of the Voting Shares outstanding) (exclusive of the approximately 12,612 outstanding Common Shares and approximately 21,885 Common Shares issuable upon conversion of Debentures held as fiduciaries for persons or entities who are not proponents of the Merger and Common Shares issuable upon exercise of employee stock options held by Mr. Williamson). Such ownership consists of approximately 415,866 currently outstanding Common Shares (representing approximately 10.41% of the currently outstanding Voting Shares) and approximately 447,689 currently outstanding Preferred Shares (representing approximately 11.21% of the currently outstanding Voting Shares). Members of the Acquiring Group have agreed to contribute or cause to be contributed to Acquisition Corp. such number of such currently outstanding Voting Shares (valued on the basis of $15.00 per Common Share and the redemption price of Preferred Shares) which, together with any cash contributed by the Acquiring Group and cash contributed by Danaher (or an affiliate thereof) and any other third-party investors, will result in Acquisition Corp. having contributed equity of not less than $15 million prior to the Effective Time of the Merger.

  Under the DGCL, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Voting Shares. In accordance with the terms of the Merger

Agreement, the members of the Acquiring Group who beneficially owned on the Record Date for the Special Meeting an aggregate of approximately 21.94% of the Voting Shares entitled to vote at the Special Meeting (including approximately 12,612 outstanding Common Shares held as fiduciaries for non-proponents of the Merger) have entered into voting agreements to vote all of such Voting Shares in favor of the Merger Agreement.

  The Merger Agreement does not require the approval of holders of a majority of the Voting Shares held by persons not affiliated with the Acquiring Group. See "INTRODUCTION--Voting Rights; Vote Required for Approval."

  Members of the Acquiring Group discussed with their financial and legal advisors two alternative methods for a transaction in which the Acquiring Group could acquire the publicly held Common Shares in the Company: (i) a cash merger and (ii) a cash tender offer followed by a cash merger. The Acquiring Group sought to acquire the outstanding Common Shares not already owned by members of the Acquiring Group in the simplest possible transaction and determined that the Merger offered the most efficient and effective means of documenting and executing the transaction. This determination was based upon the timing, procedures and financing required to complete the transaction.

  After the receipt of the Initial Proposal but before the execution of the Merger Agreement, the Special Committee received inquiries from representatives of two parties, each of whom expressed an interest in acquiring the Company. One party indicated that that entity was interested in acquiring the Company at a per share price higher than that contained in the Initial Proposal. Both parties had access to public information concerning the Company and were provided forms of confidentiality agreements to enter into if they were interested in receiving proprietary information concerning the Company. Both parties were contacted by the Special Committee or its counsel after the Merger Agreement was entered into to advise them of the ability of the Special Committee to negotiate a possible acquisition of the Company with third parties other than the Acquiring Group and, if appropriate, to terminate the Merger Agreement. Neither party entered into a confidentiality agreement with the Company and on June 27, 1994 one party advised the Special Committee in writing of its decision not to pursue its interest in the Company.

  Holders of Common Shares have the right to demand appraisal of, and obtain payment for, the "fair value" of their shares by following the procedures prescribed in Section 262 of the DGCL, a copy of which is attached as Annex B to this Proxy Statement, and is summarized under "DISSENTERS' RIGHTS" in this Proxy Statement. Failure to take any of the steps required under Section 262 on a timely basis could result in the loss of appraisal rights.

PLANS FOR THE COMPANY AFTER THE MERGER

  Pursuant to the terms of the Merger Agreement, the Directors of Acquisition Corp. at the Effective Time of the Merger shall be the Directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation after the Merger. See "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HOLDINGS CORP., ACQUISITION CORP., KTM GP CORP. AND THE SURVIVING CORPORATION--Information Concerning Directors and Executive Officers of the Surviving Corporation." The Merger Agreement also provides that the Certificate of Incorporation and By-Laws of the Company shall remain as the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  The Company's strategy since becoming a public corporation in 1988 has included the making of appropriate acquisitions to utilize the Company's available cash, while at the same time continually evaluating existing business units with a view towards making appropriate divestitures. Upon consummation of the Merger, the Company will use its available cash to finance, in part, the payment of the Merger Consideration, the refinancing of the Company's existing Senior Notes and fees and expenses relating to the Merger and will become highly leveraged. Accordingly, it is not contemplated that the Company will make acquisitions pending the substantial reduction of its indebtedness unless it obtains additional equity and/or debt financing for such purpose. The Company will, however, continue to evaluate the possible divestiture of existing business units, with the proceeds of any such dispositions being used primarily to reduce the Company's indebtedness. The Company is currently engaged in negotiations with an unaffiliated third party relating to a possible sale of the assets of American Innovations, Inc. See "BUSINESS OF THE COMPANY--American Innovations, Inc." The proposed sale would not be contingent upon the consummation of the Merger. Except as described in the preceding sentence, at the present time, the Company has no agreements, arrangements or understandings and is not currently engaged in any negotiations regarding the possible sale of any of its individual business units.

  Except as otherwise described in this Proxy Statement, the Acquiring Group has formulated no plans or proposals regarding activities or transactions which are to occur after the Merger that would relate to or would result in an extraordinary transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or divisions, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or divisions, a change in any material term of the employment contract of any executive officer, or any other material change in the Company's corporate structure or business. The Acquiring Group reserves the right, however, to take such actions relating to the Company following the Merger as it deems appropriate and in its best interests, including activities and transactions of the nature discussed in this paragraph.

  The Company has formulated no specific plans in the event the Merger is not consummated. In the event the Merger is not consummated, it is currently contemplated that the Company will continue as a public company and continue its current strategy, including seeking to make appropriate acquisitions to utilize the Company's available cash, while at the same time continually evaluating existing business units with a view towards making appropriate divestitures.

CERTAIN EFFECTS OF THE MERGER

  Upon consummation of the Merger, each Common Share, other than shares held by the Company as treasury stock, shares owned by Holdings Corp. and/or Acquisition Corp., and shares as to which appraisal rights have been perfected in accordance with Delaware law ("Dissenting Shares"), will be converted into the right to receive the Merger Consideration. As a result, the present holders of the Common Shares (other than Holdings Corp. and Acquisition Corp. and the members of the Acquiring Group) will cease to have any ownership interest in the Company or rights as stockholders and will cease to participate in the Company's future earnings and growth, if any. Similarly, such stockholders will not face the risk of any decline in the value of the Company after the Merger. See "SPECIAL FACTORS--Purpose and Structure of the Merger" which describes certain other effects of the Merger. The Merger will be a taxable transaction to the holders of the Common Shares (other than Holdings Corp. and Acquisition Corp.) for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS

  Holdings Corp. and Acquisition Corp. were organized by the American Securities Group for the purpose of enabling the Acquiring Group (which includes Hugh H. Williamson, III, President and Chief Executive Officer of the Company), who are the beneficial owners of an aggregate of approximately 21.63% of the outstanding Voting Shares, together with Danaher (or an affiliate thereof) and any other third-party investors, to acquire, pursuant to the Merger Agreement, the entire equity interest in the Company. As a result of the Merger, the current stockholders of the Company other than members of the Acquiring Group will no longer have any equity interest in the Company. See "SPECIAL FACTORS--Certain Effects of the Merger." The American Securities Group includes, among others, William Rosenwald, his children (including Elizabeth R. Varet, a Director of the Company) and their spouses, his grandchildren, certain irrevocable trusts established for the benefit of William Rosenwald's descendants, certain senior executives of American Securities and its affiliates, the spouses and children of such senior executives, certain charitable foundations controlled by members of the Rosenwald family and/or senior executives of American Securities and Lewis G. Cole, a member of the law firm of Stroock & Stroock & Lavan. Charles D. Klein, David P. Steinmann, Alexander G. Anagnos and Michael G. Fisch are all senior executives of American Securities and members of the Acquiring Group. Ms. Varet, Mr. Klein, Mr. Anagnos and Mr. Williamson currently serve on the Board of Directors of the Company. Mr. Klein, Mr. Steinmann and Mr. Fisch currently serve on the Boards of Directors of Holdings Corp. and Acquisition Corp.

  In addition to the members of the American Securities Group, other clients of American Securities beneficially own approximately 121,388 outstanding Common Shares, constituting approximately 3.04% of the outstanding Voting Shares, and approximately 71,374 Common Shares issuable upon conversion of Debentures which are convertible at the current conversion price of $15.58 per Common Share. All of the outstanding Common Shares owned by such clients of American Securities will, upon consummation of the Merger, be converted into the right to receive the Merger Consideration.

  Pursuant to an agreement, dated May 5, 1994, between Holdings Corp. and Mr. Williamson (the "Williamson Agreement"), it is contemplated that Mr. Williamson will continue as Chief Executive Officer of the Company following the Merger. The Williamson Agreement also provides for, among other things, the following:
(i) the grant by Holdings Corp. to Mr. Williamson of non-qualified stock options to acquire equity securities of Holdings Corp. in substitution for the outstanding stock options and stock appreciation rights of the Company currently held by him, with the exercise price of such new options to be such that the aggregate spread between the value of the shares of Holdings Corp. covered by the new options and the aggregate exercise price of such new options will equal the aggregate spread between the Merger Consideration ($15.00 per share) that would be payable with respect to the shares subject to Mr. Williamson's existing Company options and stock appreciation rights and the aggregate exercise prices of Mr. Williamson's existing Company options and stock appreciation rights; (ii) the receipt by Mr. Williamson of a restricted stock award of Holdings Corp.'s equity securities having a value of $600,000, in lieu of certain supplemental retirement benefits, with such shares becoming vested at the rate of 30% of the shares on the first anniversary of the date of their issuance and an additional 10% of the shares on each annual anniversary date thereafter; (iii) the grant by Holdings Corp. of non-qualified stock options to purchase shares of Common Stock of Holdings Corp. to Robert L. Tomz, Vice President and Chief Financial Officer of the Company, Tom A. Sims, Vice President--Human Resources of the Company, and William E. Leisey, Controller of the Company, representing 1.8%, 1.2% and .9%, respectively, of the outstanding Common Stock of Holdings Corp. on a fully-diluted basis; (iv) officers (other than Mr. Williamson) and general managers of the Company being offered the right to invest in equity securities of Holdings Corp. representing a maximum of up to 5% of the outstanding shares of Holdings Corp., in the aggregate, at the same per share purchase price paid by the other stockholders of Holdings Corp.; (v) the payment of annual Directors' fees of $20,000 to each of the four members of the Board of Directors of the Surviving Corporation, who are expected to be Mr. Klein, Mr. Fisch, Ms. Varet and Mr. Williamson; and (vi) the payment of an annual fee of $250,000 to Capital Partners, for investment banking and consulting services to be rendered to the Company and, upon closing of the Merger, a fee in an amount equal to approximately 1% of the consolidated capitalization (funded debt and equity) of Holdings Corp. The Williamson Agreement also provides for the maintenance of the current salary levels of management of the Company and for annual merit increases commensurate with individual performance at the discretion of the Board of Directors and contemplates the adoption of a cash incentive bonus plan for management. The foregoing summary of the Williamson Agreement is qualified in its entirety by reference to the Williamson Agreement, a copy of which has been filed as an Exhibit to Amendment No. 14 to the Schedule 13D filed on May 5, 1994 by the Acquiring Group and to the Schedule 13-E.

  In the Merger Agreement, Holdings Corp. has agreed that all rights to indemnification arising at or prior to the Effective Time in favor of the directors or officers of the Company (including the members of the Special Committee) as provided in the Company's certificate of incorporation or bylaws, as in effect on the date of the Merger Agreement, will, for a period of six years after the Effective Time, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect. See "THE MERGER AGREEMENT--Covenants."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The receipt of cash for Common Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local, foreign and other tax laws.

  In general, a stockholder will recognize gain or loss equal to the difference between the tax basis for the Common Shares held by such stockholder and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Common Shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the holding period for the Common Shares is more than one year. Long-term capital gains recognized in 1994 by stockholders who are individuals are taxable at a maximum rate of 28% (as compared with a maximum rate of 39.6% on ordinary income). Corporations generally are subject to tax at a maximum rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

  The foregoing discussion may not be applicable to stockholders who acquired their Common Shares pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER OR AT THE EFFECTIVE TIME. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for as a "purchase" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes.

RISK OF FRAUDULENT CONVEYANCE

  If a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Surviving Corporation, as debtor in possession, were to find that, at the Effective Time or at the time the Surviving Corporation distributed the Merger Consideration to the holders of Common Shares, the Surviving Corporation: (a) made such payment with fraudulent intent; or (b) received less than a reasonably equivalent value or consideration in exchange for the Merger Consideration and (i) was insolvent,
(ii) was rendered insolvent by reason of such transactions or distributions,
(iii) was engaged in a business, transaction or distribution for which the assets remaining with the Surviving Corporation constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could (w) find that the Merger, the Merger Consideration and the financing thereof constituted fraudulent transfers or conveyances; (x) void the Merger and require that the Surviving Corporation return the assets of the Company to a fund for the benefit of the Company's creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation); (y) void the distribution of the Merger Consideration to holders of Common Shares and require that such holders return the same (or equivalent amounts) to the Surviving Corporation or a fund for the benefit of its creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation); and (z) void or modify the rights and obligations relating to the financing of the Merger.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Surviving Corporation would be considered insolvent if the sum of the Surviving Corporation's debts is greater than all of the Surviving Corporation's property at a fair valuation, or if the present fair salable value of the Surviving Corporation's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. No assurance can be given as to what method a court would use in order to determine whether the Surviving Corporation was "insolvent" at the Effective Time or that, regardless of the method of valuation, a court would not determine that the Surviving Corporation was insolvent at the Effective Time. The avoidance of the distribution of the Merger Consideration to holders of the Common Shares as described above could result in such holders being required to return all or a portion of the Merger Consideration, thereby losing some or the entire value of their equity investment in the Company.

  Management of the Company believes that the payments to be made in connection with the Merger will be made for proper purposes and in good faith, and that, based on present forecasts and other financial information, the Company is, and the Surviving Corporation will be, solvent, and that the Surviving Corporation will have sufficient capital for carrying on its businesses after the Merger and will be able to pay its debts as they mature. See "FINANCING OF THE MERGER" and "SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY."

CERTAIN LITIGATION

  Between the time of the Company's public announcement on April 28, 1994 of its receipt of the Initial Proposal and the meeting of the Special Committee on May 18, 1994 to review the Initial Proposal, seven class action lawsuits were commenced in the Delaware Court of Chancery, New Castle County ("the Chancery Court") relating to the Initial Proposal. The complaints name as defendants, among others, all or certain of the directors of the Company (collectively, the "Individual Defendants") and, in some instances, the Company itself. These lawsuits are as follows: Phyllis Freiman v. Hugh H. Williamson, III, et al, C.A. No. 13485; Adolph Raab v. Alexander G. Anagnos, et al, C.A. No. 13489; Moshe Greenfield v. Hugh H. Williamson, III, et al, C.A. No. 13491; Robert L. Dunn v. Hugh H. Williamson, III, et al, C.A. No. 13494; William Klein II P.C.
v. Ketema, Inc., et al, C.A. No. 13504; Olga Fried v. Hugh H. Williamson, III, et al, C.A. No. 13490; Croyden Associates v. Ketema, Inc., et al, C.A. No. 13487 (collectively "the Actions").

  All of the complaints alleged, among other things, that the Initial Proposal, if accepted, would be inadequate and unfair to the stockholders of the Company who are not affiliated with the Acquiring Group and would constitute a breach of fiduciary duties by the defendant directors.

  The principal relief sought by the complaints was a declaration that, if the merger transaction contemplated by the Initial Proposal were consummated, it would constitute a breach of fiduciary duty and the granting of a preliminary injunction to bar an acquisition at the price offered in the Initial Proposal. The complaints further sought to rescind the merger upon the terms of the Initial Proposal if implemented prior to entry of an injunction, to recover damages in an unspecified amount, reimbursement of costs, including attorneys' and experts' fees, and other equitable relief.

  Although defendants have not been required to answer the complaints in the Actions, if required to answer those complaints, defendants would deny the allegations of wrongdoing and would assert various defenses, including that the claims relating to the Initial Proposal have been rendered moot by the Revised Proposal which the financial adviser to the Special Committee has found to be fair to the stockholders who are not affiliated with the Acquiring Group.

  Plaintiffs' counsel reviewed various documents relating to the Company and plaintiffs' counsel were furnished by the defendants and reviewed certain documents prepared by Bear Stearns for the Special Committee in connection with its evaluation of the Initial Proposal.

  Without admitting any wrongdoing in any of the Actions, in order to avoid the burden and expense of further litigation, the Company, the Acquiring Group, Holdings Corp. and the Individual Defendants have reached an agreement in principle with the plaintiffs which contemplates settlement of the Actions.

  The Company, the Acquiring Group, Holdings Corp., the Individual Defendants and the plaintiffs have entered into a memorandum of understanding (the "Memorandum of Understanding"), pursuant to which the parties would, subject to certain facts being confirmed through discovery which has now been completed, enter into a settlement agreement which would be subject to approval by the Chancery Court. The Memorandum of Understanding contemplates that the settlement would provide: (a) that the defendants acknowledge that the pendency and prosecution of the Actions was one of the factors contributing to the improvement in the terms from the Initial Proposal to the Revised Proposal and provided a substantial benefit to the stockholders of the Company not affiliated with the Acquiring Group (i.e., the class plaintiffs seek to represent); (b) that the Company will disseminate to its stockholders a proxy statement making complete and accurate disclosures regarding the valuation analysis performed by Bear Stearns on behalf of the Special Committee, the Actions and the Memorandum of Understanding, and that, prior to its submission to the Commission, lead counsel for plaintiffs will be provided with a draft of the proxy statement to review and comment upon as to its completeness and accuracy; and (c) for a release of all claims, rights or causes of action that have been or could have been asserted by plaintiffs or any member of the class plaintiffs seek to represent in the Actions against any of the defendants, the Acquiring Group, or any of their affiliates, directors, officers, employees or agents arising out of the facts set forth in the complaints in those Actions or in the proxy statement or any disclosure documents pertaining to matters set forth in the complaints in those Actions.

  The Company, the Acquiring Group, Holdings Corp., the Individual Defendants and the plaintiffs have agreed that the settlement outlined above is fair, in the best interest of the Company's stockholders and confers a substantial benefit on the Company and its stockholders who are not members of the Acquiring Group. Pursuant to the Memorandum of Understanding, a draft of this proxy statement was provided to lead counsel to review and comment upon prior to the initial filing with the Commission. The Memorandum of Understanding contemplates that, in connection with the benefit conferred, plaintiffs' counsel will apply to the Chancery Court for an award of attorneys' fees and litigation expenses in the amount of $345,000 and Holdings Corp. has agreed to pay the fees and expenses which may be awarded by the Chancery Court up to that amount.

REGULATORY APPROVALS

  No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger, and the requirements of federal securities law.

                              THE MERGER AGREEMENT

GENERAL

  The Merger Agreement provides for the merger of Acquisition Corp. into the Company. The Company will be the Surviving Corporation of the Merger, and, as a result of the Merger, Holdings Corp. will own all of the Surviving Corporation's common stock. Holdings Corp., in turn, will be controlled directly or indirectly by members of the Acquiring Group and one or more third party investors. In the Merger, the stockholders of the Company, other than Holdings Corp., Acquisition Corp. and stockholders who exercise their dissenters' rights under Delaware law, will receive the Merger Consideration described below. See "SPECIAL FACTORS--Purpose and Structure of the Merger."

EFFECTIVE TIME OF THE MERGER

  The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL or at such later time as is specified in such Certificate of Merger. It is anticipated that such Certificate of Merger will be filed as promptly as practicable after approval and adoption of the Merger Agreement by the stockholders of the Company at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement. The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Annex A and is incorporated herein by reference.

THE SURVIVING CORPORATION

  The Merger Agreement provides that, at the Effective Time, the persons identified herein under "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HOLDINGS CORP., ACQUISITION CORP., KTM GP CORP. AND THE SURVIVING CORPORATION-- Information Concerning Directors and Executive Officers of the Surviving Corporation" will become officers and directors of the Surviving Corporation and the Surviving Corporation will adopt as its certificate of incorporation and bylaws the certificate of incorporation and bylaws of the Company.

CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY

  As a result of the Merger, each outstanding Common Share (except shares held by the Company as treasury stock, shares owned by Holdings Corp. and/or Acquisition Corp. and shares owned by stockholders who perfect their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration of $15.00 in cash, without interest. Each Common Share owned by Holdings Corp. and/or Acquisition Corp. or held by the Company as treasury stock will be canceled without consideration. Each Preferred Share owned by Holdings Corp. and/or Acquisition Corp. will also be canceled without consideration.

  Each of the outstanding shares of common stock, par value $0.01 per share, of Acquisition Corp. will automatically be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

  As described above, upon consummation of the Merger, subject to the provisions described below, each Common Share outstanding at the Effective Time (except shares held by the Company as treasury stock, shares owned by Holdings Corp. and/or Acquisition Corp. and shares owned by stockholders who perfect their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. If the Merger is consummated, instructions with regard to the surrender of certificates formerly representing Common Shares, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders as soon as practicable after the Effective Time. The Exchange Agent (as defined in the Merger Agreement), as soon as practicable following receipt from a stockholder of a duly executed letter of transmittal, together with certificates formerly representing Common Shares and any other items required by the letter of transmittal, shall pay to such stockholder the Merger Consideration. If payment is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

  Stockholders should NOT submit any stock certificates for Common Shares at the present time.

  If the Merger is consummated, after the Effective Time a holder of a certificate formerly representing Common Shares shall cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration to which such holder is entitled.

  In no event will holders of Common Shares be entitled to receive any interest on the Merger Consideration to be distributed to them in connection with the Merger.

  Any funds remaining with the Exchange Agent one year following the Effective Time shall be delivered to the Surviving Corporation within one week after the end of such one year period, without further action or request, and any holder who has not exchanged Common Shares for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such holder's Common Shares. Notwithstanding the foregoing, neither Holdings Corp. nor the Surviving Corporation shall be liable to any holder of Common Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Common Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

  No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing Common Shares presented to the Surviving Corporation after the Effective Time will be canceled in exchange for the Merger Consideration.

THE COMPANY'S 8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

  Holders of the Debentures who convert their Debentures into Common Shares prior to the Effective Time shall have the rights of a holder of Common Shares to receive the Merger Consideration per Common Share following the Effective Time. Pursuant to the terms of the indenture governing the Company's Debentures, any Debentures not converted into Common Shares prior to the Effective Time will remain outstanding after the Merger as obligations of the Surviving Corporation. Holders of Debentures who convert their Debentures into Common Shares after the Effective Time shall be entitled to receive the Merger Consideration multiplied by the number of Common Shares into which such holders' Debentures were convertible immediately prior to the Effective Time.

  Until November 29, 1994, the holders of Debentures have the right to convert their Debentures into Preferred Shares at the Debenture conversion price of $15.58 per share. If any Debentures are so converted into Preferred Shares, such Preferred Shares outstanding at the Effective Time (other than those held by Holdings Corp. or Acquisition Corp. which, as noted above, will be cancelled without consideration) will remain outstanding and will not be converted in the Merger and, in accordance with their terms, will thereafter be convertible solely into the right to receive the Merger Consideration of $15.00 per share in cash. See "--The Company's 7% Cumulative Convertible Voting Preferred Stock."

  It is the present intention of the Acquiring Group to cause the Surviving Corporation to redeem all Debentures which remain outstanding after the Merger at their redemption price, plus accrued interest, following the Effective Time, subject to availability of financing. The Debentures are redeemable on November 15, 1994 and thereafter until November 15, 1995 at a redemption price of 102% of the principal amount thereof, plus accrued interest to the redemption date.

THE COMPANY'S 7% CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK

  Holders of Preferred Shares (other than Holdings Corp. or Acquisition Corp.) who convert their Preferred Shares into Common Shares prior to the Effective Time shall have the rights of a holder of Common Shares to receive the Merger Consideration per Common Share following the Effective Time. Any Preferred Shares not converted into Common Shares prior to the Effective Time (other than Preferred Shares owned by Holdings Corp. or Acquisition Corp.) will remain outstanding after the Merger as equity securities of the Surviving Corporation. Holders of Preferred Shares who convert their Preferred Shares into Common Shares after the Effective Time shall be entitled to receive the Merger Consideration multiplied by the number of Common Shares into which such holders' Preferred Shares were convertible immediately prior to the Effective Time.

  It is the present intention of the Acquiring Group to cause the Surviving Corporation to redeem any Preferred Shares which remain outstanding after the Merger at their redemption price, plus accrued dividends, following the Effective Time, subject to availability of financing. The Preferred Shares are redeemable on November 15, 1994 and thereafter until November 15, 1995 at a redemption price per share of 102% of the liquidation value thereof ($15.58 per share), plus accrued dividends to the redemption date.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the Company, Holdings Corp. and Acquisition Corp. relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) due incorporation, corporate existence, good standing and power of, and similar corporate matters with respect to, each of the Company, Holdings Corp. and Acquisition Corp.; (b) corporate power and authority to enter into, and the valid and binding execution and delivery of, the Merger Agreement by each such party; (c) the absence of any governmental authorization, consent, or approval required to consummate the Merger, except as disclosed; (d) the Merger Agreement and the Merger not resulting in contraventions or conflicts with respect to the certificate of incorporation or bylaws and violations of laws, regulations, judgments, injunctions, orders or decrees relating to the Company and its subsidiaries, Holdings Corp. and Acquisition Corp.; (e) the accuracy of information supplied by the Company and Holdings Corp. included in this Proxy Statement and the Schedule 13E-3; and (f) the absence of any investment banking, brokerage, finder's or other similar fee or commission due in connection with the Merger (except for fees payable to Bear Stearns, Capital Partners and Bridgeford, as described under "SPECIAL FACTORS").

  In the Merger Agreement, the Company has made certain additional representations and warranties to Holdings Corp. and Acquisition Corp. relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) the capital structure of the Company and its subsidiaries; (b) the delivery to Holdings Corp. of certain documents filed by the Company with the Commission and the accuracy of the information contained in such documents; (c) the fair presentation of financial statements supplied by the Company to Holdings Corp.;
(d) the proper filing by the Company with the Commission of all required documents and the accuracy of the information contained in such documents; and
(e) the absence of any undisclosed litigation which may delay the Merger or any related transactions.

  In the Merger Agreement, Holdings Corp. and Acquisition Corp. have made certain additional representations and warranties to the Company relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) the obligations and prior activities of Acquisition Corp.; (b) that Holdings Corp. has received and furnished to the Company the commitment letter from Chase with respect to the financing of the Merger and that Holdings Corp. will, at the Effective Time, have available funds (including the Company's cash balances and cash equivalents and equity financing to be provided by the Acquiring Group and/or other investors, if any) sufficient to provide all of the requisite Merger Consideration, to effect all refinancing required in connection with the transactions contemplated by the Merger Agreement and to pay all related fees and expenses; (c) that the equity financing to be provided by the Acquiring Group and/or other investors, if any, will not be less than $15 million consisting of cash and/or Common Shares valued on the basis of the Merger Consideration or Debentures or Preferred Shares issued upon conversion thereof;
(d) that the Acquiring Group, Holdings Corp. and/or Acquisition Corp. in the aggregate own beneficially not less than a specified number of Common Shares; and (e) that the Surviving Corporation will be solvent and have adequate capitalization after consummation of the Merger. The Surviving Corporation will be determined to be solvent if, on the date of determination, the fair valuation of its property will be greater than the total amount of liabilities of the Surviving Corporation as of such date and that the present fair saleable value of the Surviving Corporation's assets will be, on the date of determination, greater than the amount that will be required to pay the Surviving Corporation's probable liability on its existing debts as they become absolute and matured.

COVENANTS

  The Company has agreed in the Merger Agreement that until consummation of the Merger the Company and its subsidiaries will conduct their businesses in the ordinary course consistent with past practice and (except for acts necessary to the Merger) will use their best efforts to preserve their business organization and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, the Company has agreed that, without the consent of Holdings Corp., the Company will not, and, in the case of clauses (b), (c), (d) and (g), will not permit any of its subsidiaries to: (a) adopt or propose any change in its certificate of incorporation or bylaws; (b) acquire, whether by purchase of equity securities, merger or consolidation, any other person or acquire a material amount of assets of any other person; (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; (d) agree or commit to do any of the foregoing; (e) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except upon conversion of any of the Company's convertible securities and except as required by outstanding options or stock appreciation rights under the Company's 1988 Stock Incentive Plan as in effect as of the date of the Merger Agreement, or amend any of the terms of any such securities, options or rights outstanding as of the date of the Merger Agreement, except as specifically contemplated by the Merger Agreement; (f) split, combine or reclassify shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; and (g) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units).

  The Company has agreed to give Holdings Corp. and its authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries and will furnish to Holdings Corp. and its authorized representatives such financial and operating data and other information as Holdings Corp. and its authorized representatives may reasonably request and will instruct the Company's employees, counsel, financial advisors and auditors to cooperate with Holdings Corp. in its investigation of the business of the Company and its subsidiaries.

  Each of Holdings Corp., Acquisition Corp. and the Company have agreed to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement.

  Holdings Corp. and the Company have agreed to cooperate (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Merger and the transactions contemplated by the Merger Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with this Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

  Holdings Corp. has agreed to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the requirements of the Senior Facilities (as defined herein under "FINANCING OF THE MERGER") or any alternative arrangements which are conditions to closing the transactions constituting the Senior Facilities.

  Holdings Corp. and the Company have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Merger and the transactions contemplated thereby.

  Holdings Corp. has agreed that for six years after the Effective Time, Holdings Corp. will or will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement. Holdings Corp. has further agreed that for such six years after the Effective Time, Holdings Corp. will or will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that if such coverage is not obtainable at a cost less than or equal to two times the amount per annum the Company paid in its last full fiscal year, Holdings Corp. will or will cause the Surviving Corporation to purchase such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date of the Merger Agreement, as may be obtained having a cost not to exceed two times the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Holdings Corp.

OTHER POTENTIAL BIDDERS

  The Merger Agreement provides that the Company is required, directly or indirectly, to furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of the Merger Agreement, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines after consultation with counsel that such action is appropriate in light of its fiduciary obligations to the Company's stockholders. In addition, the Company is required to direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company has agreed that it will not solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Holdings Corp. or its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of the Company, on the one hand, and Holdings Corp. and Acquisition Corp., on the other hand, to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions, among others: (a) approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding Voting Shares at the Special Meeting; (b) the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered prohibiting or restricting the consummation of the Merger; (c) the receipt of all other required authorizations, consents and approvals of governmental authorities; (d) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement and required to be performed or complied with at or prior to the Effective Time by the respective parties to the Merger Agreement; (e) the material truth and correctness of all representations and warranties of the parties to the Merger Agreement; and (f) the furnishing of officers' certificates as to the matters covered in clauses (d) and (e) above.

  The obligation of Holdings Corp. and Acquisition Corp. to consummate the Merger is further subject to the satisfaction or waiver of the following conditions, among others: (a) Holdings Corp. having obtained or being satisfied that it will obtain all material third-party consents and approvals necessary, proper and advisable to consummate the Merger or to enable the Surviving Corporation to continue to carry on the business of the Company and its subsidiaries as presently conducted; and (b) the receipt by Holdings Corp. on behalf of Acquisition Corp. of financing, which, together with the Company's cash balances and cash equivalents, including marketable securities, is sufficient to consummate the Merger, to effect the necessary refinancing of the Senior Notes and to pay related fees and expenses.

  The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver of the following conditions, among others: (a) the receipt by the Company of all documents it has reasonably requested relating to the existence of Holdings Corp. and Acquisition Corp. and the authority of Holdings Corp. and Acquisition Corp. to enter into the Merger Agreement; and
(b) the receipt by the Board of Directors of the Company of a certificate signed by the principal financial officer of the Company attesting to the solvency of the Surviving Corporation immediately after the Effective Time, or, alternatively, if Chase requires an opinion of an independent appraiser to such effect, receipt by the Board of Directors of such opinion.

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company: (a) by mutual written consent of the Company and Holdings Corp.; (b) by either the Company or Holdings Corp. if the Merger has not been consummated by December 31, 1994; (c) by either the Company or Holdings Corp., if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Holdings Corp. or the Company from consummating the Merger is entered and becomes final and nonappealable; (d) by either the Company or Holdings Corp. if the Merger Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Special Meeting; (e) by Holdings Corp. or the Company (acting through the Special Committee), if (i) the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Holdings Corp. or Acquisition Corp. or resolves to do any of the foregoing or the Board of Directors of the Company recommends to the stockholders of the Company any Competing Transaction or resolves to do so, or
(ii) any person acquires beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the Voting Shares, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder and not including the Acquiring Group) is formed which beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the Voting Shares.

EXPENSES

  Except as otherwise specifically provided, the Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

  Pursuant to the terms of the Merger Agreement, Holdings Corp. is entitled to reimbursement for up to $1.5 million of out-of-pocket expenses incurred in connection with or arising out of the Merger in the event that (i) the Merger Agreement is terminated (a) by the Company or Holdings Corp. if the vote required in favor of the Merger Agreement and the Merger is not received, (b) by the Company if the Company or the Special Committee recommends to the stockholders of the Company any Competing Transaction or (c) by the Company or Holdings Corp. if any person shall have acquired beneficial ownership of 50% or more of the Voting Shares or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder and not including the Acquiring Group) shall have been formed which beneficially owns 50% or more of the Voting Shares or (ii) the Merger is not consummated and the Company is in breach in any material respect of its covenants, representations, warranties or agreements contained in the Merger Agreement, and in any of such events set forth in clause (i) or (ii) Holdings Corp. and Acquisition Corp. are not in breach in any material respect of their respective covenants, representations, warranties or agreements contained in the Merger Agreement.

AMENDMENTS

  The Merger Agreement may not be amended prior to the Effective Time except by action of the Company, Holdings Corp. and Acquisition Corp. set forth in a written instrument signed on behalf of each of the parties; provided that any such amendment by the Company must be approved by the Board of Directors of the Company, acting on the recommendation of the Special Committee. After approval of the Merger Agreement by the stockholders of the Company at the Special Meeting and without the further approval of such stockholders, no amendment to the Merger Agreement may be made which will change (i) the Merger Consideration or (ii) any of the other terms and conditions of the Merger Agreement if such change would adversely affect the stockholders of the Company.

                               DISSENTERS' RIGHTS

  Holders of record of Common Shares who comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in Common Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF COMMON SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

  Under the DGCL, holders of Common Shares who follow the procedures set forth in Section 262 will be entitled to have their Common Shares appraised by the Chancery Court and to receive payment in cash of the "fair value" of such Common Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

  Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

  This Proxy Statement constitutes such notice to the holders of Common Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex B. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A holder of Common Shares wishing to exercise such holder's appraisal rights
(i) must not vote in favor of adoption of the Merger Agreement and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special
Meeting to be held on      , 1994, a written demand for appraisal of such
holder's Common Shares. A holder of Common Shares wishing to exercise such holder's appraisal rights must be the record holder of such Common Shares on the date the written demand for appraisal is made and must continue to hold such Common Shares of record until the Effective Time of the Merger. Accordingly, a holder of Common Shares who is the record holder of Common Shares on the date the written demand for appraisal is made, but who thereafter transfers such Common Shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such Common Shares.

  Only a holder of record of Common Shares is entitled to assert appraisal rights for the Common Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Common Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Common Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Shares held for one or more beneficial owners while not exercising such rights with respect to the Common Shares held for other beneficial owners; in such case, the written demand should set forth the number of Common Shares as to which appraisal is sought and where no number of Common Shares is expressly mentioned the demand will be presumed to cover all Common Shares held in the name of the record owner. Stockholders who hold their Common Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  All written demands for appraisal should be sent or delivered to the Company at Suite 600, One Cherry Center, 501 South Cherry Street, Denver, Colorado 80222, Attention: Corporate Secretary.

  The Surviving Corporation shall within 10 days after the Effective Time of the Merger notify each stockholder who has complied with the statutory requirements summarized above that the Merger has become effective. Within 120 days after the Effective Time of the Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Chancery Court demanding a determination of the fair value of the Common Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Common Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Effective Time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Common Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Common Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Common Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Common Shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek approval of their Common Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  The Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Common Shares have been appraised. The costs of the action may be determined by the Chancery Court and taxed upon the parties as the Chancery Court deems equitable. The Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Common Shares entitled to appraisal.

  Any holder of Common Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the Common Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Common Shares (except dividends or other distributions payable to holders of record of Common Shares as of a record date prior to the Effective Time of the Merger).

  If any stockholder who properly demands appraisal of such stockholder's Common Shares under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal as provided in the DGCL, the Common Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Common Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the stockholder delivers to the Company a written withdrawal of his demand for appraisal and acceptance of the Merger. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time of the Merger will require the written approval of the Company.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the Merger Consideration with respect to such Common Shares in accordance with the Merger Agreement).

  Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Chancery Court would be free to fashion any form of appropriate relief.

                            FINANCING OF THE MERGER

GENERAL

  Based on the Merger Consideration of $15.00 per Common Share, payable in cash without interest, the total amount of funds required to pay the Merger Consideration following the Effective Time to the holders of all outstanding Common Shares on a fully diluted basis (including Common Shares beneficially owned by members of the Acquiring Group), to effect the refinancing of the Company's Senior Notes and to pay related fees and expenses in connection with the Merger is estimated to be approximately $130 million. Such amount will be reduced by not less than $15 million, the aggregate value of the Voting Shares and/or cash which the Acquiring Group contributes or causes to be contributed to Acquisition Corp. and cash to be contributed by Danaher (or an affiliate thereof) and any other third party investors.

  The remainder of the Merger Consideration will be provided out of the Company's cash balances and cash equivalents, including marketable securities,
as well as from the bank financing described below. On      , 1994, the
earliest date on which the Merger may occur, the Company is expected to have approximately $70 million in cash and cash equivalents, all of which is expected to be used to pay a portion of the Merger Consideration and related expenses.

BANK FINANCING

  General. Pursuant to a commitment letter dated May 5, 1994, as amended, (the "Commitment Letter"), and subject to certain conditions, Chase committed to make available to Acquisition Corp. and, after consummation of the Merger, to the Surviving Corporation senior acquisition financing in an aggregate amount of up to $50 million (the "Senior Facilities"), subject to certain conditions described below. The Commitment Letter is filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying by any holder of Voting Shares or representative of such holder who has been so designated in writing, at the principal executive offices of Acquisition Corp. The parties expect that Chase may syndicate a portion of the Senior Facilities to other banks and/or financial institutions (the "Lenders"). The following constitutes only a summary of the principal terms and conditions of the Commitment Letter and is qualified in its entirety by reference to the actual terms of the Commitment Letter. The definitive credit agreement (the "Credit Agreement") has not yet been fully negotiated and may contain more or less restrictive provisions than are contained in the Commitment Letter.

  The Commitment Letter provides that Chase and the other Lenders will commit to provide up to $25 million pursuant to a term loan facility (the "Term Loan Facility") and, in addition, will provide up to $25 million pursuant to a revolving credit facility (the "Revolving Credit Facility") to provide part of the financing for the Merger, refinance the Company's Senior Notes, pay related fees, commissions and expenses, and finance ongoing working capital requirements of the Surviving Corporation.

  Term Loan Facility. The Term Loan Facility is a single draw facility in the aggregate principal amount of up to $25 million. The loan to be made pursuant to the Term Loan Facility (the "Term Loan") will be incurred by the Company at the Effective Time to provide financing for the Merger. The Term Loan Facility may be either a Single Term Loan Facility or a Two Tranche Term Loan Facility consisting of "Term Loan A" and "Term Loan B." The final maturity of the Term Loan Facility will be (i) in the case of a Single Term Loan Facility, seven years from the Effective Time or (ii) in the case of a Two Tranche Term Loan Facility, for Term Loan A, five years from the Effective Time, and for Term Loan B, seven years from the Effective Time. The Term Loan is to be repaid in accordance with an amortization schedule to be mutually agreed upon.

  Revolving Credit Facility. The Revolving Credit Facility provides for revolving credit loans (the "Revolving Loans") from time to time of up to $25 million (with a $5 million limit for letters of credit). Drawings may be made at any time from the Effective Time until the final maturity of the Revolving Credit Facility, except that the Term Loan Facility must be fully utilized before any drawings may be made under the Revolving Credit Facility. The final maturity of the Revolving Credit Facility will be five years from the Effective Time with the Revolving Loans to be repaid in full at such time.

  Fees. Holdings Corp. and American Securities have jointly and severally agreed to pay a commitment fee of 3/8 of 1% per annum (calculated on a 360 day basis) of the unused amounts of the total commitments under the Senior Facilities for the period commencing June 20, 1994 until the date on which the Credit Agreement is signed. Thereafter, Acquisition Corp. and the Surviving Corporation will be required to pay a commitment fee equal to 1/2 of 1% per annum (calculated on a 360 day basis) with respect to the unused amounts of the commitments under the Senior Facilities in effect from time to time, payable quarterly in arrears for the account of the Lenders. The Lenders and Chase shall also receive a syndication fee and agency fee as have been separately agreed upon.

  Holdings Corp. and American Securities have also agreed to pay a termination fee of $200,000 if the Acquiring Group abandons or terminates its efforts to consummate the Merger or the Merger is consummated with the proceeds of financing other than the Senior Facilities; provided that such fee shall only be payable to the extent that at least $200,000 of expense reimbursement is available to Holdings Corp. from the Company pursuant to the Merger Agreement. See "THE MERGER AGREEMENT--Expenses."

  Interest. Amounts outstanding under the Term Loan Facility and the Revolving Credit Facility will bear interest at a rate equal to, at the Company's option,
(i) the Base Rate plus the Applicable Margin (each as defined herein) ("Base Rate Loans") or (ii) the London interbank offered rate (as adjusted) for one, two (in each case subject to availability), three or six month U.S. dollar deposits (as selected by the Company) plus the Applicable Margin ("LIBOR Loans"). "Applicable Margin" shall mean a percentage per annum as shown in the following table:

                                                     BASE RATE LOANS LIBOR LOANS
                                                     --------------- -----------
       Term Loan Facility
       (a) Single...................................      1.75%         3.00%
       (b) Two Tranche
         1. Term Loan A.............................      1.50%         2.75%
         2. Term Loan B.............................      2.00%         3.25%
       Revolving Credit Facility....................      1.50%         2.75%

"Base Rate" shall mean the higher of (i) 1/2 of 1% in excess of the rate on overnight Federal Funds transactions, as published by the Federal Reserve Bank of New York and (ii) the rate announced by Chase as its prime commercial lending rate.

  In addition, fees of 2.50% per annum in the case of standby letters of credit and 1.50% per annum in the case of commercial letters of credit will be payable for the account of the Lenders, plus a 1/4% fronting fee per annum for the account of Chase on the aggregate amount available for drawing under all letters of credit and calculated on the basis of a 360 day year, plus customary administrative fees.

  Security. The Term Loan and the Revolving Loans and the Company's obligations under any interest rate protection agreements entered into with any Lender will be secured by (i) perfected first priority pledges of the capital stock of the Company and its subsidiaries and (ii) security interests in and liens upon substantially all other assets (including, but not limited to, all accounts receivable, inventory, general intangibles and real property) owned by the Company and its subsidiaries.

  Conditions. The obligations of the Lenders to provide the initial advances under the Credit Agreement will be subject to the satisfaction of certain conditions. These conditions will include, among other things: (i) receipt by the Lenders of certain opinions, certificates, documents, appraisals, governmental and regulatory approvals, financial statements and other information, (ii) receipt by Acquisition Corp., prior to borrowings under the Senior Facilities, of at least $15 million consisting of Voting Shares, Debentures and/or cash, (iii) receipt of a solvency certificate of an appropriate officer of the Company or a solvency opinion of an independent appraiser, in either case concluding that, after giving effect to the Merger and the consummation of the related financings, neither Holdings Corp., Acquisition Corp., nor the Surviving Company and its subsidiaries is insolvent nor will any such entity be rendered insolvent thereby, (iv) satisfaction by Chase that the aggregate amount of the funds available to Acquisition Corp. in the form of equity contributions and under the Senior Facilities shall be sufficient to consummate the Merger and to pay all fees and expenses payable in connection with the Merger and the repayment of the Senior Notes, (v) all conditions to Acquisition Corp.'s obligations under the Merger Agreement shall have been met or waived, (vi) the absence of any litigation, pending or threatened (a) with respect to the Senior Facilities or (b) which, in Chase's reasonable determination, could have a material adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), operations or results of operation of the Company after giving effect to the Merger, and (vii) nothing having occurred which could have a material adverse change in the condition (financial or otherwise), business, operations, results of operations, assets, nature of assets or liabilities of the Company and its subsidiaries.

  Covenants. The Credit Agreement will contain certain restrictive covenants which, among other things and with certain exceptions, will limit the Company and its subsidiaries with respect to certain activities and require the Company to satisfy certain financial covenants.

  Events of Default. The Credit Agreement will contain events of default appropriate in the context of the proposed transactions including, without limitation, a default in the event of a change of ownership of the Company.

  Expenses and Indemnification. All expenses of Chase in the negotiation and closing of the Commitment Letter, the Credit Agreement and the Senior Facilities are to be paid by Holdings Corp. and American Securities. Holdings Corp. and American Securities have agreed to indemnify Chase and the Lenders against any and all costs and liabilities relating to the Commitment Letter and the Senior Facilities.

  Guarantees. Borrowings under the Senior Facilities and obligations under any interest rate protection agreements with any Lender are required to be guaranteed, jointly and severally, by Holdings Corp. and all subsidiaries of the Company.

  The foregoing description of the terms of the Commitment Letter is qualified in its entirety by the text of such Commitment Letter which has been filed as Exhibit (a)(1) to the Schedule 13E-3 and is incorporated herein by reference. Copies are available for inspection and may be obtained by mail as described above under "AVAILABLE INFORMATION."

  The Commitment Letter currently in effect expires by its terms on November 9, 1994. Based on discussions between representatives of Chase and members of the Acquiring Group, the Acquiring Group expects Chase to extend its Commitment Letter until December 31, 1994. The terms of the commitment as extended are expected to be substantially the same as those set forth in the current Commitment Letter, but representatives of Chase have advised the Acquiring Group that Chase intends to require, as a condition of the initial advance under the Credit Agreement, that Acquisition Corp. receive at least $17 million of capital consisting of Voting Shares and cash, in which case the Term Loan would be reduced to $23 million. The current Commitment Letter, like the Merger Agreement, includes a $15 million minimum capital requirement. The Acquiring Group is prepared to comply with such an increased capital requirement.

ESTIMATED FEES AND EXPENSES

  Estimated fees and expenses incurred or to be incurred by the Company, Holdings Corp., Acquisition Corp. and the Acquiring Group in connection with the Merger and the funds required to refinance the Company's Senior Notes are approximately as follows:

     Payment of Merger Consideration(1)......................... $47,200,000.00
     Advisory fees(2)...........................................   1,300,000.00
     Bank financing fees and expenses...........................   1,400,000.00
     Legal fees and expenses(3)(4)..............................   1,100,000.00
     Accounting fees and expenses...............................      25,000.00
     Commission filing fees.....................................       9,389.00
     Printing and mailing expenses..............................     200,000.00
     Exchange Agent fees and expenses...........................      25,000.00
     Appraisal and environmental analysis fees..................     300,000.00
     Early retirement of Senior Notes and associated prepayment penalties.................................................  45,500,000.00
     Proxy solicitation fees and expenses.......................       5,000.00
     Miscellaneous expenses.....................................      35,611.00
                                                                 --------------
     Total...................................................... $97,100,000.00
                                                                 ==============

- --------

(1) Includes payment for all outstanding Common Shares other than those owned by the Acquiring Group plus payments in settlement of outstanding employee stock options in accordance with the Merger Agreement.

(2) Includes the fees and estimated expenses of Bear Stearns, Bridgeford and American Securities and its affiliates. See "SPECIAL FACTORS."

(3) Includes the estimated fees and expenses of counsel for the Special Committee, counsel for the Lenders and counsel for the Acquiring Group.

(4) Includes an estimated $345,000 that may be payable to plaintiffs' counsel in the Actions. See "SPECIAL FACTORS--Certain Litigation."

  See "THE MERGER AGREEMENT--Expenses" for a description of certain provisions for the reimbursement by the Company of certain out-of-pocket expenses incurred by Holdings Corp.

                            BUSINESS OF THE COMPANY

GENERAL

  The Company is a diversified multi-product manufacturer which develops, designs, manufactures and markets a wide group of products for industrial and commercial markets.

  The Company was incorporated in May 1988 in connection with a corporate restructuring of Ametek, in which certain businesses and related assets and liabilities of Ametek were transferred to the Company. On November 30, 1988, the Company became a separate, publicly held corporation by means of the pro rata distribution (the "Distribution") by Ametek of all the outstanding Common Shares to holders of record of Ametek's common stock on the close of business on that date. Concurrent with the Distribution, the Company commenced a rights offering which resulted in the issuance of $17.5 million aggregate principal amount of the Debentures for aggregate gross proceeds of $17.5 million. The Debentures are convertible into either Common Shares or, under certain circumstances, Preferred Shares, which in turn are convertible into Common Shares.

  The Company consists of eleven operating units. These operating units and their major products are divided into four business segments: Process Group, Aerospace Group, Industrial Group and American Innovations, Inc. The Process Group designs and manufactures highly engineered components and equipment for the chemical process, petroleum, agriculture, power and related industries. The Aerospace Group engineers and produces parts and components for aircraft and rocket engines, missiles, satellites and other aerospace applications. The units in the Industrial Group generally manufacture products that involve fairly standard manufacturing processes and industrial applications. American Innovations, Inc. designs and produces systems for an emerging market, namely the remotely monitored meter reading segment of the utility industry. The Company is currently engaged in negotiations regarding the possible sale of substantially all of the assets of American Innovations, Inc. See "--American Innovations, Inc."

  Additional information concerning the business of the Company is included in the Company's Annual Report on Form 10-K for the year ended February 28, 1994, which is incorporated herein by reference, and its other public filings. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The Company's principal executive offices are located at Suite 600, One Cherry Center, 501 South Cherry Street, Denver, Colorado 80222 and its telephone number is (303) 331-0940.

PROCESS GROUP

  The Heat Transfer division manufactures Whitlock (R) shell and tube heat exchangers and Acme (R) chiller barrels designed to maintain temperature or remove or recover heat in many industrial processes. Standard heat exchangers are supplied for computer, electronic and other industrial applications, while custom-engineered heat exchangers are supplied to the refrigeration, power and process industries. The division utilizes manufacturer's representatives as well as its own personnel to market its products.

  The McCrometer division produces propeller and V-Cone (TM) differential pressure flow meters, some with electronic batching and remote recording systems, used primarily for agricultural applications and, to a lesser extent, for industrial and municipal applications, both in the U.S. and in certain foreign markets. Flow meters measure and regulate the usage of water or other fluids. The division's marketing efforts are conducted primarily through manufacturer's representatives and dealers in the agricultural markets.

  The Process Equipment division engineers and manufactures equipment to separate solids from liquids in numerous applications and provides maintenance, overhaul and field services for equipment manufactured by the Company and other manufacturers. It produces Tolhurst (R) and Mark III (R) centrifuges, Filtroba helical filters and helical filter dryers, Niagara filters and filtration fabrics for pharmaceutical and other process industries. Also produced are large metal fabrications made to customer specifications for use as bellows and expansion joints. Process Equipment's products are sold primarily through manufacturers' representatives.

  The Schutte and Koerting division manufactures flow measurement and control devices, including the following: variable area meters and turbine meters for the aerospace, general aviation and automotive industries; steam jet apparatus and fume scrubbers for the chemical process, petrochemical and pulp and paper markets; and valves for the power generation industry. Certain high accuracy flow meters are used principally as instruments for calibration. Schutte and Koerting's products are sold primarily through manufacturer's representatives.

AEROSPACE GROUP

  The Company's A&E division (formally the Aerospace & Electronics division) produces titanium, stainless steel and other high-temperature alloy precision weldments and brazements for a large variety of jet and gas turbine aircraft engines. It also supplies components and assemblies for the rocket engine of the Space Shuttle and the fuselage of missiles. In addition, A&E designs and manufactures microelectronic fuel control systems for aerospace and missile projects. Many of the A&E products have military applications and are built to customer specifications. Jet engine components produced by A&E represented approximately 25% in fiscal 1994, 18% in fiscal 1993 and 23% in fiscal 1992, of the Company's net sales. Most of A&E's sales are made under subcontracts for the U.S. government and sales are made primarily by divisional personnel.

  Aldan Industrial Machining, Inc. ("Aldan"), a wholly-owned subsidiary which was acquired in the fourth quarter of fiscal 1993, designs and manufactures special-use bearings, including slot-loaded, swaged, fractured and lined bearings, rod ends and fittings. While Aldan focuses primarily on the aerospace industry, it also develops and manufactures high-precision machined components for other industries. Sales are made by Aldan personnel.

  Programmed Composites, Inc., a wholly-owned subsidiary, fabricates advanced composite structures primarily for commercial satellite programs. Sales are made by Programmed Composites' personnel.

INDUSTRIAL GROUP

  The Los Angeles Die Casting division produces custom die-cast zinc and aluminum components for the automotive and recreational vehicle after-market, computer, commercial and residential lighting products, appliance manufacturers and industrial applications. These components are produced to customer design and are sold by divisional personnel and manufacturer's representatives.

  The Rodan division manufactures thermistors and thermistor assemblies, which are solid-state devices that produce precise changes in electrical resistance as temperature increases or decreases. Rodan's Surge-Gard (TM), a current-limiting device, is used in computers, power supplies, motors and filament circuits. Rodan also manufactures positive temperature coefficient thermistors which function as temperature sensors to protect motors and electric circuits from over-current conditions. Sales are made by divisional personnel and by manufacturer's representatives.

  The Special Filaments division produces thermoplastic monofilaments extruded from nylon, polyester and olefin resins and combinations of these materials. These products are sold primarily as monofilament fibers for industrial textile applications and bristles for paint, household, industrial, hair and cosmetic brushes. Sales are made by divisional personnel and a distributor.

AMERICAN INNOVATIONS, INC.

  American Innovations, Inc., an 80% owned subsidiary which was acquired in the third quarter of fiscal 1993, designs and manufactures microprocessor driven remotely monitored meter reading systems primarily for the utility industry. Sales are made by American Innovations' personnel and manufacturer's representatives.

  The Company is currently engaged in negotiations with an unaffiliated third party relating to a possible sale of the operating assets of American Innovations. The proposed terms contemplate receiving book value for the tangible assets, with $350,000 to be paid at closing and the remainder, estimated at $400,000, to be paid as inventories are utilized by the buyer. In addition, American Innovations would be entitled to receive royalty payments for the intangible assets based on future sales of meter reading systems for a five-year period. Based on such terms, the Company would not expect to recognize any gain or loss on the transaction upon consummation thereof. There can be no assurance, however, that such sale will be consummated or as to the definitive terms and conditions thereof.

RESEARCH AND DEVELOPMENT

  Research activities are geared toward new product development as well as improvement of existing products or manufacturing processes. The Company spent $0.7 million in fiscal 1994, $3.6 million in fiscal 1993, and $0.7 million in fiscal 1992, on research and development programs. Research and development expenditures in fiscal 1993 included research and development in process in connection with the acquisition of American Innovations, Inc., a development stage enterprise acquired in the third quarter of fiscal 1993.

COMPETITION

  The Company's products are marketed on a worldwide basis. Generally, most markets in which the Company operates are highly competitive and, while generally stable in terms of demand, are subject to general economic conditions. Many of the Company's businesses have an established customer base with a known product identity. The principal elements of competition for the products manufactured in each of the Company's business segments are price, product features, distribution, product quality and service. The Company believes that, as a whole, it competes effectively with respect to all of the foregoing.

  At the Special Filaments division, the Company's competition in certain extruded filaments is from some of its larger raw material suppliers and customers who are also end-product manufacturers.

  In all other operations the Company faces intense competition from competitors having either greater or lesser financial and technological resources. The Company does not believe that it is a major factor in any market it serves.

CUSTOMERS

  The Company, as either a prime contractor or a subcontractor, sells certain of its products and services to various agencies of the United States government. Approximately $26.8 million or 21% of the Company's fiscal year 1994 sales were ultimately to the U.S. Government as prime contract and subcontract sales. Sales to General Electric Co. ("G.E.") in fiscal 1994 were approximately $35.1 million or 28% of net sales, of which $18.6 million were included above as subcontracts to the U.S. Government. Substantially all of these sales were made by units in the Aerospace segment. In November 1993, the Company received verbal notification from G.E. of its intention to transfer, over a several year period, certain of its business to other suppliers because the Company would not honor G.E.'s demand for additional substantial price concessions. While this continues to be a concern for the Company, no significant transfers have yet been made and the Company has received new orders from G.E. since the notification. Except for various U.S. Government agencies treated as a single customer and G.E., the Company as a whole is not dependent on any single customer or a few customers such that their loss would have a material adverse effect on its operations.

BACKLOG

  The Company's backlog of unfilled orders at February 28, 1994 and 1993 by business segment was as follows (in thousands):

                                                                 1994    1993
                                                                ------- -------
     Process Group............................................. $13,500 $11,400
     Aerospace Group...........................................  42,700  50,700
     Industrial Group..........................................   5,000   4,300
     American Innovations, Inc.................................   1,400     600
                                                                ------- -------
       Total................................................... $62,600 $67,000
                                                                ======= =======

  Backlog is not considered significant to the operations of the Industrial and Process Groups because substantially all orders are filled on a current order and shipment basis. Of the total February 28, 1994 backlog, the Company believes that all but approximately $21.0 million, primarily in the Aerospace Group, will be filled by February 28, 1995.

RAW MATERIALS

  The Company's businesses obtain raw materials and supplies from a variety of sources, generally from more than one supplier. However, in the Industrial segment, certain commodities are available only from a limited number of suppliers. The Company believes that its sources and supply of raw materials are adequate for its needs.

PATENTS, LICENSES AND TRADEMARKS

  The Company owns numerous unexpired U.S. trademarks, U.S. patent and trademark applications, U.S. design patents, and foreign patents, trademarks and applications therefor, including counterparts of its more important U.S. patents and trademarks, in the major free-trade industrial countries of the world. The Company is a licensor or licensee under patent agreements of various types and its products are marketed under various registered U.S. and foreign trademarks and trade names. However, the Company does not consider any one patent or trademark or any group thereof essential to its business as a whole, or to any of its business segments. The annual royalties received or paid under license agreements are not significant.

PERSONNEL

  At February 28, 1994, the Company employed approximately 1,080 employees, 54% of whom were non-salaried employees. Four of the Company's units rely on union employees who comprise 32% of all non-salaried employees. Management believes that the Company's relations with its employees are satisfactory.

SEASONAL VARIATIONS OF BUSINESS

  The Company believes that its business as a whole and the business segments in which it operates are not subject to significant seasonal variations.

ENVIRONMENTAL MATTERS

  The Company is subject to an expanding and evolving set of environmental laws and regulations. Compliance with these laws and regulations may require higher capital expenditures and expenses in the future. For instance, as reported in fiscal 1993, the Company had identified certain historic materials handling practices at its Bensalem, Pennsylvania manufacturing plant which may require future expenditures. The Company retained an environmental engineering firm to evaluate these conditions and develop any necessary cleanup plans. No formal remediation report has been completed at this time.

  The Company has notified the appropriate state regulatory agency regarding this investigation process. No enforcement agency process has been initiated. The former site owner, Ametek, has also been notified. While it is difficult to quantify the potential financial impact of this matter, based on engineering estimates derived from currently available information, the Company reserved $1.0 million in fiscal 1993 to account for ongoing investigation costs and any cleanup work that would ultimately be required. During fiscal 1994, the Company charged investigative and engineering costs of $0.2 million to this reserve and based on available information, the Company believes that its current reserve is sufficient to account for any further investigation and cleanup costs that may become necessary at the site.

  Otherwise, while it is difficult to quantify the potential impact of the evolving set of environmental laws and regulations generally pertinent to the Company's operations, the Company believes that, other than the incident discussed above, they will have no material effect on the Company's financial position or future results of operations.

WORKING CAPITAL PRACTICES

  The Company does not have extraordinary working capital requirements in any of its business segments. Customers generally are billed at normal trade terms with no extended payment provisions. Under certain U.S. government contracts, shipments may be made before the contracts are finalized and invoicing is allowed. Inventories are controlled and maintained at levels responsive to normal delivery requirements of customers. However, under certain long-term contracts and programs, as to which the Company receives progress payments, inventories may be carried for longer periods.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

  The following table sets forth selected historical financial information for the Company and its subsidiaries for the six months ended August 31, 1993 and 1994 and for each of the five years in the period ended February 28, 1994. The following financial information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and the Consolidated Financial Statements and related Notes included elsewhere in this Proxy Statement. The interim unaudited information for the Company and its subsidiaries for the six months ended August 31, 1993 and 1994 reflect, in the opinion of management of the Company, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information provided for such interim periods. The results of operations of such interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                     KETEMA, INC. SELECTED FINANCIAL DATA

                             SIX MONTHS
                                ENDED
                           AUGUST 31 (A),     AS OF AND FOR THE FISCAL YEARS ENDED FEBRUARY 28 OR 29(A),
                          ------------------  ---------------------------------------------------------------
                            1994      1993       1994         1993         1992         1991         1990
                          --------  --------  -----------  -----------  -----------  -----------  -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Net sales...............  $ 62,527  $ 65,390  $   127,109  $   122,159  $   133,132  $   142,665  $   136,848
Write down of the
 Textile Products
 Division assets (b)....       --        --           --           --        (6,300)         --           --
Restructuring charge
 (c)....................       --        --           --           --        (1,085)         --           --
Operating income (loss).       654     2,347        5,550       (2,373)      (4,149)       2,510       (2,139)
Settlement charge (d)...       --        --           --           --           --        (5,841)         --
Income (loss) before
 income taxes, minority
 interest, discontinued
 operations and
 cumulative effect of
 changes in accounting
 principles.............    (1,438)      525        2,095       (4,915)      (4,343)      (2,930)      (1,553)
Income (loss) from con-
 tinuing operations.....      (978)      (56)       1,541       (3,447)      (3,194)      (2,884)       1,015
Income (loss) from dis-
 continued operations
 (e)....................       --       (305)        (305)        (342)         (21)       2,016        3,851
Cumulative effect of
 changes in accounting
 principles.............       --        --           --           --           208          --           --
Net income (loss).......      (978)     (361)       1,236       (3,789)      (3,007)        (868)       4,866
Income (loss) per share
 (f):
 Continuing operations..  $  (0.28) $  (0.02) $      0.42  $     (0.93) $     (0.81) $     (0.70) $      0.23
 Net income (loss)......  $  (0.28) $  (0.10) $      0.34  $     (1.02) $     (0.77) $     (0.21) $      1.10
 Average common shares
  outstanding...........     3,490     3,683        3,630        3,718        3,927        4,111        4,417
Total assets............  $174,469  $151,671  $   148,973  $   158,409  $   156,952  $   160,622  $   165,997
Net working capital.....  $ 75,447  $ 74,296  $    67,208  $    75,543  $    91,309  $    90,016  $    90,754
Ratio of current assets
 to current liabilities.      3.32      3.56         3.01         3.12         4.35         4.22         4.16
Long-term debt..........  $ 55,692  $ 60,196  $    55,692  $    60,198  $    62,044  $    62,858  $    62,924
Equity..................  $ 56,019  $ 57,503  $    56,981  $    57,826  $    64,269  $    67,382  $    72,214
Ratio of earnings to
 fixed charges (g)......      0.55      1.16         1.32         0.30
Book value per share....  $  16.05            $     16.32

- --------
(a) Financial data for prior years have been restated to reflect the Aluminum Extrusion Division as a discontinued operation. The division was sold effective August 31, 1993.

(b) Write down of intangible and other assets related to the Textile Products Division.

(c) Restructuring charge consisted of the expenses related to the consolidation of various facilities and relocation costs.

(d) Costs associated with settling claims assumed when spun off by Ametek.

(e) Income (loss) associated with discontinued operations of Aluminum Extrusion Division.

(f) Fully diluted earnings per share, which assumes the conversion of the Debentures into additional Common Shares, is not presented since it is antidilutive.

(g) For purposes of computing the ratio of earnings to fixed charges, earnings coverage represents the sum of income from continuing operations before income taxes plus fixed charges. Fixed charges represent interest paid or accrued on indebtedness of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

DISCONTINUED OPERATIONS

  On September 1, 1993 the Company completed the sale of the business and substantially all the assets of its Aluminum Extrusion Division, effective as of the close of business August 31, 1993. The Company's consolidated financial statements present the results of the Aluminum Extrusion Division as a discontinued operation and reported amounts for the previous years have been restated consistent with this presentation. The Division was previously included in the Industrial Group for business segment reporting. See the Notes to the Consolidated Financial Statements for further information on the Aluminum Extrusion Division. The comments in the Results of Operations and Review of Financial Condition sections, which follow, pertain to the Company's continuing operations.

RESULTS OF OPERATIONS

FIRST SIX MONTHS OF FISCAL 1995 COMPARED TO THE FIRST SIX MONTHS OF FISCAL 1994

  Sales for the first six months of fiscal 1995 were $62.5 million compared to $65.4 million in the first six months of fiscal 1994, a decrease of $2.9 million or 4.4%. Operating income for the first six months of fiscal 1995 was $0.7 million which was $1.7 million less than the first six months of fiscal 1994. The changes in sales and operating income the first six months of fiscal 1995 compared to the same period of fiscal 1994 by business group are shown in the following table:

                     COMPARATIVE SALES AND OPERATING INCOME
                             (DOLLARS IN MILLIONS)

                                          SIX MONTHS ENDED AUGUST 31
                               ---------------------------------------------------
                                        SALES               OPERATING INCOME
                               ------------------------ --------------------------
                               FISCAL FISCAL  INCREASE  FISCAL  FISCAL   INCREASE
GROUP                           1995   1994  (DECREASE)  1995    1994   (DECREASE)
- -----                          ------ ------ ---------- ------  ------  ----------
Process....................... $29.9  $28.8    $ 1.1    $ 2.5   $ 3.3     $(0.8)
Aerospace.....................  18.9   23.0     (4.1)     --      2.1      (1.9)
Industrial....................  13.4   13.5     (0.1)     1.6     1.6       0.0
American Innovations, Inc.....   0.3    0.1      0.2     (0.4)   (0.9)      0.5
Corporate Expenses............    NA     NA       NA     (3.2)   (3.7)      0.5
                               -----  -----    -----    -----   -----     -----
  Totals...................... $62.5  $65.4    $(2.9)   $ 0.7   $ 2.4     $(1.7)
                               =====  =====    =====    =====   =====     =====

  Sales of the Process Group increased $1.1 million or 3.8% to $29.9 million compared to the prior year. Increases in shipments of heat exchangers and miscellaneous process equipment of $1.9 and $0.8 million, respectively, were partially offset by a decrease in shipments of flow measurement devices of $1.6 million. Much of the decrease in sales of flow measurement devices is the result of reduced shipments of calibration equipment and airborne instruments. The increase in heat exchanger sales resulted from improved factory operations; however, the rate of new orders has fallen off in recent months and sales increases are not expected to continue in the third quarter. Operating income for the Process Group was $2.5 million or a decrease of $0.8 million compared to the first six months of fiscal 1994. The increased shipments of heat exchangers favorably impacted operating income by $0.6 million. This gain, however, was more than offset by decreased operating income of $0.7 million resulting from reduced shipments and increased marketing costs related to flow measurement devices. In addition, operating income related to miscellaneous process equipment decreased $0.7 million, despite the increase in sales, due to increased marketing costs and reduced margins attributable to the introduction of new products in the filtration market.

  The Aerospace Group recorded sales of $18.9 million in the first six months of fiscal 1995, a decrease of $4.1 million or 17.8% compared to the same period in fiscal 1994. This decrease was caused mainly by ongoing delays and extensions of aerospace customer requirements related to defense industry cutbacks and softness in the commercial airline business which are expected to continue for some time in the future. In November 1993, the Company received verbal notification from G.E. that it intended to transfer, over a several year period, certain of its business to other suppliers because the Company would not honor G.E.'s demand for additional substantial price reductions. G.E. accounted for approximately 28% and 22% of the Company's net sales for the full fiscal year 1994 and the first half of fiscal 1995, respectively. While this situation continues to be a concern for the Company, no significant transfers have yet been made and the Company has received new orders from G.E. since the notification. The operating income of this group decreased $1.9 million compared to 1994. The reduced sales volume, increased production and marketing costs, and reduced profits related to LIFO inventory liquidation of $0.1 million all contributed to the operating income reduction.

  The Industrial Group recorded sales of $13.4 million in the first six months of fiscal 1995, a decrease of $0.1 million or 0.7%. Sales of thermistors and die castings increased $0.5 million and $0.9 million, respectively, while shipments of extruded monofilaments decreased $1.5 million due primarily to reduced shipments of specialty monofilament used in tire manufacturing. The major part of this reduction occurred in the first quarter of this fiscal year as the result of the loss of a large specialty monofilament customer in the fourth quarter of fiscal 1994. Late in the first quarter of 1995, however, the customer resumed business with the Company as the customer found the Company's product to be of higher quality. Thus far, the customer's monthly product requirements for 1995 have been somewhat less than the previous year. The operating income of the Industrial Group was $1.6 million for the first six months of fiscal 1995 which is equal to the same period of the prior fiscal year. Increased shipments of thermistors and die castings increased operating income by $0.2 million each while the decrease in sales of extruded monofilaments reduced operating income by $0.4 million.

  American Innovations, Inc., had sales of $0.3 million in the first half of fiscal 1995, $0.2 million more than last year. The Company's efforts to penetrate this market continue to be frustrated by the lengthy buying cycle in the utility industry. Operating losses of $0.4 million, consisting primarily of marketing and engineering costs, were $0.5 million less than the first six months of the prior year as the result of cost reduction initiatives.

  Corporate expenses for the first six months of fiscal 1995 were $3.2 million or $0.5 million less than the same period of fiscal 1994 despite the recognition in the current period of $0.6 million of fees paid in connection with the Merger. Reductions in expenses resulted principally from reductions in compensation, the discontinuance of the Supplemental Senior Executive Death Benefit Program, and decreased consulting fees and travel expenses.

  Other expense, net of other income, increased $0.3 million compared to the first six months of fiscal 1994 due to the write down in 1995 of certain securities available for sale in accordance with FAS 115 and fewer gains on sales of unused capital equipment in 1995. The Company continues to experience a negative interest spread on its currently nonprepayable debt position compared to the low interest earned on its almost equal cash and marketable securities position.

  Included in the tax provision for the first six months of fiscal 1994 was a valuation allowance for certain deferred tax assets related to 1994 losses that were, at that time, expected to be nonrecoverable; such valuation allowance was not required for 1995.

  Losses from continuing operations in the first six months of fiscal 1995 were $1.0 million or 28 cents per Common Share compared to losses from continuing operations of less than $0.1 million or 2 cents per Common Share in the same period of the prior year.

  Net loss for the Company was $1.0 million or 28 cents per Common Share for the first six months of this fiscal year compared to a net loss of $0.4 million or 10 cents per Common Share in the first six months of fiscal 1994.

FISCAL 1994 COMPARED TO FISCAL 1993

  Sales for fiscal 1994 were $127.1 million compared to $122.2 million in fiscal 1993, an increase of $4.9 million or 4.0%. Operating income for 1994 was $5.5 million compared to a $2.4 million loss in 1993. The changes in sales and operating income by business group are shown in the following table:

                     COMPARATIVE SALES AND OPERATING INCOME
                             (DOLLARS IN MILLIONS)

                                        SALES               OPERATING INCOME
                               ------------------------ --------------------------
                               FISCAL FISCAL  INCREASE  FISCAL  FISCAL   INCREASE
GROUP                           1994   1993  (DECREASE)  1994    1993   (DECREASE)
- -----                          ------ ------ ---------- ------  ------  ----------
Process....................... $ 55.5 $ 50.9   $ 4.6    $ 4.6   $ 3.8      $0.8
Aerospace.....................   46.1   46.1     --       5.8     1.3       4.5
Industrial....................   25.0   25.2    (0.2)     2.8     2.5       0.3
American Innovations, Inc.....    0.5    --      0.5     (1.6)   (2.4)      0.8
Corporate Expenses............     NA     NA      NA     (6.1)   (7.6)      1.5
                               ------ ------   -----    -----   -----      ----
  Totals...................... $127.1 $122.2   $ 4.9    $ 5.5   $(2.4)     $7.9
                               ====== ======   =====    =====   =====      ====

  Sales of the Process Group increased $4.6 million or 9.0% to $55.5 million compared to the prior year. Increases in shipments of flow measurement devices of $3.5 million and miscellaneous process equipment of $3.0 million were partially offset by a decrease in shipments of heat exchangers of $1.9 million. The increase in shipments of flow measurement devices was due primarily to the acquisition of XO Technologies in the fourth quarter of last year. Most of the increase in sales of miscellaneous process equipment resulted from increased shipments of centrifuges, including several exported to China. The decline in shipments of heat exchangers was primarily due to poor economic conditions. Operating profit for the Process Group was $4.6 million, which was $0.8 million greater than fiscal 1993. The reduced shipments and lower margins of heat exchangers negatively impacted operating profits by $1.4 million; this negative impact was more than offset by increased operating profits of $0.8 million and $1.4 million resulting from the higher level of sales of flow measurement devices and miscellaneous process equipment, respectively.

  The Aerospace Group recorded sales of $46.1 million in both fiscal 1994 and fiscal 1993. Sales of the group were reduced by $1.6 million as a result of the sale of several composite materials businesses in fiscal 1993, and by $2.3 million, due mostly to lower shipments of electro-mechanical devices. However, these decreases were offset by an increase of $3.2 million in sales by Aldan Industrial Machining, Inc., purchased in the fourth quarter of fiscal 1993 and by a $0.7 million increase in sales of fabricated composite structures for commercial space satellites. Delays and extensions of aerospace customer requirements related to defense industry cutbacks and softness in the commercial airlines business, which have had an adverse effect on sales and profits of aerospace components in the past, are expected to continue for some time in the future. Also, see the discussion herein under "BUSINESS OF THE COMPANY--Customers," concerning the possible loss of business from a major customer of the Aerospace Group. Operating profit of this group was $5.8 million, an improvement of $4.5 million compared to the prior year. The liquidation of LIFO inventory layers, carried at lower costs prevailing in prior years compared with the current cost of inventory, contributed $0.8 million to this improvement. The balance is principally attributable to improved productivity and cost control measures related to the manufacture of aerospace components at the A&E Division and increased sales of composite structures by Programmed Composites, Inc.

  The Industrial Group recorded sales of $25.0 million in fiscal 1994, a decrease of $0.2 million or less than 1.0%. Shipments of extruded monofilaments and thermistors increased $1.0 million and $0.1 million, respectively; however, these increases were more than offset by reduced sales of die castings. The increase in extruded monofilament sales resulted from new products introduced for the household and industrial brush market, and increased demand for paint brush bristle. (The loss in the fourth quarter of fiscal 1994 of a large specialty monofilament customer, with annual sales of approximately $2.8 million, is expected to have a substantial adverse impact on sales and profits of this group in fiscal 1995.) Despite the reduction in sales, the operating profit of the Industrial Group increased by $0.3 million over the prior year. Increased shipments of extruded monofilaments resulted in an increase in operating profit of $0.3 million; and increased volume, cost control measures and new production techniques used in the manufacture of thermistors increased operating profit by $0.5 million. On the other hand, reduced sales of die castings caused a reduction in operating profit of $0.6 million.

  American Innovations, Inc., which was acquired late in the third quarter of fiscal 1993 and had no sales last year, reported sales of $0.5 million in fiscal 1994. Operating losses, consisting primarily of marketing and engineering costs, were $1.6 million in fiscal 1994 compared to $2.4 million in fiscal 1993 which included a charge to research and development expense of $1.8 million for the value of research and development projects in process at the time of acquisition.

  Corporate expenses were $6.1 million or $1.5 million less than fiscal 1993. Compensation and benefits were reduced $1.0 million due principally to reductions in staff, the discontinuance of the Supplemental Senior Executive Death Benefit Program and decreased pension costs. The balance of the decrease resulted principally from reduced workers' compensation insurance costs.

  Other expense, net of other income, increased $0.9 million compared to fiscal 1993 primarily as a result of reduced investment income due chiefly to lower interest rates and, to a lesser extent, a smaller investment pool.

  The effective tax rate for fiscal 1994 was 26%. This reduced rate reflects a refund of federal income taxes related to the settlement of claims assumed during the spin off from Ametek.

  Income from continuing operations was $1.5 million or 42 cents per Common Share, compared to a net loss of $3.4 million or 93 cents per Common Share in the prior year.

  Net income for the Company was $1.2 million or 34 cents per Common Share this year, an improvement of $5.0 million over the prior year loss of $3.8 million or a loss of $1.02 per Common Share.

  Of the $7.9 million increase in operating income between fiscal years 1993 and 1994 discussed above, $5.1 million occurred in the fourth quarter of fiscal 1994. On almost identical fourth quarter sales ($29.8 million in fiscal 1994 compared to $29.7 million in fiscal 1993), operating income increased from a $3.0 million loss in fiscal 1993 to a $2.1 million profit in fiscal 1994. This increase was the result of many factors, some of which were noted in the full year discussion above. The more significant factors for the fourth quarter are further detailed below.

  In the fourth quarter of fiscal 1993, $1.0 million of environmental costs were recognized at one of the Process Group plants, while no similar expenses were incurred in fiscal 1994. This matter is more fully discussed under "BUSINESS OF THE COMPANY--Environmental Matters".

  The Aerospace Group had $1.8 million of improved profitability in the fourth quarter of fiscal 1994 from several areas. Research and development costs of approximately $0.3 million, related to a new composite structure fabrication program, were expensed in the fourth quarter of fiscal 1993 since the Company did not have a contractual commitment for recovery at that time. The amount was recognized as revenue in the fourth quarter of fiscal 1994 when the contract was finalized resulting in a positive change of $0.6 million between the two quarterly periods. In addition, major improvements in productivity and cost control were experienced in fiscal 1994 at the Company's A&E Division due to restructuring projects which were begun in fiscal 1993.

  In the fourth quarter of fiscal 1993, $0.6 million of additional insurance reserves (primarily workers' compensation) were required due to a highly unfavorable historical loss experience. However, as a consequence of safety and claims settlement programs instituted at all Company operations by both general management and a newly hired risk manager, a significant favorable adjustment of $0.4 million of such reserves was recorded in the fourth quarter of fiscal 1994, resulting in a $1.0 million positive change between the two quarterly periods.

  Certain corporate expenses were reduced by $1.1 million in fiscal 1994 from the consolidation of the corporate offices in Denver, Colorado and the resulting down-sizing of staff and from the elimination in the fourth quarter of fiscal 1994 of a supplemental executive retirement plan.

FISCAL 1993 COMPARED TO FISCAL 1992

  Sales for fiscal 1993 were $122.2 million compared to $133.1 million in fiscal 1992, a decrease of $10.9 million or 8.2%. The operating loss for fiscal 1993 was $2.4 million or $1.8 million less than the prior year which included a restructuring charge of $7.4 million. The changes in sales and operating income by business group are shown in the following table:

                     COMPARATIVE SALES AND OPERATING INCOME
                             (DOLLARS IN MILLIONS)

                                        SALES               OPERATING INCOME
                               ------------------------ --------------------------
                               FISCAL FISCAL  INCREASE  FISCAL  FISCAL   INCREASE
GROUP                           1993   1992  (DECREASE)  1993    1992   (DECREASE)
- -----                          ------ ------ ---------- ------  ------  ----------
Process....................... $ 50.9 $ 54.2   $ (3.3)  $ 3.8   $ 6.4     $(2.6)
Aerospace.....................   46.1   54.1     (8.0)    1.3    (4.2)      5.5
Industrial....................   25.2   24.8      0.4     2.5     1.3       1.2
American Innovations, Inc.....    --     --       --     (2.4)    --       (2.4)
Corporate Expenses............     NA     NA       NA    (7.6)   (7.7)      0.1
                               ------ ------   ------   -----   -----     -----
  Totals...................... $122.2 $133.1   $(10.9)  $(2.4)  $(4.2)    $ 1.8
                               ====== ======   ======   =====   =====     =====

  The Process Group's sales were $50.9 million in fiscal 1993, a decrease of $3.3 million or 6.1% compared to fiscal 1992. Decreases in shipments of heat exchangers and process equipment of $2.7 million and $0.9 million, respectively, were partially offset by increased sales of flow measurement devices of $0.3 million. The major reason for the decline in shipments of heat exchangers was reduced demand for mainframe computers. Operating profit for the Process Group was $3.8 million in fiscal 1993 versus $6.4 million in fiscal 1992, a decrease of $2.6 million. The reduced shipments of heat exchangers resulted in a reduction of operating profits of $0.7 million. Reduced shipments of process equipment as well as increased environmental costs decreased operating profits by $1.4 million.

  The Aerospace Group reported sales of $46.1 million for fiscal 1993, a decrease of $8.0 million or 14.8% compared to fiscal 1992. The sale of the Textile Products and Composite Material divisions in the third quarter of fiscal 1993 contributed $2.6 million to this decrease. Reduced shipments of aerospace components of $7.1 million and electro-mechanical devices of $1.6 million also had a negative impact on sales. These reductions were partially offset by a $2.8 million increase in space shuttle component shipments and a $0.5 million increase in sales of fabricated composite structures. Delays and extensions of aerospace customer requirements related to defense industry cutbacks and the soft commercial airline business, which had an adverse effect on sales and profits of aerospace components, are expected to continue for some time in the future. The operating profit of this group was $1.3 million, a decrease of $0.8 million compared to fiscal 1992, before the write-down of assets related to the Textile Products Division of $6.3 million and the restructuring charge of $1.1 million. This decrease is primarily attributable to the changes in sales previously discussed and increased research and development expenditures in connection with a new composite structure fabrication program, partially offset by reduced losses of $0.7 million related to the composite materials businesses sold in fiscal 1993.

  The Industrial Group recorded sales of $25.2 million in fiscal 1993, compared to $24.8 million for fiscal 1992. This increase of $0.4 million or 1.6% was due to increased shipments of extruded monofilaments as a result of new products introduced for the household and industrial brush market and increased demand for paint brush bristle and specialty monofilaments. The operating profit of the Industrial Group was $2.5 million in fiscal 1993, an increase of $1.2 million over the prior year. Increased shipments of extruded monofilaments used in cosmetic brushes resulted in an increase in operating profit of $0.4 million. Reduced cost of sales of die castings and thermistors as a result of cost control measures and new production techniques increased operating profit by $0.3 million and $0.5 million, respectively.

  American Innovations, Inc., acquired in the third quarter of fiscal 1993, had no sales in that year. Operating losses of $2.4 million in fiscal 1993 consisted of a $1.8 million charge to research and development expense for the value of research and development projects in process at the time of acquisition plus continuing marketing and engineering costs.

  Corporate expenses of $7.6 million in fiscal 1993 were $0.9 million greater than fiscal 1992 after excluding a $1.0 million restructuring charge included in that year. This increase was due to increases in corporate general and administrative expenses.

  Other expense, net of other income, increased $2.3 million compared to fiscal 1992 primarily due to reduced investment income resulting principally from lower interest rates.

  The fiscal 1993 tax provision includes a valuation allowance of $0.8 million for certain deferred tax assets related to current year losses that were not expected to be recoverable.

  Loss from continuing operations was $3.4 million or 93 cents per Common Share in fiscal 1993, compared to a loss of $3.2 million or 81 cents per Common Share in the prior year.

  Net loss for the Company was $3.8 million or $1.02 per Common Share in fiscal 1993, compared to the net loss for fiscal 1992 of $3.0 million or 77 cents per Common Share.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital at February 28, 1994 amounted to $67.2 million compared to $75.5 million at February 28, 1993. This decrease of $8.3 million was caused largely by the reclassification of $4.5 million of long-term debt to current, the repayment of $1.4 million of loans on officers life insurance and the decrease in assets of discontinued operations of $6.8 million due to the sale of the Aluminum Division. Working capital at August 31, 1994 amounted to $75.4 million, compared to $67.2 million at February 28, 1994. This increase of $8.2 million was caused, for the most part, by the receipt of $1.6 million of cash surrender value payments on officers' life insurance related to the discontinuance and settlement of the Supplemental Senior Executive Death Benefit Program in fiscal 1994; and the sale of the Company's investment in the Pine Street Partners, L.P. for $5.3 million in anticipation of the Merger. Included in current assets are cash and cash equivalents and marketable securities of $68.5 million at August 31, 1994, $60.7 million at February 28, 1994 and $64.7 million at February 28, 1993. Also included in current assets at August 31, 1994 are net deferred income tax assets of $3.7 million, the recognition of which is justified by the Company's ability to generate future taxable income through tax planning strategies for inventories which are presently valued on a LIFO basis.

  The covenants of the $45.0 million of Senior Notes, with a current interest rate of 11.17%, prohibit prepayment until October 31, 1996, though scheduled annual repayments of $4.5 million will commence October 31, 1994. An amendment to the Senior Note Agreement, however, will allow the Company to purchase an aggregate amount of $7.5 million of Debentures and/or Common Shares subsequent to February 28, 1994 if the Company can maintain a debt to capitalization ratio of less than 50%. The ratio as of February 28, 1994 was 51.2%.

  The Company's ability to pay dividends is also restricted by the terms of its financing arrangements and the Company currently is not permitted to pay cash dividends to stockholders. In the future, the Company's Board of Directors will consider the advisability of paying cash or other dividends, when permitted, based on the Company's earnings, financial condition, anticipated cash needs and such other factors as are deemed relevant at the time.

  The Company's overall financial condition remained strong at August 31, 1994, and its liquidity and capital resources were adequate for its operating needs.

CAPITAL EXPENDITURES

  In fiscal 1994, 1993 and 1992, the Company invested a total of $15.0 million in capital improvements. Such expenditures were directed primarily toward improved production efficiency and expanded capacity. Capital expenditures in fiscal 1994 totaled $4.9 million, reflecting investment in automated and other manufacturing equipment. Capital expenditures and other cash requirements are being funded by internally generated and existing funds, and no significant additional borrowings have been incurred. Capital expenditures in 1995 are expected to be financed by existing cash balances and cash generated by operating activities.

OTHER MATTERS

  Inflation has had no significant effect on the Company's overall operations or financial condition in the last few years due to the relatively low rate of inflation in the United States. In addition, the LIFO method of accounting for inventories (where the cost of the products sold approximates current cost) is used and, therefore, the effect of inflation is substantially reflected in operating costs. In general, the Company believes that programs are in place to monitor the effect of inflation and take the necessary steps to minimize its effect on operations.

                       MARKET PRICE FOR THE COMMON SHARES

  The Company's Common Shares are listed and traded on the AMEX. The following table sets forth the high and low quoted sales price for the Common Shares on the AMEX for the periods indicated.

     FISCAL YEAR ENDING LAST DAY IN FEBRUARY                     HIGH     LOW
     ---------------------------------------                    ------- -------
     1993:
       First Quarter........................................... $11 7/8 $ 9 1/2
       Second Quarter.......................................... $11 7/8 $10 7/8
       Third Quarter........................................... $11 5/8    $11
       Fourth Quarter.......................................... $12 1/2 $10 5/8
     1994:
       First Quarter........................................... $12 1/2    $11
       Second Quarter.......................................... $11 7/8 $ 9 7/8
       Third Quarter........................................... $15 3/4 $10 3/4
       Fourth Quarter.......................................... $14 1/2 $12 1/2
     1995:
       First Quarter........................................... $13 3/4 $11 7/8
       Second Quarter..........................................    $15  $13 1/8
       Third Quarter (through November   , 1994)............... $14 1/8 $13 5/8

  On October 20, 1993, the last trading day before the American Securities Group publicly indicated it was reviewing its options with respect to its interests in the Company, the high and low quoted sales price for the Common Shares on the AMEX were $11 1/8 and $11, respectively.

  On April 26, 1994, the last trading day before the public announcement by the Company that it had received the Initial Proposal from the Acquiring Group, the high and low quoted sales price for the Common Shares on the AMEX were $13 and $12 3/4, respectively.

  On June 21, 1994, the last trading day preceding the issuance of the press release by the Company announcing the receipt of the Revised Proposal, the high and low quoted sales price for the Common Shares on the AMEX was $13 1/2.

  On      , 1994, the most recent practicable date before the printing of this
Proxy Statement, the high and low quoted sales price for the Common Shares on
the AMEX were $    and $   , respectively, and     Common Shares were issued
and outstanding among     registered stockholders.

  HOLDERS OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

                                   DIVIDENDS

  The Company has not paid cash dividends to date. As of February 28, 1994, payments of dividends were restricted until such time as the Company earns additional net income of $6.0 million.

  Under the terms of the Note Purchase Agreement with respect to the Senior Notes, the Company is restricted in its ability to pay any dividend or make any distribution on its capital stock or to its stockholders (other than dividends or distributions payable in its Common Shares or rights, warrants, options or similar securities with respect to the purchase of its Common Shares). Such payments or distributions are prohibited (i) if a Default or an Event of Default, as defined in the Note Purchase Agreement, has occurred and is continuing, or (ii) if, in the aggregate, proposed dividends, repurchases of Common Shares, or certain investments are in excess of $5.0 million plus 75% of cumulative net income (or minus 100% of net losses) subsequent to December 1, 1988, plus any proceeds from the issuance of Common Shares or resulting from the conversion of indebtedness or Preferred Shares into Common Shares. During fiscal 1991, the Company received a waiver from its lenders excluding $3.0 million of certain costs reimbursed to Ametek from the above calculation. During fiscal 1992, the Note Purchase Agreement was amended to permit additional repurchases of up to $15.0 million of the Company's Debentures and Common Shares, provided that the Company is entitled to incur additional unsecured Funded Debt, as defined in the Note Purchase Agreement. In conjunction with such amendment, the interest rate on the Senior Notes was increased. As noted above, the Senior Notes will be prepaid in full upon consummation of the Merger. Additional restrictions on the Company's ability to pay dividends will be imposed if at any time the Debentures are in default or any dividends are not declared and paid on the Preferred Stock.

  If the Merger is approved, it is contemplated that the Surviving Corporation's cash flow will be used primarily to make debt service payments under the Senior Facilities and to meet other corporate obligations. Future dividends on the Company's capital stock will be determined in light of the earnings and financial requirements of the Surviving Corporation and will be subject to restrictions contained in the Credit Agreement and other debt instruments of the Surviving Corporation.

               CERTAIN INFORMATION CONCERNING ACQUISITION CORP.,
                 HOLDINGS CORP., KTM PARTNERS AND KTM GP CORP.

ACQUISITION CORP.

  Acquisition Corp. is a Delaware corporation organized for the purpose of effectuating the Merger. As of the date of this Proxy Statement, the authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, $0.01 par value per share ("Acquisition Corp. Shares"). Holdings Corp. owns all of the issued and outstanding Acquisition Corp. Shares. As of the date of this Proxy Statement, the directors and officers of Acquisition Corp. are as set forth under "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HOLDINGS CORP., ACQUISITION CORP., KTM GP CORP. AND THE SURVIVING CORPORATION--Information Concerning Directors and Executive Officers of Holdings Corp., Acquisition Corp. and KTM GP Corp." The directors and sole stockholder of Acquisition Corp. have approved the Merger Agreement. Until the consummation of the Merger, it is not anticipated that Acquisition Corp. will have any significant assets or liabilities (other than those arising under the Merger Agreement or in connection with the Merger and the transactions contemplated thereby) or engage in any activities other than those incident to its formation and capitalization, the Merger and the financing thereof.

HOLDINGS CORP.

  Holdings Corp. is a Delaware corporation organized for the purpose of effectuating the Merger. As of the date of this Proxy Statement, the authorized capital stock of Holdings Corp. consists of 1,000 shares of common stock, $0.01 par value per share ("Holdings Corp. Shares"). Currently, KTM Partners owns all of the issued and outstanding Holdings Corp. Shares. As of the date of this Proxy Statement, the directors and officers of Holdings Corp. are the same as for Acquisition Corp. The directors and sole stockholder of Holdings Corp. have approved the Merger Agreement. Until the consummation of the Merger, it is not anticipated that Holdings Corp. will have any significant assets or liabilities (other than those arising under the Merger Agreement or in connection with the Merger and the transactions contemplated thereby) or engage in any activities other than those incident to its formation and capitalization, the Merger and the financing thereof.

KTM PARTNERS

  KTM Partners is a New York limited partnership formed for the purpose of effectuating the Merger. The sole general partner of KTM Partners is KTM Partners GP Corp., a New York corporation ("KTM GP Corp."), which holds a 1% ownership interest in KTM Partners. Currently, the limited partners of KTM Partners are the members of the American Securities Group, who hold the remaining 99% ownership interest in KTM Partners. Danaher has agreed to purchase (or to cause one of its affiliates to purchase) for cash, upon consummation of the Merger, a $5 million limited partnership interest in KTM Partners (which interest will constitute not less than 33 1/3% of the total partnership interests in KTM Partners and approximately 33 1/3% of the total equity in Holdings Corp.). Capital Partners may arrange for other third party investors to purchase limited partnership interests in KTM Partners (or in other limited partnerships which may be created for the purpose of making an equity investment in Holdings Corp.).

KTM GP CORP.

  KTM GP Corp. is a New York corporation organized for the purpose of effectuating the Merger. As of the date of this Proxy Statement, the authorized capital stock of KTM GP Corp. consists of 1,000 shares of common stock, $.01 par value per share ("KTM GP Corp. Shares"). Currently, Elizabeth R. Varet owns 53%, Charles D. Klein owns 39% and Michael G. Fisch owns 8% of the issued and outstanding KTM GP Corp. Shares. As of the date of this Proxy Statement, the directors and officers of KTM GP Corp. are as set forth under "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HOLDINGS CORP., ACQUISITION CORP., KTM GP CORP. AND THE SURVIVING CORPORATION--Information

Concerning Directors and Executive Officers of Holdings Corp., Acquisition Corp. and KTM GP Corp." Until the consummation of the Merger, it is not anticipated that KTM GP Corp. will have any significant assets or liabilities (other than those arising under the limited partnership agreement of KTM Partners) or engage in any activities other than those incident to its formation and capitalization, the Merger and the financing thereof.

GENERAL

  The business address of Acquisition Corp., Holdings Corp., KTM Partners and KTM GP Corp. is 122 East 42nd Street, Suite 2400, New York, New York 10022.

                        DIRECTORS AND EXECUTIVE OFFICERS
               OF THE COMPANY, HOLDINGS CORP., ACQUISITION CORP.,
                   KTM GP CORP. AND THE SURVIVING CORPORATION

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below is the name of each director and executive officer of the Company and the present principal occupation or employment of each such person, the material occupations, positions, officers or employments and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment of each such person was held during the past five years. Unless otherwise indicated, the address of each director and executive officer is that of the Company at Suite 600, One Cherry Drive, 501 South Cherry Street, Denver, Colorado 80222. Unless otherwise indicated, each person listed below is a citizen of the United States.

                              PRINCIPAL OCCUPATIONS OR POSITIONS, AND ADDRESSES
          NAME               THEREOF, DURING THE PAST FIVE YEARS (1); CITIZENSHIP
          ----               ----------------------------------------------------
Alexander G. Anagnos.... Director of the Company since June 22, 1988; Financial advisor to Mr. William Rosenwald and his family; Executive
                         Director of American Securities, L.P. and a Director of an
                         affiliated and predecessor entity (122 East 42nd Street,
                         Suite 2400, New York, New York 10022); Trustee of Eastover
                         Corporation, a real estate investment trust, since April
                         1990.
William J. Catacosinos.. Director of the Company since June 22, 1988; Chairman of the
                         Board, Chief Executive Officer and President of Long Island
                         Lighting Company (175 East Old Country Road, Hicksville, New
                         York 11801); Director of Utilities Mutual Insurance Co. and
                         U.S. Life Corporation.
Alan R. Gruber.......... Director of the Company since June 25, 1992; Chairman of the
                         Board and Chief Executive Officer of Orion Capital
                         Corporation ("Orion"), a property and casualty insurance
                         holding company (30 Rockefeller Plaza, New York, New York
                         10112); Chairman of Guaranty National Corporation, an
                         insurance affiliate of Orion; Trustee of five trusts which manage the Neuberger & Berman family of equity mutual funds;
                         Director of Trenwick Group, Inc., a property and casualty
                         reinsurance underwriter.
Charles D. Klein........ Director of the Company since June 22, 1988; Financial advisor to Mr. William Rosenwald and his family; Managing
                         Director of American Securities, L.P. and executive officer of affiliated and predecessor entities (122 East 42nd
                         Street, Suite 2400, New York, New York 10022); Director of
                         Ametek.

                               PRINCIPAL OCCUPATIONS OR POSITIONS, AND ADDRESSES
          NAME                THEREOF, DURING THE PAST FIVE YEARS (1); CITIZENSHIP
          ----                ----------------------------------------------------
William E. Leisey.......  Controller of the Company since September 1990; Director of
                          Accounting of the Company from December 1988 to September
                          1990.
Tom A. Sims.............  Vice President-Human Resources of the Company since August
                          1992; Director of Human Resources of Energy Service Company,
                          Inc., (1445 Ross Avenue, Dallas, Texas 75202) from June 1990 to July 1992; Vice President of Administration of the
                          Reading & Bates Corporation, (3500 Mid-Continent Tower,
                          Tulsa, Oklahoma 74102) for more than two years prior
                          thereto.
Robert L. Tomz..........  Vice President and Chief Financial Officer of the Company
                          since March 1993; Vice President of the Company from
                          December 1992 to March 1993; business consultant (13907
                          Bluff Lane, San Antonio, Texas 78216) from July 1991 to
                          November 1992; an Executive Vice President of James Barko
                          and Associates (9311 San Pedro, Suite 1450, San Antonio,
                          Texas 78216) from March 1990 to June 1991; President and
                          Chief Executive Officer of RemodelAmerica Corporation (10410
                          Gulfdale, San Antonio, Texas 78216) from December 1988 to
                          February 1990.
Elizabeth R. Varet......  Director of the Company since June 22, 1988; Chairperson and
                          Managing Director of American Securities, L.P. and a
                          Director of affiliated and predecessor entities (122 East
                          42nd Street, Suite 2400, New York, New York 10022); Director
                          of Ametek.
Robert L. Welty.........  Secretary of the Company since September 1993; Legal counsel of the Company since August 1990; in private practice (765
                          Belfry Drive, Blue Bell, Pennsylvania 19422) for two years prior to joining the Company.
Hugh H. Williamson, III.  Director, President and Chief Executive Officer of the
                          Company since April 21, 1992; President, Chief Executive
                          Officer and Chief Operating Officer of Williamson &
                          Associates, (2519 E. 21st Street, Tulsa, Oklahoma 74114) a
                          consulting firm, for more than three years prior thereto.

- --------
(1) Except as otherwise indicated, such persons have held their present occupations for a period in excess of five years.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS CORP., ACQUISITION CORP. AND KTM GP CORP.

  Set forth below is the name of each director and executive officer of Holdings Corp., Acquisition Corp. and KTM GP Corp. and, unless disclosed elsewhere under "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HOLDINGS CORP., ACQUISITION CORP., KTM GP CORP. AND THE SURVIVING CORPORATION," the present principal occupation or employment of each such person, the material occupations, positions, officers or employments and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment of each such person was held during the past five years. Unless otherwise indicated, the address of each director and executive officer of Holdings Corp., Acquisition Corp. and KTM GP Corp. is that of American Securities at 122 East 42nd Street, Suite 2400, New York, New York 10022. Unless otherwise indicated, each person listed below is a citizen of the United States.

                              PRINCIPAL OCCUPATIONS OR POSITIONS, AND ADDRESSES
          NAME               THEREOF, DURING THE PAST FIVE YEARS (1); CITIZENSHIP
          ----               ----------------------------------------------------
Michael G. Fisch........ Director, Vice President, Treasurer and Assistant Secretary
                         of Holdings Corp. and Acquisition Corp. since December 1993 and April 1994, respectively; Director, Executive Vice
                         President, Treasurer and Secretary of KTM GP Corp. since
                         June 1994; Financial advisor to Mr. William Rosenwald and
                         his family since April 1993; Managing Director of American
                         Securities, L.P. and executive officer of affiliated and
                         predecessor entities (122 East 42nd Street, Suite 2400, New
                         York, New York 10022) since April 1993; from 1991 to 1993, a
                         Managing Director of First Atlantic Capital, Ltd., New York
                         City; prior to 1990, a Principal of Adler & Shaykin, New
                         York City.
Charles D. Klein........ Director and President of Holdings Corp. and Acquisition
                         Corp. since December 1993 and April 1994, respectively;
                         Director, President and Chief Executive Officer of KTM GP
                         Corp. since June 1994. See
                         "--Information Concerning Directors and Executive Officers
                         of the Company."
David P. Steinmann...... Director, Vice President, Secretary and Assistant Treasurer
                         of Holdings Corp. and Acquisition Corp. since December 1993 and April 1994, respectively; Chief Administrative Officer of the organization responsible for the management of the
                         investment and philanthropic activities of the William
                         Rosenwald family; Managing Director of American Securities,
                         L.P. and executive officer of affiliated and predecessor
                         entities (122 East 42nd Street, Suite 2400, New York, New
                         York 10022); Director of Ametek.
Elizabeth R. Varet...... Chairman of the Board of Directors of KTM GP Corp. since
                         June 1994. See "--Information Concerning Directors and
                         Executive Officers of the Company."

- --------
(1) Except as otherwise indicated, such persons have held their present occupations for a period in excess of five years.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION

  The directors of the Surviving Corporation are expected to be Michael G. Fisch, Charles D. Klein, Elizabeth R. Varet and Hugh H. Williamson, III. See "--Information Concerning Directors and Executive Officers of the Company" and "--Information Concerning Directors and Executive Officers of Holdings Corp., Acquisition Corp. and KTM GP Corp."

  The executive officers of the Company as identified above under "-- Information Concerning Directors and Executive Officers of the Company" will continue to serve as executive officers of the Surviving Corporation.

                       SECURITY OWNERSHIP OF THE COMPANY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of       , 1994, information regarding the
beneficial ownership of each person or group who owned of record or who, to the best knowledge of the Company, owned beneficially more than five percent of the outstanding Common Shares.

                                                      NUMBER OF   PERCENTAGE OF
                                                    COMMON SHARES  OUTSTANDING
                 NAME AND ADDRESS                   BENEFICIALLY     COMMON
                OF BENEFICIAL OWNER                     OWNED       SHARES(1)
                -------------------                 ------------- -------------
Acquiring Group
c/o American Securities BD Co., L.P.
 122 East 42nd Street
 Suite 2400
 New York, New York 10168..........................    926,942(2)    22.92%
Tweedy, Browne Company L.P.
TBK Partners, L.P.
Vanderbilt Partners, L.P.
 52 Vanderbilt Avenue
 New York, New York 10017..........................    455,477(3)    12.85%
Gabelli Funds, Inc.
GAMCO Investors, Inc.
Gabelli & Company, Inc. Profit Sharing Plan
Gabelli Performance Partnership
Gabelli Associates Fund
Gabelli Associates Limited
Gabelli & Company, Inc.
 One Corporate Center
 Rye, New York 10580...............................    335,669(4)     8.87%
Lehman Brothers, Inc.
Lehman Brothers Holdings, Inc.
 2 World Trade Center, 15th Floor
 New York, New York 10048..........................    178,600(5)     5.04%

- --------

(1) Percentage of Outstanding Common Shares was calculated based on the ratio of beneficial ownership to the sum of (a) the outstanding Common Shares,
    (b) Common Shares issuable upon conversion of Debentures held by the applicable beneficial owner, (c) Common Shares issuable upon conversion of Preferred Shares (each of which is convertible into one Common Share) held by the applicable beneficial owner and (d) in the case of the Acquiring Group, Common Shares issuable upon the exercise of currently exercisable stock options held by Hugh H. Williamson, III.
(2) Consists of 428,478 outstanding Common Shares, 447,689 outstanding Preferred Shares, 21,885 Common Shares issuable upon conversion of Debentures and 28,890 Common Shares issuable upon the exercise of currently exercisable stock options held by Mr. Williamson. Included in the Common Shares beneficially owned by certain members of the Acquiring Group are 12,612 outstanding Common Shares and 21,885 Common Shares issuable upon conversion of Debentures held in their capacities as trustees of certain trusts, executor of an estate or officers and/or directors of charitable foundations which are not proponents of the Merger; such 12,612 outstanding Common Shares will be converted into the right to receive the Merger Consideration in connection with the Merger. The total Voting Shares owned beneficially by the Acquiring Group does not include an aggregate of approximately 192,762 Common Shares (5.16%) (including 71,374 Common Shares issuable upon conversion of Debentures), which are beneficially owned by other clients of American Securities. The total beneficial ownership shown in the above table for the Acquiring Group eliminates the duplication of beneficial ownership of Common Shares where certain members of the Acquiring Group share voting and dispositive power over the same Common Shares by virtue of their positions as co-trustees of certain trusts or officers and/or directors of certain corporations and/or charitable foundations. Of the members of the American Securities Group, Elizabeth R. Varet has beneficial ownership with respect to Common Shares as provided below under "--Security Ownership of Directors and Executive Officers"; Nina K. Rosenwald, Ms. Varet's sister, has beneficial ownership with respect to 402,660 Common Shares (10.73%), as to 56,702 Common Shares (including 32,242 Preferred Shares) of which she has sole voting and dispositive power and as to 345,958 Common Shares (including 174,561 Preferred Shares and 128 Common Shares issuable upon conversion of Debentures) of which she has shared voting and dispositive power as a director and/or officer of one or more corporations and/or foundation and as a co-trustee of certain trusts; Alice R. Sigelman, Ms. Varet's sister, has beneficial ownership with respect to 412,840 Common Shares (10.99%), as to 34,357 Common Shares (including 24,197 Preferred Shares) of which she has sole voting and dispositive power and as to 378,483 Common Shares (including 182,478 Preferred Shares and 128 Common Shares issuable upon conversion of Debentures) of which she has shared voting and dispositive power as a director and/or officer of one or more corporations and/or foundation and as a co-trustee of certain trusts; and Lewis G. Cole, a member of Stroock & Stroock & Lavan, has beneficial ownership with respect to 310,357 Common Shares (8.44%), as to 1,200 Common Shares of which he has sole voting and dispositive power and as to 309,157 Common Shares (including 127,918 Preferred Shares and 5,455 Common Shares issuable upon conversion of Debentures) of which he has shared voting and dispositive power as a co-trustee of certain trusts.

(3) Based upon an amendment to a Schedule 13D filed with the Commission on July 6, 1994, (i) Tweedy, Browne Company L.P. reported beneficial ownership of an aggregate of 447,377 Common Shares (12.62%), of which it reported sole voting power as to 383,531 Common Shares and shared dispositive power as to 447,377 Common Shares; (ii) TBK Partners, L.P. reported sole voting and dispositive power with respect to 4,600 Common Shares (0.13%); and (iii) Vanderbilt Partners, L.P. reported sole voting and dispositive power with respect to 3,500 Common Shares (0.10%).

(4) Based upon an amendment to a Schedule 13D filed with the Commission on September 22, 1994, (i) Gabelli Funds, Inc. reported sole voting, dispositive power and beneficial ownership of 149,310 Common Shares (4.07%), of which 119,310 Common Shares are issuable upon conversion of Debentures; (ii) GAMCO Investors, Inc. reported sole voting, dispositive power and beneficial ownership of 89,576 Common Shares (2.46%), of which 84,076 Common Shares are issuable upon conversion of Debentures; (iii) Gabelli & Company, Inc. Profit Sharing Plan reported sole voting, dispositive power and beneficial ownership of 28,560 Common Shares (0.80%), of which 28,560 Common Shares are issuable upon conversion of Debentures;
    (iv) Gabelli Performance Partnership reported sole voting, dispositive power and beneficial ownership of 1,900 Common Shares (0.05%); (v) Gabelli Associates Fund reported sole voting, dispositive power and beneficial ownership of 56,323 Common Shares (1.59%), of which 8,023 Common Shares are issuable upon conversion of Debentures; (vi) Gabelli Associates Limited reported sole voting, dispositive power and beneficial ownership of 7,000 Common Shares (0.19%); and (vii) Gabelli & Company, Inc. reported sole voting, dispositive power and beneficial ownership of 3,000 Common Shares (0.08%).
(5) In a Schedule 13G filed with the Commission on February 10, 1994, Lehman Brothers, Inc. and Lehman Brothers Holdings, Inc. and certain related entities reported sole voting and dispositive power and beneficial ownership of 178,600 Common Shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth as of October 14, 1994, information regarding the beneficial ownership of Common Shares by each Director of the Company, the Company's Chief Executive Officer and its other most highly compensated executive officers whose salary and bonus for fiscal year 1994 exceeded $100,000 and by all directors and executive officers of the Company as a group.

                                                      NUMBER OF    PERCENTAGE OF
                                                    COMMON SHARES   OUTSTANDING
                                                    BENEFICIALLY      COMMON
             NAME OF BENEFICIAL OWNER                 OWNED(1)       SHARES(2)
             ------------------------               -------------  -------------
Alexander G. Anagnos..............................      55,477(3)      1.55%
William J. Catacosinos............................      11,704(4)      0.33%
Alan R. Gruber....................................      14,000(5)      0.39%
Charles D. Klein..................................      74,022(6)      2.06%
William E. Leisey.................................       3,994(7)      0.11%
Thomas A. Sims....................................       1,650(8)      0.05%
Robert L. Tomz....................................       5,957(9)      0.17%
Elizabeth R. Varet................................     518,379(10)    13.64%
Hugh H. Williamson, III...........................      84,526(11)     2.36%
All executive officers and directors as a group,
 consisting of ten persons, including the individ-
 uals named above.................................     770,459(12)    19.87%

- --------
 (1) Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.
 (2) Percentage of Outstanding Common Shares was calculated based on the ratio of beneficial ownership to the sum of (a) the outstanding Common Shares,
     (b) Common Shares issuable upon conversion of Debentures held by the applicable beneficial owner, (c) Common Shares issuable upon conversion of Preferred Shares (each of which is convertible into one Common Share) held by the applicable beneficial owner and (d) Common Shares issuable upon the exercise of currently exercisable stock options held by the applicable beneficial owner.
 (3) Includes 19,201 Common Shares (including 7,702 Preferred Shares) beneficially owned by Mr. Anagnos' wife and son. Mr. Anagnos disclaims beneficial ownership of such 19,201 Common Shares. Mr. Anagnos has sole voting and dispositive power with respect to 9,593 Common Shares (including 8,793 Preferred Shares). Mr. Anagnos has shared voting and dispositive power with respect to 26,682 Common Shares (including 2,631 Preferred Shares and 15,339 Common Shares issuable upon conversion of Debentures) as a director and/or officer of a foundation, as a co-trustee of several trusts and as executor of an estate. Mr. Anagnos is a director of an investment manager for certain entities holding an aggregate of 94,400 Common Shares (including a Company employee benefit plan trust which holds among its assets an aggregate of 56,000 Common Shares); none of such 94,400 Common Shares have been included in the above table.
 (4) Includes 1,604 Common Shares issuable upon conversion of Debentures.
 (5) Includes 3,333 Common Shares held pursuant to restricted stock awards under the Company's 1988 Stock Incentive Plan (the "1988 Plan").
 (6) Includes 3,425 Common Shares (including 1,925 Preferred Shares) beneficially owned by Mr. Klein's wife. Mr. Klein disclaims beneficial ownership of such 3,425 Common Shares. Mr. Klein has sole voting and dispositive power with respect to 57,126 Common Shares (including 32,926 Preferred Shares). Mr. Klein has shared voting and dispositive power with respect to 13,471 Common Shares (including 4,493 Preferred Shares and 6,418 Common Shares issuable upon conversion of Debentures) as a director and/or officer of a foundation and as a co-trustee of several trusts.

 (7) Includes 384 Common Shares issuable upon conversion of Debentures and 3,250 Common Shares issuable upon the exercise of currently exercisable stock options.
 (8) Issuable upon the exercise of currently exercisable stock options.
 (9) Includes 1,604 Common Shares issuable upon conversion of Debentures beneficially owned by Mr. Tomz, 2,750 Common Shares issuable upon the exercise of currently exercisable stock options and 1,603 Common Shares issuable upon conversion of Debentures beneficially owned by his son and a trust for the benefit of another son. Mr. Tomz disclaims beneficial ownership of such 1,603 Common Shares.
(10) Includes 15,482 Common Shares (including 15,082 Preferred Shares) beneficially owned by Ms. Varet's husband. Ms. Varet disclaims beneficial ownership of such 15,482 Common Shares. Ms. Varet has sole voting and dispositive power with respect to 91,890 Common Shares (including 55,990 Preferred Shares) and shared voting and dispositive power with respect to 411,006 Common Shares (including 182,606 Preferred Shares) as a director and/or officer of one or more foundations and as co-trustee of certain trusts.
(11) Includes 7,444 Preferred Shares and 28,890 Common Shares issuable upon the exercise of currently exercisable stock options.
(12) Includes (a) 3,333 Common Shares held pursuant to restricted stock awards under the 1988 Plan; (b) 263,956 Preferred Shares; (c) 26,952 Common Shares issuable upon conversion of Debentures; and (d) 37,290 Common Shares issuable upon exercise of currently exercisable stock options held by all executive officers and directors as a group.

                 PURCHASES OF VOTING SHARES BY CERTAIN PERSONS

  The following table sets forth certain information concerning purchases of Voting Shares since March 1, 1992 by the Company, by members of the Acquiring Group, and by directors and executive officers of the Company.

                                                                WHERE AND HOW
                                          NO. OF  PRICE PER      TRANSACTION
             NAME                  DATE   SHARES    SHARE          EFFECTED
             ----                -------- ------- ---------   ------------------
Steve Anagnos..................   3/04/92   1,180  $10.55            AMEX
Charles D. Klein...............   3/04/92  12,400  $10.55            AMEX
Jane P. Klein as custodian for
 Andrew Klein..................   3/04/92     500  $10.55            AMEX
Jane P. Klein as custodian for
 Elizabeth P. Klein............   3/04/92     500  $10.55            AMEX
Jane P. Klein..................   3/04/92     500  $10.55            AMEX
David P. Steinmann.............   3/04/92   9,380  $10.55            AMEX
Catherine Steinmann............   3/04/92     480  $10.55            AMEX
David P. Steinmann Defined Ben-
 efit Plan--
 Keogh U/A dated 12/28/84......   3/04/92     500  $10.55            AMEX
Gabriel Steinmann..............   3/04/92     476  $10.55            AMEX
Jennifer Steinmann.............   3/04/92     476  $10.55            AMEX
Joshua Steinmann...............   3/04/92     476  $10.55            AMEX
J.J.G. Enterprises, Inc. ......   3/04/92   2,000  $10.55            AMEX
Trust U/A dated 9/28/51........   3/04/92   9,870  $10.55            AMEX
Trust U/A dated 8/13/65........   3/04/92  40,000  $10.55            AMEX
Trust U/A dated 8/30/41........   3/04/92  15,000  $10.55            AMEX
Lewis G. Cole..................   3/04/92   1,000  $10.55            AMEX
Neil B. Goldstein..............   3/04/92   5,000  $10.55            AMEX
William Rosenwald Family Fund,
 Inc. .........................   3/04/92  40,000  $10.55            AMEX
Company........................   4/17/92 197,600  $12.75 (1) Exercise of option
Alan R. Gruber.................   5/11/92     400  $11.00            AMEX
Alan R. Gruber.................   5/12/92   1,400  $11.125           AMEX
Alan R. Gruber.................   5/13/92     400  $11.125           AMEX
Alan R. Gruber.................   5/18/92   1,800  $11.75            AMEX
Company........................   7/15/92  37,000  $11.51     Private repurchase
Trust U/A dated 8/13/65........  12/17/92   3,422  $10.82            AMEX
Company........................   9/01/93 190,900  $11.00            (2)

- --------
(1) Includes cost of option of $2.75 per Common Share and exercise price of option of $10.00 per Common Share.
(2) Received by the Company as part of the consideration for the sale of its Aluminum Extrusion Division.

  The above table excludes Common Shares beneficially owned by members of the Acquiring Group as fiduciaries for persons or entities who are not proponents of the Merger. In addition to the purchases shown in the above table, from March 1992 through July 1994, various members of the Acquiring Group effected certain intra-group transfers for which no consideration was paid including distributions by certain trusts to the beneficiaries thereof and certain gifts. This table does not cover any transactions in the Debentures.

  On September 30, 1994, certain members of the American Securities Group converted in the aggregate approximately $6,859,000 principal amount of Debentures into an aggregate of approximately 440,243 Preferred Shares.

  On October 13, 1994, Hugh H. Williamson, III converted $116,000 principal amount of Debentures into approximately 7,445 Preferred Shares and $500,000 principal amount of 8% Convertible Subordinated Debentures due 2003, which were issued to Mr. Williamson by the Company in a private placement on June 24, 1992, into approximately 48,192 Common Shares.

                         TRANSACTION OF OTHER BUSINESS

  The Board of Directors knows of no other matters which may be presented at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                              INDEPENDENT AUDITORS

  The consolidated financial statements of the Company as of February 28, 1993 and February 28, 1994, and for each of the years in the three-year period ended February 28, 1994, included herein have been audited by Ernst & Young, independent auditors, as indicated in their report with respect thereto.

                                 MISCELLANEOUS

  If the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be
received by the Company at its principal executive offices not later than     ,
199 , for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Stockholders should mail any proposals by certified mail-- return receipt requested.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 1-10028) pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement:

  1. The Company's Annual Report on Form 10-K for the year ended February 28, 1994;

  2. The Company's Current Report on Form 8-K dated June 29, 1994; and

  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1994 and August 31, 1994.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO THE COMPANY, FROM KETEMA, INC., SUITE 600, ONE CHERRY CENTER, 501 SOUTH CHERRY STREET, DENVER, COLORADO 80222, ATTENTION: CORPORATE SECRETARY, TELEPHONE (303) 331-0940. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING,
REQUESTS MUST BE RECEIVED BY    , 1994.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert L. Welty
                                          Secretary

Denver, Colorado
     , 1994

  PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Unaudited Financial Statements:
  Consolidated Statement of Operations--Six Months Ended August 31, 1994
   and 1993.............................................................   F-2
  Condensed Consolidated Balance Sheet--August 31, 1994 and February 28,
   1994.................................................................   F-3
  Condensed Consolidated Statement of Cash Flows--Six Months Ended Au-
   gust 31, 1994 and 1993...............................................   F-4
  Notes to Consolidated Financial Statements............................   F-5
Audited Financial Statements:
  Report of Independent Auditors........................................   F-8
  Consolidated Statements of Operations--Years Ended February 28, 1994,
   February 28, 1993 and February 29, 1992..............................   F-9
  Consolidated Balance Sheets--February 28, 1994 and 1993...............  F-10
  Consolidated Statements of Cash Flows--Years Ended February 28, 1994,
   February 28, 1993 and February 29, 1992..............................  F-11
  Consolidated Statements of Stockholders' Equity--Years Ended February
   28, 1994, February 28, 1993 and February 29, 1992....................  F-12
  Notes to Consolidated Financial Statements............................  F-13

                               KETEMA, INC.

                   CONSOLIDATED STATEMENT OF OPERATIONS

                                (UNAUDITED)

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 SIX MONTHS
                                                                ENDED AUGUST
                                                                     31,
                                                               ----------------
                                                                1994     1993
                                                               -------  -------
Net sales....................................................  $62,527  $65,390
                                                               -------  -------
Expenses:
  Cost of sales, excluding depreciation......................   47,853   49,954
  Selling, general and administrative........................   11,456   10,674
  Depreciation...............................................    2,564    2,415
                                                               -------  -------
                                                                61,873   63,043
                                                               -------  -------
Operating Income.............................................      654    2,347
Other income (expense):
  Interest income............................................    1,366    1,217
  Interest expense...........................................   (3,186)  (3,263)
  Other, net.................................................     (272)     224
                                                               -------  -------
                                                                (2,092)  (1,822)
                                                               -------  -------
Income (loss) from continuing operations before income taxes.   (1,438)     525
Benefit from (provision for) income taxes....................      460     (581)
                                                               -------  -------
Income (loss) from continuing operations.....................     (978)     (56)
Discontinued operations, net of income taxes.................      --      (305)
                                                               -------  -------
Net income (loss)............................................  $  (978) $  (361)
                                                               =======  =======
Income (loss) per share(a):
  Continuing operations......................................  $ (0.28) $ (0.02)
  Discontinued operations....................................      --     (0.08)
                                                               -------  -------
  Net income (loss)..........................................  $ (0.28) $ (0.10)
                                                               =======  =======
Average common shares outstanding............................    3,490    3,683
                                                               =======  =======

- --------

(a) The fully diluted earnings per share are not shown since they are antidilutive.

                          See accompanying notes.

                               KETEMA, INC.

                   CONDENSED CONSOLIDATED BALANCE SHEET

                                (UNAUDITED)

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        AUGUST 31,  FEBRUARY 28,
ASSETS                                                     1994         1994
- ------                                                  ----------- ------------
                                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents............................  $   2,187    $    961
  Marketable securities................................     66,274      59,719
  Receivables..........................................     20,017      20,445
  Inventories..........................................     12,812      11,322
  Deferred income taxes................................      3,669       2,835
  Net assets of discontinued operations................        453         992
  Prepaid expenses and other current assets............      2,501       4,311
                                                         ---------    --------
    Total current assets...............................    107,913     100,585
                                                         ---------    --------
Property, plant and equipment, at cost.................     74,269      73,097
  Less accumulated depreciation........................    (49,414)    (47,789)
                                                         ---------    --------
    Net property, plant and equipment..................     24,855      25,308
Intangibles, net of amortization.......................     12,250      13,396
Deferred income taxes..................................         --         173
Other assets...........................................      2,451       9,511
                                                         ---------    --------
                                                         $ 147,469    $148,973
                                                         =========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Current liabilities:
  Accounts payable.....................................  $   7,351    $  7,200
  Accrued employee compensation and benefits...........      5,388       5,671
  Other accrued liabilities............................     15,224      15,692
  Income taxes payable.................................         --         309
  Current maturities of long-term debt.................      4,503       4,505
                                                         ---------    --------
    Total current liabilities..........................     32,466      33,377
                                                         ---------    --------
Long-term debt.........................................     55,692      55,692
Deferred income taxes..................................        227          --
Other long-term liabilities............................      3,015       2,923
Stockholders' equity...................................     56,019      56,981
                                                         ---------    --------
                                                         $ 147,469    $148,973
                                                         =========    ========

                          See accompanying notes.

                               KETEMA, INC.

              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                (UNAUDITED)

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SIX MONTHS ENDED
                                                               AUGUST 31,
                                                            ------------------
                                                              1994      1993*
                                                            --------  --------
Cash flow from operating activities:
  Income (loss) from continuing operations................. $   (978) $    (56)
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided by (used in) operating
   activities:
    Depreciation and amortization..........................    3,274     3,134
    Deferred income taxes and credits......................     (107)      458
    Changes in working capital.............................     (161)   (7,245)
    Investing activities included in income (loss) from
     continuing operations.................................       40      (186)
    Other..................................................       59      (454)*
                                                            --------  --------
      Net cash provided by (used in) continuing operations.    2,127    (4,349)*
  Loss from discontinued operations........................       --      (305)
  Change in net operating assets of discontinued operations
   and other adjustments...................................      539       (54)
                                                            --------  --------
      Net cash provided by (used in) operating activities..    2,666    (4,708)*
                                                            --------  --------
Cash flow from investing activities:
    Capital expenditures--continued operations.............   (2,192)   (2,955)
    Capital expenditures--discontinued operations..........       --      (348)
    Sale (purchase) of marketable securities...............   (6,606)   12,900
    Sale of Pine Street Partners, L.P. ....................    5,259        --
    Proceeds from sale of other assets.....................       93       237
    Redemption of cash surrender value on officers' life
     insurance.............................................    1,574        --
    Other..................................................      434      (105)
                                                            --------  --------
      Net cash provided by (used in) investing activities:.   (1,438)    9,729
                                                            --------  --------
Cash flow from financing activities:
    Principal repayments of loans on officers' life
     insurance.............................................      --       (895)*
    Principal repayments of long-term debt.................       (2)      (30)
                                                            --------  --------
      Net cash provided by (used in) financing activities..       (2)     (925)*
                                                            --------  --------
Increase (decrease) in cash and cash equivalents...........    1,226     4,096
Cash and cash equivalents, beginning of period.............      961     6,303
                                                            --------  --------
Cash and cash equivalents, end of period................... $  2,187  $ 10,399
                                                            ========  ========

- --------

* Restated for reclassification of principal repayments of loans on officers' life insurance from operating activities to financing activities to agree with the treatment in the Company's Annual Report on Form 10-K for the year ended February 28, 1994.


                          See accompanying notes.

                                  KETEMA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying consolidated financial statements are unaudited, but the Company believes that they include all adjustments necessary for fair presentation of the consolidated financial position of the Company at August 31, 1994, the consolidated results of operations for the six-month periods ended August 31, 1994 and 1993 and the consolidated cash flows for the six-month periods ended August 31, 1994 and 1993.

  Interim results of operations are not necessarily indicative of results for the full year. The consolidated financial statements, which are unaudited and contain condensed disclosures, should be read in conjunction with the consolidated financial statements and related notes in the Company's latest audited financial statements.

NOTE 2 -- EARNINGS PER SHARE

  Primary earnings per share is determined by dividing income (loss) by the weighted average number of common shares outstanding during the period, after adjusting for common stock equivalents arising from stock incentives, if dilutive.

  Earnings per share assuming full dilution is not presented since there is no dilutive effect on earnings per share amounts assuming the conversion of the Company's outstanding debentures into additional shares of common stock and the exercise of outstanding stock incentives.

NOTE 3 -- INCOME TAXES

  The differences between the Company's federal income tax rate of 34% and the Company's effective tax rate attributable to continuing operations were as follows:

                                                                      (IN
                                                                   THOUSANDS)
                                                                   SIX MONTHS
                                                                     ENDED
                                                                   AUGUST 31,
                                                                   -----------
                                                                   1994  1993
                                                                   ----  -----
   Statutory federal tax benefit (provision)...................... $488  $(179)
   State income taxes, net of federal income tax benefit..........   65    (87)
   Valuation allowance for deferred tax assets....................  --    (315)
   Other..........................................................  (93)   --
                                                                   ----  -----
     Benefit from (provision for) incomes taxes................... $460  $(581)
                                                                   ====  =====

  Components of the Company's deferred tax assets and liabilities as of August 31, 1994 and February 28, 1994 are as follows:

                                                             (IN THOUSANDS)
                                                         AUGUST 31, FEBRUARY 28,
                                                            1994        1994
                                                         ---------- ------------
   Total deferred tax assets............................  $ 8,155     $ 7,899
   Valuation allowance for deferred tax assets..........   (2,189)     (2,189)
                                                          -------     -------
                                                            5,966       5,710
   Total deferred tax liabilities.......................   (2,574)     (2,702)
                                                          -------     -------
     Net deferred tax assets............................  $ 3,392     $ 3,008
                                                          =======     =======

  In addition, income tax refund claims receivable of $1,694,000 included in prepaids and other current assets at February 28, 1994 were collected in March 1994.

                                  KETEMA, INC.

                                  (UNAUDITED)

NOTE 4 -- INVENTORIES

  Inventories are principally accounted for using the last-in, first-out (LIFO) cost method. If the first-in, first-out (FIFO) method of accounting for inventories had been used by the Company, inventories would have been higher than that reported at August 31, 1994 and February 28, 1994 by $9,614,000 and $9,714,000, respectively. During the six-month periods ended August 31, 1994 and 1993, certain inventories were reduced resulting in the liquidation of LIFO inventory layers carried at lower costs prevailing in prior years as compared with the cost of purchases in the current periods, the effect of which decreased cost of goods sold by approximately $289,000 and $389,000 for the six-month periods ended August 31, 1994 and 1993, respectively.

  The estimated components of inventory stated at lower of LIFO cost or market are:

                                                             (IN THOUSANDS)
                                                         AUGUST 31, FEBRUARY 28,
                                                            1994        1994
                                                         ---------- ------------
   Raw materials........................................  $ 1,665     $ 1,831
   Work in Process......................................    5,663       4,335
   Finished goods.......................................    5,484       5,156
                                                          -------     -------
                                                          $12,812     $11,322
                                                          =======     =======

  Progress payments (principally related to long-term contracts and programs) of $844,000 at August 31, 1994 ($661,000 at February 28, 1994) have been netted against inventories.

NOTE 5 -- DISCONTINUED OPERATIONS

  Effective August 31, 1993, the Company sold its Aluminum Extrusion Division for $10,978,000 which consisted of cash and short term notes of $8,878,000 (all notes were fully collected by December 30, 1993) and a non-cash item of 190,900 shares of the Company's common stock which had a market value of $2,100,000. In addition, the Company is entitled to a contractually defined percentage of profits, if any, for the period from September 1, 1993 through December 31, 1996, from the combined aluminum extrusion operations consisting of the divested operation and two of the purchaser's operations. No gain or loss on the sale was recognized since the sales price, net of estimated divestiture expenditures, approximated the division's book value. The remaining assets of the Aluminum Extrusion Division at August 31, 1994 and February 28, 1994 of $453,000 and $992,000, respectively, consist primarily of accounts receivable and some fixed assets to be disposed of separately. The net assets and operating results of the Aluminum Extrusion Division have been classified as discontinued operations for all periods presented in the consolidated financial statements. Operating results from discontinued operations for the six months ended August 31, 1993 consisted of sales of $17,412,000 and an operating loss before tax of $508,000.

NOTE 6 -- MARKETABLE SECURITIES

  During the first quarter of fiscal 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective for fiscal years beginning after December 15, 1993.

  During the second quarter of this fiscal year the Company recorded a write-down of Investments Available for Sale by $213,000. This write down was the result of rising interest rates which, in the opinion of the Company's management, have created a permanent unrealized loss that must be recognized in earnings under FAS 115.

                                  KETEMA, INC.

                                  (UNAUDITED)

  At August 31, 1994, the carrying value of marketable securities was $66,274,000, as follows:

                                                                 CARRYING
                                                                   VALUE
                                                               -----------
   Held to Maturity, due in one year or less (fair market
    value of $54,564,000)..................................... $62,235,000
   Available for Sale, due in 3 to 20 years, carried at fair
    value.....................................................   3,986,000
   Interest receivable........................................      53,000
                                                               -----------
     Total carrying value..................................... $66,274,000
                                                               ===========

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Ketema, Inc.

  We have audited the accompanying consolidated balance sheets of Ketema, Inc. as of February 28, 1994 and February 28, 1993, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended February 28, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ketema, Inc. at February 28, 1994 and February 28, 1993 and the consolidated results of its operations and its cash flows for each of the three years in the period ended February 28, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes and individual deferred compensation contracts during the year ended February 29, 1992.

                                          /s/ Ernst & Young
Denver, Colorado
April 15, 1994,
except for Note 14, as to which the date is
May 11, 1994

                                  KETEMA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,
                                              1994        1993*        1992*
                                          ------------ ------------ ------------
Net sales...............................    $127,109     $122,159     $133,132
                                            --------     --------     --------
Expenses:
  Cost of sales, excluding depreciation.      95,716      100,294      106,359
  Selling, general and administrative...      21,080       19,996       19,303
  Depreciation..........................       4,763        4,242        4,234
  Restructuring charge..................         --           --         7,385
                                            --------     --------     --------
                                             121,559      124,532      137,281
                                            --------     --------     --------
Operating income (loss).................       5,550       (2,373)      (4,149)
Other income (expense):
  Interest income.......................       2,651        3,969        6,405
  Interest expense......................      (6,515)      (6,402)      (6,424)
  Other, net............................         409         (109)        (175)
                                            --------     --------     --------
                                              (3,455)      (2,542)        (194)
                                            --------     --------     --------
Income (loss) before income taxes,
 minority interest, discontinued
 operations and cumulative effect of
 changes in accounting principles.......       2,095       (4,915)      (4,343)
Benefit from (provision for) income
 taxes..................................        (554)       1,018        1,149
Minority interest in loss of subsidiary.         --           450          --
                                            --------     --------     --------
Income (loss) from continuing
 operations.............................       1,541       (3,447)      (3,194)
Discontinued operations, net of income
 taxes..................................        (305)        (342)         (21)
                                            --------     --------     --------
Income (loss) before cumulative effect
 of changes in accounting principles....       1,236       (3,789)      (3,215)
Cumulative effect of changes in
 accounting principles..................         --           --           208
                                            --------     --------     --------
Net income (loss).......................    $  1,236     $ (3,789)    $ (3,007)
                                            ========     ========     ========
Income (loss) per share:
  Continuing operations.................    $   0.42     $  (0.93)    $  (0.81)
  Discontinued operations...............       (0.08)       (0.09)       (0.01)
  Cumulative effect of changes in
   accounting principles................         --           --          0.05
                                            --------     --------     --------
  Net income (loss).....................    $   0.34     $  (1.02)    $  (0.77)
                                            ========     ========     ========
Average common shares outstanding.......       3,630        3,718        3,927
                                            ========     ========     ========

- --------
  *Restated to reflect disposition of Aluminum Extrusion Division (Note 2).

                            See accompanying notes.

                                  KETEMA, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FEBRUARY 28, FEBRUARY 28,
ASSETS                                                    1994        1993*
- ------                                                ------------ ------------
Current assets:
  Cash and cash equivalents..........................   $    961     $  6,303
  Marketable securities..............................     59,719       58,405
  Receivables........................................     20,445       19,089
  Notes receivable from employees....................        --           408
  Inventories........................................     11,322       10,952
  Deferred income taxes..............................      2,835        3,949
  Net assets of discontinued operations..............        992        7,822
  Prepaid expenses and other current assets..........      4,311        4,271
                                                        --------     --------
    Total current assets ............................    100,585      111,199
                                                        --------     --------
Property, plant and equipment, at cost:
  Land...............................................      2,573        2,573
  Buildings..........................................     15,536       14,858
  Machinery and equipment............................     54,988       53,116
                                                        --------     --------
                                                          73,097       70,547
  Less accumulated depreciation......................    (47,789)     (44,812)
                                                        --------     --------
    Net property, plant and equipment................     25,308       25,735
Intangibles, net of amortization.....................     13,396       14,490
Deferred income taxes................................        173          --
Other assets.........................................      9,511        6,985
                                                        --------     --------
                                                        $148,973     $158,409
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Current liabilities:
  Accounts payable...................................   $  7,200     $  8,268
  Escrow funds payable...............................        --         5,120
  Accrued employee compensation and benefits.........      5,671        5,710
  Other accrued liabilities..........................     15,692       16,468
  Income taxes payable...............................        309          --
  Current maturities of long-term debt...............      4,505           90
                                                        --------     --------
    Total current liabilities........................     33,377       35,656
                                                        --------     --------
Long-term debt.......................................     55,692       60,198
Deferred income taxes................................        --           664
Other long-term liabilities..........................      2,923        4,065
Stockholders' equity:
  Preferred stock, $1.00 par value, authorized 1,500
   shares; none issued
  Common stock, $1.00 par value, authorized 13,500
   shares; issued 4,532 for 1994 and 1993............      4,532        4,532
  Capital in excess of par value.....................     74,096       74,096
  Deficit............................................     (8,858)     (10,094)
  Net unrealized losses..............................       (523)        (468)
  Cost of shares held in treasury:
   1994--1,042 shares; 1993--851 shares..............    (12,221)     (10,121)
  Unearned compensation..............................        (45)        (119)
                                                        --------     --------
    Total stockholders' equity.......................     56,981       57,826
                                                        --------     --------
                                                        $148,973     $158,409
                                                        ========     ========

- --------
  *Restated to reflect disposition of Aluminum Extrusion Division (Note 2).

                            See accompanying notes.

                                  KETEMA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,
                                             1994        1993*        1992*
                                         ------------ ------------ ------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Income (loss) from continuing
   operations...........................   $ 1,541      $ (3,447)    $(3,194)
  Adjustments to reconcile income (loss)
   from continuing operations to net
   cash provided by (used in) operating
   activities:
    Depreciation and amortization.......     6,227         4,873       5,274
    Write-off of intangibles............       --            --        5,204
    Research and development projects in
     process............................       --          1,766         --
    Deferred income taxes and credits...       305           134      (2,138)
    Minority interest in loss of
     subsidiary.........................       --           (450)        --
    Changes in working capital
      Receivables.......................      (949)         (686)      3,251
      Inventories.......................      (370)        2,200      (1,098)
      Prepaid expenses and other current
       assets...........................       (40)       (1,648)       (270)
      Escrow fund, payable..............    (5,120)        5,120         --
      Payables and accruals.............    (4,938)          106        (700)
    Investing activities included in
     income (loss) from continuing
     operations.........................       399           284        (138)
    Prepaid interest to escrow account..       --         (1,120)        --
    Termination of deferred compensation
     arrangements.......................    (1,744)          --          --
    Other...............................      (634)         (488)        360
                                           -------      --------     -------
        Net cash provided by (used in)
         continuing operations..........    (5,323)        6,644       6,551
  Loss from discontinued operations.....      (305)         (342)        (21)
  Change in net operating assets of
   discontinued operations and other
   adjustments..........................      (479)         (901)      2,293
                                           -------      --------     -------
        Net cash provided by (used in)
         operating activities...........    (6,107)        5,401       8,823
                                           -------      --------     -------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures--continued
   operations...........................    (4,546)       (3,617)     (4,272)
  Capital expenditures--discontinued
   operations...........................      (349)         (431)     (1,745)
  Purchased companies...................       --        (12,057)        --
  Sale (purchase) of marketable
   securities...........................    (1,902)       17,676      (2,396)
  Proceeds from sale of Aluminum
   Extrusion Division...................     8,878           --          --
  Proceeds from sale of other assets....       243           928         208
  Proceeds from note receivable.........       --            --        1,819
  Other.................................       (97)         (269)       (732)
                                           -------      --------     -------
        Net cash provided by (used in)
         investing activities...........     2,227         2,230      (7,118)
                                           -------      --------     -------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long term
   debt.................................       --            500         --
  Purchase of treasury stock............       --         (2,291)       (747)
  Principal repayments of long-term
   debt.................................       (91)       (2,312)       (812)
  Principal repayment of loans on
   officers life insurance..............    (1,371)          --          --
                                           -------      --------     -------
        Net cash used in financing
         activities.....................    (1,462)       (4,103)     (1,559)
                                           -------      --------     -------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................    (5,342)        3,528         146
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR...................................     6,303         2,775       2,629
                                           -------      --------     -------
CASH AND CASH EQUIVALENTS, END OF YEAR..   $   961      $  6,303     $ 2,775
                                           =======      ========     =======

- --------
Supplemental cash flow disclosures--excluded from the consolidated statement of cash flows for the year ended February 28, 1994 was the effect of certain non-cash investing activities related to the sale of the Aluminum Division as disclosed in Note 2.

*Restated to reflect disposition of Aluminum Extrusion Division (Note 2).
                            See accompanying notes.

                                  KETEMA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     CAPITAL               NET
                           COMMON   IN EXCESS           UNREALIZED
                          STOCK $1     OF                 GAINS    TREASURY    UNEARNED
                          PAR VALUE PAR VALUE (DEFICIT)  (LOSSES)   STOCK    COMPENSATION  TOTAL
                          --------- --------- --------- ---------- --------  ------------ -------
BALANCE, FEBRUARY 28,
 1991...................   $4,535    $74,140   $(3,298)   $(431)   $ (7,083)    $(481)    $67,382
Net loss................      --         --     (3,007)     --          --        --       (3,007)
Employee stock
 incentives.............      --         --        --       --          --        353         353
Purchase of treasury
 stock..................      --         --        --       --         (747)      --         (747)
Change in pension
 liability in excess of
 unrecognized prior
 service cost, net of
 deferred taxes.........      --         --        --       288         --        --          288
                           ------    -------   -------    -----    --------     -----     -------
BALANCE, FEBRUARY 29,
 1992...................    4,535     74,140    (6,305)    (143)     (7,830)     (128)     64,269
Net loss................      --         --     (3,789)     --          --        --       (3,789)
Employee stock
 incentives.............       (3)       (44)      --       --          111         9          73
Purchase of treasury
 stock..................      --         --        --       --       (2,402)      --       (2,402)
Change in pension
 liability in excess of
 unrecognized prior
 service cost, net of
 deferred taxes.........      --         --        --      (325)        --        --         (325)
                           ------    -------   -------    -----    --------     -----     -------
BALANCE, FEBRUARY 28,
 1993...................    4,532     74,096   (10,094)    (468)    (10,121)     (119)     57,826
Net income..............      --         --      1,236      --          --        --        1,236
Employee stock
 incentives.............      --         --        --       --          --         74          74
Treasury stock received
 in connection with sale
 of the Aluminum
 Extrusion Division.....      --         --        --       --       (2,100)      --       (2,100)
Change in pension
 liability in excess of
 unrecognized prior
 service cost, net of
 deferred taxes.........      --         --        --       (55)        --        --          (55)
                           ------    -------   -------    -----    --------     -----     -------
BALANCE, FEBRUARY 28,
 1994...................   $4,532    $74,096   $(8,858)   $(523)   $(12,221)    $ (45)    $56,981
                           ======    =======   =======    =====    ========     =====     =======


                            See accompanying notes.

                                  KETEMA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation.

RESTATEMENT AND RECLASSIFICATION OF PRIOR YEARS

  The results for fiscal years 1993 and 1992 have been restated to reflect the Aluminum Extrusion Division, which was sold effective August 31, 1993, as a discontinued operation. In addition, certain reclassifications have been reflected in the accompanying fiscal 1993 and 1992 consolidated financial statements to conform to the fiscal 1994 presentation.

SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents.
 ----------------

   All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. The recorded value of cash and cash equivalents approximates market.

 Marketable Securities.
 ---------------------

   Marketable securities, primarily U.S. Government securities, are carried at amortized cost plus accrued interest, which approximates market. During May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 is effective for fiscal years beginning after December 15, 1993 and will be implemented by the Company effective in fiscal 1995. Management does not believe the implementation of FAS 115 will have a significant effect on the Company.

 Inventory Valuation.
 -------------------

   Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method, and market on the basis of the lower of replacement cost or estimated net proceeds from sales.

 Property, Plant and Equipment.
 -----------------------------

   Expenditures for additions to plant facilities, or which extend the useful life of the properties, are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of plant and equipment is determined principally on a straight-line basis over the estimated useful lives of the assets.

 Intangible Assets.
 -----------------

   Intangible assets are amortized on a straight-line basis over 3 to 40 years.

 Research and Development.
 ------------------------

   Research and development costs are charged to operations as incurred. Such costs during the past three years were approximately: 1994--$700; 1993-- $3,600 and 1992--$700. The costs in 1993 included a significant amount of research and development costs in process which related to the acquisition of American Innovations, Inc. during the third quarter of fiscal year 1993.

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 Income Taxes.
 ------------

   Deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes and to applicable income tax credit carryforwards.

 Earnings Per Share.
 ------------------

   Primary earnings per share is determined by dividing income (loss) by the weighted average number of common shares outstanding during the year, after adjusting for common stock equivalents arising from stock incentives, if dilutive.

   Earnings per share assuming full dilution is not presented since there is no dilutive effect on earnings per share amounts assuming the conversion of the Company's outstanding debentures into additional shares of common stock and the exercise of outstanding stock incentives.

 Cumulative Effect of Accounting Changes in Fiscal 1992.
 ------------------------------------------------------

   The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in the fourth quarter of the fiscal year ended February 29, 1992. The Statement provides for the recognition of deferred tax assets given the likelihood of certain future events. The Company had previously used Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes," which contained much more restrictive criteria for the recognition of deferred tax assets. In accordance with generally accepted accounting principles, the cumulative effect of the change on prior years was recorded in the first quarter of fiscal 1992. The cumulative effect of this accounting change was to record a benefit of $1,115 or $0.28 per share as of March 1, 1991.

   The Company also changed the method of accounting for existing individual deferred compensation contracts in accordance with an amendment to APB Opinion No. 12, Omnibus Opinion in the fourth quarter of the fiscal year ended February 29, 1992. In prior years, expense was recognized over a period through the date the Company commenced payment of its obligation under the deferred compensation contract. The amendment reduces the recognition period to the period over which the employee becomes entitled to the deferred compensation. In accordance with generally accepted accounting principles, the cumulative effect of the change on prior years was recorded in the first quarter of fiscal 1992. The total cumulative effect of this accounting change was to record a charge of $907 or $0.23 per share, net of a tax benefit of $605.

NOTE 2--ACQUISITIONS AND DISPOSALS

  Effective August 31, 1993, the Company sold its Aluminum Extrusion Division for $10,978 which consisted of cash and short term notes of $8,878 (all notes were fully collected by December 30, 1993) and a non-cash item of 190,900 shares of Ketema, Inc. common stock which had a market value of $2,100. In addition, the Company is entitled to a contractually defined percentage of the profits, if any, for the period from September 1, 1993 through December 31, 1996, from the combined aluminum extrusion operations consisting of the divested operation and two of the purchaser's operations. No gain or loss on the sale was recognized since the sales price, net of estimated divestiture expenditures, approximated the division's book value. The remaining assets of the Aluminum Extrusion Division at February 28, 1994 of $992 consist primarily of accounts receivable and some fixed assets to be disposed of separately. The net assets of the Aluminum Extrusion Division at February 28, 1993 were $7,822 consisting primarily of receivables, inventory

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
and property, plant and equipment of $11,112 less payables and accruals of $3,290. The net assets and operating results of the Aluminum Extrusion Division have been classified as discontinued operations for all periods presented in the consolidated financial statements. Operating results for the three years ended February 28, 1994, are as follows:

                                                      1994     1993     1992
                                                     -------  -------  -------
      Net sales..................................... $17,412  $33,091  $34,554
      Operating loss, before tax....................    (508)    (570)     (35)
      Operating loss, after tax..................... $  (305) $  (342) $   (21)
                                                     =======  =======  =======

  On January 29, 1993, the Company purchased certain assets and assumed certain liabilities of XO Technologies, Inc., a producer of turbine meter products, for approximately $3,500. On December 17, 1992 a wholly-owned subsidiary of the Company purchased certain assets and assumed certain liabilities of Aldan Industrial Machining, Inc., a producer of high-precision machined components, at a cost of approximately $4,600 in cash and $4,000 (plus an additional $1,120 in interest thereon) funded into an escrow account subsequent to February 28, 1993 (the "Escrow Account"). These acquisitions were accounted for as purchases, and accordingly, the assets and liabilities acquired have been recorded at their estimated fair value (assets acquired of approximately $14,000, including intangible assets of approximately $8,500 being amortized over periods ranging from 3 to 20 years, and liabilities assumed of approximately $1,900) and the results of operations were included from the date of acquisition.

  During the third quarter of fiscal 1993, the Company entered into an arrangement whereby it contributed cash of approximately $1,800 to a newly established entity, American Innovations, Inc., in exchange for 80% of the common stock of the entity. A development stage enterprise (the "Predecessor Company") contributed tangible assets of approximately $100, liabilities of approximately $1,400, and intangible assets (comprised of research and development projects in process) of approximately $1,750 in exchange for 20% of the common stock of the newly established entity. The Company has consolidated the results of the newly formed entity since the formation date. The value of research and development projects in process was included in research and development expense for the period. The minority shareholders are entitled to a dividend preference for fiscal years 1994, 1995 and 1996 equal to 80% of earnings before interest and taxes of American Innovations, Inc. which will be paid 90 days following the close of the fiscal year. In the case of a loss before interest and taxes, a dividend will be paid only to the extent of cumulative earnings. Should such dividend be distributed, they will be accounted for as a purchase price adjustment. No dividend was earned for fiscal 1994 since American Innovations had a contractually defined operating loss.

  On September 18, 1992, the Company sold the Composite Materials division, a composite materials engineering and design business, to former division management. On September 30, 1992, the Company completed the sale of the Textile Products division, a woven fabric composite material business. Sales and operating results of these businesses through the date of sale, which are included in the fiscal 1993 results, were not significant. Loss of approximately $6,300 was recorded in fiscal 1992 for the write down of various intangible and other assets related to the Textile Products Division.

NOTE 3--RESTRUCTURING CHARGE

  The fourth quarter of fiscal 1992 financial results included a special pretax charge of approximately $1,100 for expenses related to the consolidation of facilities and relocation costs.

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--INVENTORIES

  Inventories are principally accounted for using the last-in, first-out (LIFO) cost method. If the first-in, first-out (FIFO) method of accounting for inventories had been used by the Company, inventories would have been higher than that reported at February 28, 1994 and 1993, by $9,714 and $10,968 respectively. During fiscal years 1994, 1993 and 1992, certain inventories were reduced resulting in the liquidation of LIFO inventory layers carried at lower costs prevailing in prior years as compared with the cost of 1994, 1993 and 1992 purchases, the effect of which decreased costs of goods sold by approximately $1,564, $890 and $588 in fiscal years 1994, 1993 and 1992, respectively.

  Revenues are recorded and costs are relieved from inventory relating to long-term fixed price contracts and programs primarily on a unit-of-delivery basis. Revenues and costs related to cost reimbursement contracts are recognized and relieved as the work progresses. Progress payments (principally related to long-term contracts and programs) of $661 at February 28, 1994 ($694 at February 28, 1993) have been netted against inventories.

  The components of inventory at February 28, 1994 and 1993 are as follows:

                                                                  1994    1993
                                                                 ------- -------
      Raw Materials............................................. $ 1,831 $ 1,424
      Work in process...........................................   4,335   5,170
      Finished goods............................................   5,156   4,358
                                                                 ------- -------
                                                                 $11,322 $10,952
                                                                 ======= =======

NOTE 5--LONG-TERM DEBT

  Long-term debt at February 28, 1994 and 1993 consisted of:

                                                               1994     1993
                                                              -------  -------
      Notes payable due October 31, 1994 to 2003............. $45,000  $45,000
      8% convertible subordinated debentures due 2003........  14,692   14,692
      8% private placement convertible subordinated
       debentures due 2003...................................     500      500
      Other..................................................       5       96
                                                              -------  -------
                                                               60,197   60,288
      Less current maturities................................  (4,505)     (90)
                                                              -------  -------
      Net long-term debt..................................... $55,692  $60,198
                                                              =======  =======

  In February 1989, the Company issued $17,500 of convertible subordinated debentures (the "Debentures") bearing an interest rate of 8% and maturing on November 15, 2003, with mandatory annual prepayments equal to 20% of principal beginning in fiscal year 2000 reduced by any repurchases or conversions to date. The Debentures are convertible at a conversion price of $15.58 per share into common stock at any time or into preferred stock under certain conditions, and are subordinated in right of payment to all existing and future senior indebtedness of the Company.

  During fiscal 1993, the Company issued, through a private placement to Hugh
H. Williamson, III, President and Chief Executive Officer of the Company, a $500 convertible subordinated debenture due 2003, with mandatory annual prepayments equal to 20% of principal beginning in fiscal year 2000 reduced by any

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
repurchases or conversions to date, bearing an interest rate of 8% and maturing on November 15, 2003. This debenture issued to Mr. Williamson is convertible at a conversion price of $10.375 per share into common stock at any time and participates pari passu with the Debentures described above.

  Through a private placement in December 1988, the Company issued $45,000 in notes bearing interest at an annual rate of 10.97%. Scheduled annual repayments of $4,500 commence on October 31, 1994. The convenants of the notes prohibit prepayment until October 31, 1996. The prepayment penalty declines from 4.701% on October 31, 1996 to zero on October 31, 2002. In addition, the agreement contains restrictions relating to working capital, dividends and capital stock purchases. Under the Company's debt agreements at February 28, 1994, consolidated current assets were $50,519 in excess of the required minimum and payments of dividends were restricted until the Company earns additional net income of $6,015.

  During the third quarter of fiscal 1992, the Company's note agreement was amended to permit, under certain circumstances, repurchases of up to $15,000 of the Company's common stock and 8% convertible subordinated debentures due 2003, not subject to certain otherwise applicable restrictions. In conjunction with the amendment, the interest rate on the notes payable increased to 11.07% and will increase to a maximum of 11.22% based on the level of permitted repurchases (11.17% and 11.12% at February 28, 1994 and 1993, respectively). In fiscal years 1992 and 1993, the Company repurchased $2,798 of the 8% convertible subordinated debentures. As of February 28, 1994, the Company is allowed to purchase an aggregate of $7,497 of Debentures and/or common stock if the Company can maintain a debt to capitalization ratio of less than 50%. (The debt to capitalization ratio as of February 28, 1994 is 51.2%.)

  Cash payments of interest were approximately $6,300, $6,400, and $6,500 in 1994, 1993 and 1992, respectively.

  The fair value of long-term debt approximated the recorded value at February 28, 1994. The fair values have been determined through information obtained from market sources and management estimates.

NOTE 6--STOCKHOLDERS' EQUITY

  During fiscal 1993, the Company exercised an option, acquired in April 1991 at a price of $2.75 per share, to purchase 198 shares of common stock at an exercise price of $10.00 per share and purchased 37 shares of its common stock in a privately negotiated transaction at a cost of $426.

  In October 1991, the Company adopted a Shareholder Rights Plan. Under the Shareholder Rights Plan's Rights Agreement, the Board of Directors declared a dividend of one Right for each share of Company common stock owned. The Shareholder Rights Plan provides, under certain conditions involving acquisition of the Company's common stock, that holders of Rights, except for the acquiring entity, would be entitled: (a) to purchase shares of preferred stock at a specified exercise price, or (b) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The rights under the Shareholder Rights Plan expire in 2001.

  The Company has a stock incentive plan (the "Plan") whereby key employees and directors may be granted stock options, stock appreciation rights and restricted stock awards. These stock incentives entitle them to purchase common stock and in certain cases receive cash under the Plan. The outstanding options are exercisable at a price not less than market value on the date of grant, with the exception of 104 stock options granted to Hugh H. Williamson, III in fiscal 1993 at 85% of market value on the date of grant.

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Information on stock options for fiscal 1994 is as follows:

                                                            PRICE RANGE  SHARES
                                                            ------------ ------
      Outstanding at beginning of year..................... $ 8.82-14.94  321
      Granted.............................................. $11.13-11.13   19
      Exercised............................................ $        --   --
      Cancelled............................................ $11.13-13.56   27
      Outstanding at end of year (expire from 1996 through
       2002)............................................... $ 8.82-14.94  313
      Exercisable at end of year........................... $10.38-14.94  108

  Outstanding options are exercisable in installments over five to nine years and expire seven to ten years from the date of grant.

  Under the Plan, the Company also has 142 outstanding conjunctive stock appreciation rights exercisable for cash and/or shares of common stock when the related option is exercised. Subject to certain limitations, each right relates to the excess of market value of the Company's stock over the exercise price of the related option, for which a charge to income is made, which is not significant in amount.

  Also under the Plan, there are 7 outstanding shares of restricted stock which become nonforfeitable over fiscal 1995 and 1996. The shares were purchased for $1.00 per share and are subject to forfeiture under certain circumstances. Unearned compensation, representing the excess of the fair market value of the shares at the date of issuance over the purchase price of the award, is amortized to expense over the period of restriction.

  At February 28, 1994 and 1993, 461 shares of the Company's common stock were reserved for issuance pursuant to the exercise of stock options and restricted stock awards, or stock appreciation rights granted or to be granted independently of any stock options. A maximum of 229 shares of the Company's common stock at February 28, 1994 and 1993, respectively were reserved for issuance pursuant to the exercise of conjunctive stock appreciation rights granted or to be granted in connection with stock options.

NOTE 7--LEASES

  During fiscal years 1994, 1993 and 1992 rental expense under operating leases was charged to operations in the amount of $1,450, $1,555 and $1,722, respectively.

  Minimum aggregate rental commitments under noncancellable operating leases (including those of discontinued operations retained by the Company) in effect at February 28, 1994 are as follows (principally comprised of real property and office space):

      FISCAL YEAR
      -----------
      1995............................................................... $1,256
      1996...............................................................  1,015
      1997...............................................................    877
      1998...............................................................    619
      1999...............................................................    530
      Thereafter.........................................................  3,183
                                                                          ------
                                                                          $7,480
                                                                          ======

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--INCOME TAXES

  At February 28, 1994, the Company has net operating loss carryforwards of approximately $4,700 for federal income tax purposes which expire in the year 2008. The Company also has AMT credit carryforwards of approximately $400 which may be utilized to reduce federal income taxes due in the future.

  Components of the Company's deferred tax liabilities and assets as of February 28, 1994 and 1993 are as follows:

                                                                1994     1993
                                                               -------  -------
      Total deferred tax assets............................... $ 7,899  $ 7,643
      Valuation allowance for deferred tax assets --..........  (2,189)    (805)
                                                               -------  -------
                                                                 5,710    6,838
      Total deferred tax liabilities..........................  (2,702)  (3,553)
                                                               -------  -------
      Net deferred tax assets................................. $ 3,008  $ 3,285
                                                               =======  =======

  The increase in the valuation allowance during fiscal 1994 of $1,384 was primarily attributable to: (a) $646 arising from the deductibility of a $1,900 claim paid in 1991 as to which no benefit was taken by the Company in 1994 (see
Note 11); and (b) $813 which applied to deferred tax assets at February 28, 1993 which were grossed up against the related valuation allowance provided through that date.

  Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes and the tax effect of income tax credit carryforwards. Principal items comprising net deferred income tax assets as of February 28, 1994 and 1993 are:

                                                               1994     1993
                                                              -------  -------
      Tax over book depreciation............................. $(1,951) $(3,231)
      Reserves and accruals..................................   5,021    4,580
      Restructuring charge...................................      81      297
      AMT credit carryforward................................     422      --
      Net operating loss carryforward........................   1,610    2,405
      Other--net.............................................      14       39
                                                              -------  -------
                                                                5,197    4,090
      Valuation allowance....................................  (2,189)    (805)
                                                              -------  -------
          Net deferred tax assets............................ $ 3,008  $ 3,285
                                                              =======  =======

  The income tax provision (benefit) consists of:

                                                         1994  1993     1992
                                                         ---- -------  -------
      Current:
        Federal......................................... $ 12 $(1,380) $   813
        State...........................................   34     --       162
      Amortization of prior years investment tax
       credits..........................................  --     (267)    (131)
      Deferred..........................................  305     401   (2,007)
                                                         ---- -------  -------
                                                          351  (1,246)  (1,163)
      Add back: benefit from discontinued operations....  203     228       14
                                                         ---- -------  -------
        Provision for (benefit from) income taxes,
         continuing operations..........................  554  (1,018)  (1,149)
      Deferred (benefit) from cumulative effect of
       changes in accounting principles.................  --      --    (1,720)
                                                         ---- -------  -------
                                                         $554 $(1,018) $(2,869)
                                                         ==== =======  =======

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
  The differences between the federal income tax rate of 34% and the Company's effective tax rate were as follows:

                                                         1994   1993     1992
                                                         ----  -------  -------
      Statutory federal tax provision (benefit)
       continuing operations............................ $713  $(1,671) $(1,477)
      State income taxes, net of federal income tax
       benefit..........................................  124       87      185
      Investment tax credits............................  --      (267)    (131)
      Tax deduction related to fiscal 1991 settlement
       cost
       (Note 11)........................................ (646)     --       --
      Valuation allowance...............................  571      805      --
      Non-deductible items..............................  153       57      218
      AMT refund........................................ (314)     --       --
      Other.............................................  (47)     (29)      56
                                                         ----  -------  -------
          Provision for (benefit from) income taxes,
           continuing operations........................ $554  $(1,018) $(1,149)
                                                         ====  =======  =======

  During 1994 and 1993 net income tax refunds of $106 and $522, respectively, were received. Income taxes of $1,442 were paid during 1992. Refundable income taxes in the amounts of $1,694 and $1,462 for fiscal 1994 and 1993, respectively, are included within prepaids and other current assets in the accompanying balance sheet.

NOTE 9--RETIREMENT AND PENSION PLANS

  The Company maintains noncontributory defined benefit retirement and pension plans for eligible salaried and hourly rated employees. The defined benefit plans provide benefits based primarily on the participant's years of service and/or compensation. These benefits are being funded through a trust established in conjunction with these plans. A defined benefit retirement plan for the Company's directors is unfunded.

  The Company's funding policy with respect to its qualified plans is to contribute amounts determined annually on an actuarial basis that provides for current and future benefits in accordance with funding requirements of federal law and regulations. Assets of funded benefit plans are invested in a variety of equity and debt instruments and in commingled funds.

  Net pension expense for the Company's defined benefit retirement and pension plans includes the following components:

                                                         1994    1993    1992
                                                        ------  ------  ------
      Service cost benefits earned during the period... $1,017  $1,421  $1,384
      Interest cost on projected benefit obligation....  1,271   1,190   1,031
      Actual return on plan assets..................... (3,193)   (369) (1,840)
      Net amortization and deferrals...................  2,087    (636)  1,215
                                                        ------  ------  ------
      Net pension expense..............................  1,182   1,606   1,790
      Pension expense of discontinued operations.......     52     107     149
                                                        ------  ------  ------
      Net pension expense of continuing operations..... $1,130  $1,499  $1,641
                                                        ======  ======  ======

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Company also incurred an additional $267 in 1994 for costs associated with the curtailment and settlement of plans associated with discontinued operations. Such costs have been reflected as a charge to the reserve for discontinued operations (see Note 10).

  Net pension expense reflects an expected long-term rate of return on plan assets of 9% for 1994, 1993 and 1992. The actual return has been adjusted to defer gains or losses which differ from the expected return. The present value of projected benefit obligations was determined using an assumed discount rate of 7.25% for 1994, 8.5% for 1993 and 9.0% for 1992. The assumed rate of compensation increase, where applicable, used in determining the present value of projected benefit obligations was 5.25% for 1994 and 6% for 1993 and 1992.

  The following table sets forth the funded status of the plans:

                                    FEBRUARY 28, 1994       FEBRUARY 28, 1993
                                 ----------------------- -----------------------
                                   ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                   EXCEED     BENEFITS     EXCEED     BENEFITS
                                 ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                  BENEFITS     ASSETS     BENEFITS     ASSETS
                                 ----------- ----------- ----------- -----------
   Actuarial present value of
    benefit obligations:
     Vested benefit obligation.    $ 8,613     $ 6,690     $6,277      $ 6,378
                                   =======     =======     ======      =======
     Accumulated benefit
      obligation...............    $ 9,212     $ 7,000     $6,785      $ 6,505
                                   =======     =======     ======      =======
     Projected benefit
      obligation...............    $11,382     $ 7,000     $8,995      $ 6,650
                                   =======     =======     ======      =======
   Plan assets at fair value...    $11,545     $ 5,135     $8,763      $ 5,009
                                   =======     =======     ======      =======
   Plan assets in excess of
    (less than) projected
    benefit obligation.........    $   163     $(1,865)    $ (232)     $(1,641)
   Unrecognized prior service
    cost.......................        608         709        745          600
   Unrecognized net loss
    (gain).....................        (24)        781        178          863
   Unrecognized net transition
    (asset) obligation, net of
    amortization...............       (712)        310       (763)         301
                                   -------     -------     ------      -------
   Prepaid (accrued) pension
    expense....................    $    35     $   (65)    $  (72)     $   123
                                   =======     =======     ======      =======

  For pension plans with accumulated benefits in excess of assets, a minimum liability was recognized for the sum of the excess of the accumulated benefit obligation over the fair value of the plan assets plus the amount of prepaid pension expense or minus the amount of accrued pension expense (such reduction limited to the underfunding position of individual plans). The minimum liability was $1,812 and $1,660 at February 28, 1994 and 1993, respectively. In 1994, the minimum liability was offset by a charge to stockholders' equity of $523, net of deferred tax benefits of $269, and an intangible asset of $1,020. In 1993, the minimum liability was offset by a charge to stockholders' equity of $468, net of deferred tax benefits of $241, and an intangible asset of $951.

  The Company sponsors a defined contribution plan for eligible employees. The cost recognized in fiscal years 1994, 1993 and 1992 for the defined contribution plan, based on compensation of covered employees, was $246, $278 and $255, respectively.

  The Company provides limited health care benefits for certain early retirees of one of its divisions. Prior to fiscal year 1994, the Company accounted for the costs of these benefits on an accrual basis over the working lives of employees expected to receive benefits. Effective March 1, 1994, the Company adopted the provisions

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
of Statement of Financial Accounting Standards No. 106 ("FAS 106") "Employers' Accounting for Postretirement Benefits Other than Pensions". At February 28, 1994 and 1993, respectively, the Company had accruals of $507 and $619 for these postretirement medical benefits which are included in other long-term liabilities in the accompanying balance sheet. The impact on the Company's operations of adopting FAS 106 in 1994 was not significant.

  Prior to fiscal 1994, the Company had deferred compensation arrangements with certain officers, directors, and key employees pursuant to a Supplemental Executive Benefit Plan and a Directors' Benefit Plan. As of February 28, 1993, the Company had accrued $2,287 with respect to these agreements of which $350 was charged to expense in fiscal 1993. During fiscal 1994, the Board of Directors authorized the settlement of the obligation associated with these plans for participants with a "vested" benefit (currently retired or eligible for early retirement under the Ketema, Inc. Employees' Retirement Plan). These participants were offered a discounted lump sum cash settlement in lieu of future benefits from the Plan. Payments were made under this arrangement in the amount of $1,744. Non-vested agreements were terminated at no cost to the Company. At February 28, 1994, the Company has an accrual of $531 with respect to those participants who did not elect to accept the lump sum cash settlement. During fiscal 1994, $49 was charged to expense with respect to these Plans.

  As part of the compensation package for Mr. Williamson which was recommended by the Compensation Committee and approved by the Board of Directors, a retirement benefit was approved which permits Mr. Williamson to retire at age 60 and receive an annual amount equal to 50% of the three-year average of his then-current salary and bonus. The difference between such amount and the amount received by Mr. Williamson under the retirement plan would be paid by the Company. Automatic vesting would occur upon a change in control of the Company prior to Mr. Williamson's reaching age 60. At February 28, 1994, $201 was accrued with respect to this agreement.

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--INTANGIBLES, OTHER ASSETS AND OTHER ACCRUED LIABILITIES

  Intangibles, other assets and other accrued liabilities consist of the following at February 28, 1994 and 1993:

                                                               1994     1993
                                                              -------  -------
      Intangible Assets
      -----------------
        Patents.............................................. $ 2,312  $ 2,312
        Other acquired intangibles...........................   8,832    8,584
        Excess of cost over net assets acquired..............   3,016    2,965
        Financing and organization costs.....................   3,492    3,492
        Pension..............................................   1,020      951
        Less accumulated amortization........................  (5,276)  (3,814)
                                                              -------  -------
                                                              $13,396  $14,490
                                                              =======  =======
      Other Assets
      ------------
        Investment in limited partnership (approximates
         market value)....................................... $ 5,228  $ 4,586
        Cash surrender value of officers life insurance, net
         of related loans in 1993............................   2,172      643
        Prepaid pension expense..............................     862      862
        Unbilled receivable, long term portion...............     693      --
        Prepaid interest, long term portion..................     556      784
        Other................................................     --       110
                                                              -------  -------
                                                              $ 9,511  $ 6,985
                                                              =======  =======
      Other Accrued Liabilities
      -------------------------
        Accrued insurance.................................... $ 4,871  $ 5,210
        Accrued interest.....................................   2,032    2,074
        Contract loss reserve................................   3,390    3,393
        Restructuring/relocation reserves....................     643    2,036
        Environmental reserve................................     832    1,000
        Reserve for discontinued operations..................   1,644      --
        Other................................................   2,280    2,755
                                                              -------  -------
                                                              $15,692  $16,468
                                                              =======  =======

NOTE 11--CONTINGENT ASSETS AND LIABILITIES

  The Company was incorporated in May 1988 in connection with a corporate restructuring of AMETEK, Inc. ("Ametek"), in which certain businesses and related assets and liabilities of Ametek were transferred to the Company. On November 30, 1988, the Company became a separate, publicly held corporation by means of the pro rata distribution (the "Distribution") by Ametek of all the outstanding shares of the Company's Common Stock, $1.00 par value ("Common Stock"), to holders of record of Ametek's common stock as of the close of business on that date.

  In connection with the Distribution, the Company and Ametek agreed that contingent liabilities which arise out of the transferred assets or the conduct of the Company's operations, or which are not incurred in

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
the ordinary course of business, shall be obligations of the Company only to the extent of the first $5,000 and one-half of the next $10,000. The Company and Ametek agreed to indemnify each other against claims or damages arising from liabilities for which each has agreed to be responsible. However, to the extent liabilities are covered by insurance of Ametek, only one-half of the first $200 in any individual case shall be the responsibility of the Company. In accordance with the above agreement, the Company reimbursed Ametek $5,210 in 1991 for a settlement with the U.S. Government, for an event which occurred prior to the distribution. The income tax benefit of the settlement was to be recognized for financial statement purposes upon final determination by the Internal Revenue Service as to the deductibility of such costs.

  During fiscal 1994, the Company and Ametek reached an agreement with the Internal Revenue Service which allowed the Company and Ametek to each deduct for federal income tax purposes $1,900 in relation to the reimbursement to Ametek mentioned above.

  The Company has reflected its $1,900 additional deduction in the 1994 income tax balances. AMT refunds which resulted from amended prior year returns have been included in earnings in the fourth quarter of 1994. A valuation allowance has been provided to offset the deferred tax asset which results from the availability of an additional operating loss carryforward (see Note 8).

  When Ametek files its amended federal and state income tax returns for calendar year 1991 for its $1,900 deduction, the proceeds plus interest, net of certain contractual costs and legal fees, will be due to the Company. Due to the uncertainty of the amount and the timing of payment, such amount will not be reflected in the Company's books until the net payment becomes certain.

NOTE 12--LETTERS OF CREDIT

  The Company has entered into irrevocable standby letter of credit agreements with financial institutions primarily to back the Company's self-insurance program. At February 28, 1994, the Company was contingently liable on outstanding letters of credit aggregating $9,709. The Company paid fees in the amount of $83 on the outstanding letters of credit during fiscal 1994.

NOTE 13--LEGAL PROCEEDINGS

  On August 25, 1993, the Company, Hugh H. Williamson, III--the Company's President and Chief Executive Officer, and John McCloskey--formerly the Company's Vice President--Manufacturing, were sued in the District Court, 160th Judicial District, Dallas, Texas, by Raymond J. Moore, the former General Manager of the Company's Heat Transfer Division, located in Grand Prairie, Texas. The case has been removed to the United States District Court for the Northern District of Texas, Dallas Division. Mr. Moore seeks damages for the alleged intentional infliction of severe emotional distress suffered by him as the result of an unsatisfactory performance review, negligent employment and retention, defamation and violations of the Age Discrimination in Employment Act, the Family Medical Leave Act and the Americans with Disabilities Act. Mr. Moore principally seeks, from the defendants, jointly and severally: lost wages in the amount of $20; full pay and benefits through 1997 in the amount of $150 per year as front pay; exemplary and punitive damages in the amount of $100,000; damages for mental anguish and emotional distress in the amount of $20,000; and $20,000 for the age, disability, family leave and defamation claims. The Company believes the case is without merit. Discovery is ongoing. The Company and the individual defendants intend to contest the matter vigorously and believe they have meritorious defenses. Trial is currently scheduled for the two week period following November 21, 1994.

  See Note 14 for additional litigation matters.

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14--SUBSEQUENT EVENTS

  In an amendment to a Schedule 13D Statement, dated October 19, 1993, filed with the Securities and Exchange Commission, a group of stockholders of the Company, consisting of clients of American Securities Partners, L.P. ("American Securities Partners"), including three directors of the Company (the "American Securities Group"), stated that they were considering various options with regard to their investment in the Company including initiating or responding to proposals regarding a merger or other business combination. The Amendment also stated that the American Securities Group had discussed generally and intended to explore with Hugh H. Williamson, III, the President and Chief Executive Officer of the Company, a possible merger or business combination transaction. On April 28, 1994, KTM Holdings Corp., a corporation organized on behalf of the American Securities Group ("KTM"), delivered a proposal to the Company's Board of Directors proposing the acquisition of all outstanding shares of Common Stock not already owned by the members of the American Securities Group at a price of $13.125 per share payable in cash through a merger of a wholly-owned subsidiary of KTM into the Company which would be the surviving corporation and become a wholly-owned subsidiary of KTM (the "Merger Proposal"). The Merger Proposal provides that the proposed merger, if approved by the Board of Directors based on a favorable recommendation of a special committee of the Board consisting of two directors who are not members of the American Securities Group or employees of the Company (the "Special Committee"), would be subject to a number of conditions, including (i) the negotiation and execution of a definitive merger agreement, (ii) approval by the holders of a majority of the outstanding shares of Common Stock, (iii) KTM reaching satisfactory agreements with (a) the institutional investors holding the Company's outstanding Senior Notes regarding the early retirement of such Notes and (b) Mr. Williamson, regarding, among other things, his continuation as Chief Executive Officer of the Company and his exchange of the convertible debentures and options held by him for an equity participation in KTM if the proposed merger is consummated, and (iv) the funding of working capital and term loans to finance the transaction under a bank commitment letter. Subsequently, KTM reached an understanding with Mr. Williamson. The American Securities Group and Mr. Williamson beneficially own in the aggregate approximately 22.87% of the outstanding shares of Common Stock (after giving effect to the conversion of all convertible debentures held by them and the exercise of all presently exercisable stock options held by Mr. Williamson).

  Thereafter, the Special Committee, with the assistance of its financial and legal advisors, began to consider the Merger Proposal in light of, among other things, the operating and financial performance of the Company. There can be no assurances that the merger contemplated by the Merger Proposal, or any other business combination involving the Company, will be approved by the Special Committee or the Board of Directors, or if approved, will be consummated.

  The Company is obligated to pay the fees and expenses of the Special Committee's financial and legal advisors. The financial advisor was retained at a fee of $350 plus expenses, of which $100 was incurred in fiscal 1994. The amount of legal expenses is not currently determinable.

  Subsequent to the Company's public announcement on April 28, 1994, of its receipt of the Merger Proposal the Company was served with, or advised of the filing of, seven class action lawsuits in the Delaware Court of Chancery, New Castle County relating to the Merger Proposal. The complaints name as defendants, inter alia, all or certain directors of the Company and, in some instances, the Company itself. All of the complaints allege that the proposal by certain of the defendant directors who are members of the American Securities Group to acquire the remaining interest of the Company at the offer price of $13.125 in cash, if accepted, would be inadequate and unfair to the minority stockholders of the Company and would constitute a breach of fiduciary duties by the defendant directors. Certain of the complaints include further allegations, among them, that the offer "effectively put(s) a cap on the market price for Ketema stock" and therefore is

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

manipulative, and that there is allegedly non-public information in the possession of the defendants with respect to the Company's prospects which should be disclosed to stockholders to enable them to determine whether to exercise appraisal rights in any proposed merger. The principal relief sought by the complaints is a declaration that, if the acquisition were consummated at the offered price, it would constitute a breach of fiduciary duty and the granting of a preliminary injunction to bar an acquisition at the offered price. The complaints further seek to rescind the merger if implemented prior to entry of an injunction, to recover damages in an unspecified amount, reimbursement of costs, including attorneys' and experts' fees, and other equitable relief.

NOTE 15--BUSINESS SEGMENT INFORMATION

  The Company classifies its operations into four business segments: Process Group, Aerospace Group, Industrial Group and American Innovations, Inc. The principal products and services offered by each segment are as follows:

 Process Group
 -------------

  Heat transfer equipment, propeller and differential pressure flow meters, centrifuges and separation equipment and flow measurement and control devices.


 Aerospace Group
 ---------------

  Jet engine and airplane parts and composite material structures.


 Industrial Group
 ----------------

  Synthetic monofilaments, custom die-cast components and thermistors.


 American Innovations, Inc.
 --------------------------

  Remotely monitored meter reading systems, primarily for the utility industry.

                                  KETEMA, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Company's operations by industry segments are as follows:

                                                    1994     1993*     1992*
                                                  --------  --------  --------
   Net sales (1&2)
     Process Group............................... $ 55,503  $ 50,896  $ 54,237
     Aerospace Group.............................   46,081    46,048    54,068
     Industrial Group............................   25,023    25,215    24,827
     American Innovations, Inc...................      502       --        --
                                                  --------  --------  --------
       Total..................................... $127,109  $122,159  $133,132
                                                  ========  ========  ========
   Operating profit (3)
     Process Group............................... $  4,595  $  3,769  $  6,399
     Aerospace Group.............................    5,793     1,357    (4,192)
     Industrial Group............................    2,787     2,537     1,309
     American Innovations, Inc...................   (1,633)   (2,438)      --
                                                  --------  --------  --------
       Segment operating profit (4)..............   11,542     5,225     3,516
     Corporate and other expenses................   (5,583)   (7,707)   (7,840)
     Interest income (expense), net..............   (3,864)   (2,433)      (19)
                                                  --------  --------  --------
       Income (loss) before income taxes,
        minority interest, discontinued
        operations and cumulative effect of
        changes in accounting principles......... $  2,095  $ (4,915) $ (4,343)
                                                  ========  ========  ========
   Identifiable assets
     Process Group............................... $ 26,019  $ 24,531  $ 20,357
     Aerospace Group.............................   32,184    33,173    26,129
     Industrial Group............................    9,663     9,142    11,003
     American Innovations, Inc...................      925       265       --
                                                  --------  --------  --------
       Total segments............................   68,791    67,111    57,489
     Discontinued operations.....................      992     7,822     6,490
     Corporate assets............................   79,190    83,476    92,973
                                                  --------  --------  --------
       Total..................................... $148,973  $158,409  $156,952
                                                  ========  ========  ========
   Additions to property, plant and equipment
     Process Group............................... $  1,355  $    833  $  1,379
     Aerospace Group.............................    2,005     2,075     2,179
     Industrial Group............................    1,101       497       704
     American Innovations, Inc...................       14        34       --
                                                  --------  --------  --------
       Total segment.............................    4,475     3,439     4,262
     Discontinued operations.....................      349       431     1,745
     Corporate...................................       71       178        10
                                                  --------  --------  --------
       Total..................................... $  4,895  $  4,048  $  6,017
                                                  ========  ========  ========
   Depreciation and amortization
     Process Group............................... $  1,813  $  1,253  $  1,315
     Aerospace Group.............................    3,222     2,445     2,757
     Industrial Group............................      819       827       867
     American Innovations, Inc...................       19         6       --
                                                  --------  --------  --------
       Total segments............................    5,873     4,531     4,939
     Corporate...................................      354       342       335
                                                  --------  --------  --------
       Total..................................... $  6,227  $  4,873  $  5,274
                                                  ========  ========  ========

- ----------------
  *Restated to reflect disposition of Aluminum Extrusion Division (Note 2), formerly a component of the Industrial Group.

                                  KETEMA, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
(1) After elimination of inter-segment sales, not significant in amount.
(2) Sales to the U.S. Government (principally by the Aerospace Group) were 21% in 1994, 23% in 1993 and 29% in 1992 of the Company's net sales. Sales to General Electric Company (principally by the Aerospace Group) were 28% in 1994, 21% in 1993 and 22% in 1992 of the Company's total net sales and are partially included in sales to the U.S. Government.

(3) The 1992 results reflect one-time pretax charges totalling $7,385 for restructuring costs ($1,085) and the write down of certain assets ($6,300). The $6,300 charge for asset write-down was allocated to the Aerospace Group; $85 of the restructuring charge was allocated to the Industrial Group and the $1,000 balance was allocated to the corporate and other expenses.
(4) Represents sales less all direct costs and expenses and certain administrative expenses applicable to each segment.

NOTE 16--QUARTERLY FINANCIAL DATA (UNAUDITED)

  Quarterly sales and earnings for fiscal years 1994 and 1993 are as follows:

                                   FIRST   SECOND    THIRD   FOURTH    TOTAL
   1994                           QUARTER  QUARTER  QUARTER  QUARTER    YEAR
   ----                           -------  -------  -------  -------  --------
   Net sales..................... $33,477  $31,913  $31,902  $29,817  $127,109
   Operating income.............. $ 1,020  $ 1,327  $ 1,107  $ 2,096  $  5,550
   Income (loss) from continuing
    operations................... $   (93) $    37  $   519  $ 1,078  $  1,541
   Net income (loss)............. $  (343) $   (18) $   519  $ 1,078  $  1,236
   Primary earnings (loss) per
    share:
     Continuing operations....... $ (0.03) $  0.01  $  0.15  $  0.30  $   0.42
     Net income (loss)........... $ (0.09) $  0.00  $  0.15  $  0.30  $   0.34
   Fully diluted earnings (loss)
    per share:
     Continuing operations....... $ (0.03) $  0.01  $  0.15  $  0.28  $   0.42
     Net income (loss)........... $ (0.09) $  0.00  $  0.15  $  0.28  $   0.34
                                   FIRST   SECOND    THIRD   FOURTH    TOTAL
   1993*                          QUARTER  QUARTER  QUARTER  QUARTER    YEAR
   -----                          -------  -------  -------  -------  --------
   Net sales..................... $31,798  $33,228  $27,457  $29,676  $122,159
   Operating income (loss)....... $   647  $ 1,429  $(1,457) $(2,992) $ (2,373)
   Income (loss) from continuing
    operations................... $   237  $   554  $(1,762) $(2,476) $ (3,447)
   Net income (loss)............. $   265  $   501  $(1,853) $(2,702) $ (3,789)
   Primary earnings (loss) per
    share:
     Continuing operations....... $  0.06  $  0.15  $ (0.47) $ (0.67) $   (.93)
     Net income (loss)........... $  0.07  $  0.14  $ (0.50) $ (0.73) $  (1.02)
   Fully diluted earnings (loss)
    per share:
     Continuing operations....... $  0.06  $  0.15  $ (0.47) $ (0.67) $   (.93)
     Net income (loss)........... $  0.07  $  0.14  $ (0.50) $ (0.73) $  (1.02)

- ----------------
  *Restated to reflect disposition of Aluminum Extrusion Division (Note 2).

                                                                         ANNEX A
                                                                [CONFORMED COPY]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF

                                 JUNE 21, 1994

                                     AMONG

                                 KETEMA, INC.,

                               KTM HOLDINGS CORP.

                                      AND

                             KTM ACQUISITION CORP.



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS*

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                   THE MERGER

 SECTION  1.01 Company Action.............................................  A-2
          1.02 The Merger.................................................  A-2
          1.03 Conversion of Shares.......................................  A-2
          1.04 Surrender and Payment......................................  A-3
          1.05 Dissenting Shares..........................................  A-3
          1.06 Stock Options..............................................  A-4

                                   ARTICLE II

                           THE SURVIVING CORPORATION

 SECTION  2.01 Certificate of Incorporation...............................  A-4
          2.02 Bylaws.....................................................  A-5
          2.03 Directors and Officers.....................................  A-5

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

 SECTION  3.01 Corporate Existence and Power..............................  A-5
          3.02 Corporate Authorization....................................  A-5
          3.03 Governmental Authorization.................................  A-5
          3.04 Non-Contravention..........................................  A-5
          3.05 Capitalization.............................................  A-5
          3.06 Subsidiaries...............................................  A-6
          3.07 SEC Filings................................................  A-6
          3.08 Financial Statements.......................................  A-6
          3.09 Disclosure Documents.......................................  A-7
          3.10 Litigation.................................................  A-7
          3.11 Finders' and Bankers' Fees.................................  A-7

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

 SECTION  4.01 Corporate Existence and Power..............................  A-7
          4.02 Corporate Authorization....................................  A-8
          4.03 Governmental Authorization.................................  A-8
          4.04 Non-Contravention..........................................  A-8
          4.05 Disclosure Documents.......................................  A-8
          4.06 Finders' and Bankers' Fees.................................  A-8
          4.07 Financing..................................................  A-8
          4.08 Ownership of Shares........................................  A-9
          4.09 Solvency; Adequate Capitalization..........................  A-9

- --------
* The Table of Contents is not a part of this Agreement.

                                     A-(i)

                                                                           PAGE
                                                                           ----
                                   ARTICLE V

                            COVENANTS OF THE COMPANY

 SECTION  5.01 Conduct of the Company....................................   A-9
          5.02 Stockholder Meeting; Proxy Material.......................  A-10
          5.03 Access to Information.....................................  A-10
          5.04 Other Potential Bidders...................................  A-10
          5.05 Notices of Certain Events.................................  A-11

                                   ARTICLE VI

                               COVENANTS OF BUYER

 SECTION  6.01 Confidentiality...........................................  A-11
          6.02 Voting of Shares..........................................  A-11
          6.03 Director and Officer Liability............................  A-11

                                  ARTICLE VII

                               COVENANTS OF BUYER
                                AND THE COMPANY

 SECTION  7.01 Best Efforts..............................................  A-12
          7.02 Certain Filings...........................................  A-12
          7.03 Public Announcements......................................  A-12
          7.04 Further Assurances........................................  A-12

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

 SECTION  8.01 Conditions to the Obligations of Each Party...............  A-12
          8.02 Additional Conditions to the Obligations of Buyer and
                Merger Subsidiary........................................  A-13
          8.03 Conditions to the Obligations of the Company..............  A-13

                                   ARTICLE IX

                                  TERMINATION

 SECTION  9.01 Termination...............................................  A-14
          9.02 Effect of Termination.....................................  A-14

                                   ARTICLE X

                                 MISCELLANEOUS

 SECTION 10.01 Notices...................................................  A-14
         10.02 Survival of Representations and Warranties................  A-15
         10.03 Amendments; No Waivers....................................  A-15
         10.04 Fees and Expenses.........................................  A-15
         10.05 Successors and Assigns....................................  A-16
         10.06 Governing Law.............................................  A-16
         10.07 Counterparts; Effectiveness...............................  A-16
         10.08 Actions of the Company Approved or Taken by the Acquiring
                Group....................................................  A-16

                                     A-(ii)

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of June 21, 1994 among Ketema, Inc., a Delaware corporation (the "Company"), KTM Holdings Corp., a Delaware corporation ("Buyer"), and KTM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

  WHEREAS:

  A. The Company is a corporation duly incorporated and validly existing under the corporate laws of the State of Delaware with it principal executive offices located at Suite 600, One Cherry Center, 501 South Cherry Street, Denver, Colorado 80222.

  B. The authorized capital stock of the Company consists of (i) 13,500,000 shares of common stock, $1 par value, (the "Company Common Stock"), of which 3,490,202 shares are issued and outstanding as of the date hereof, and (ii) 1,500,000 shares of Preferred Stock, $1 par value, none of which shares are issued and outstanding as of the date hereof.

  C. Buyer is a corporation duly incorporated and validly existing under the corporate laws of the State of Delaware with its principal address located c/o American Securities Partners, L.P. at 122 East 42nd Street, New York, New York 10168.

  D. Immediately prior to the Effective Time (as defined in Section 1.02(b) below), Buyer and/or Merger Subsidiary will own or be deemed to own beneficially not less than 894,000 shares of Company Common Stock, which shares are currently beneficially owned by certain clients of American Securities Partners, L.P. and by Hugh H. Williamson, III, the President and Chief Executive Officer of the Company (collectively, the "Acquiring Group"), and include shares of Company Common Stock issuable upon conversion of certain convertible subordinated debentures of the Company (or upon conversion of the convertible preferred stock which is issuable under certain circumstances upon conversion of such debentures) owned by members of the Acquiring Group.

  E. The Board of Directors of the Company, based in part on the recommendation of a Special Committee of the Board of Directors initially appointed on September 28, 1993 and comprised entirely of Directors who are neither members of management nor affiliated with American Securities Partners, L.P. or the Acquiring Group (the "Special Committee"), (i) unanimously approved the members of the Acquiring Group becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law and the Company's Certificate of Incorporation for purposes of proposing a "business combination" (as defined in said Section 203 and the Company's Certificate of Incorporation) between the Company and an entity formed by the Acquiring Group for the purpose of engaging in such a business combination, and (ii) has unanimously determined that the Merger is fair and in the best interests of the stockholders of the Company (other than the Acquiring Group) and has unanimously resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the terms and conditions set forth herein, to recommend the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

  F. The Board of Directors of the Company, based in part on the recommendation of the Special Committee, and the Boards of Directors of Buyer and Merger Subsidiary each have approved the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware and the terms and conditions provided below, pursuant to which each Share (as defined in Section 1.03 hereof) (other than Shares held by the Company as treasury stock, Shares owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time and Shares as to which appraisal rights have been perfected) shall be converted into the right to receive the Merger Consideration (as defined in Section 1.03(a) below).

  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

  SECTION 1.01. Company Action. The Company hereby consents to the Merger (as defined in Section 1.02) and represents that its Board of Directors, at a meeting duly called and held and acting, in part, on the unanimous recommendation of the Special Committee, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders (other than the Acquiring Group), (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders, provided, that such recommendation may be withdrawn, modified or amended by the Board of Directors of the Company if the Board deems such withdrawal, modification or amendment appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with counsel.

  SECTION 1.02. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger substantially in the form of Exhibit A hereto with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such certificate of merger (the "Effective Time").

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

  SECTION 1.03. Conversion of Shares. At the Effective Time:

    (a) each share of Company Common Stock, together with the right (a "Right") associated therewith entitling the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (each such share and associated Right being referred to herein as a "Share" and collectively, the "Shares") outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.03(b) or as provided in Section 1.05 with respect to Shares as to which appraisal rights have been perfected, be converted into the right to receive $15.00 in cash, without interest (the "Merger Consideration");

    (b) each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

    (c) each outstanding share of 7% Cumulative Convertible Voting Preferred Stock, $1 par value, of the Company (each, a "Convertible Preferred Share" and collectively, the "Convertible Preferred Shares"), if any, owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

    (d) each outstanding Convertible Preferred Share, if any, not owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time, shall remain outstanding in accordance with its terms and shall not be converted in the Merger; and

    (e) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving

  Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

  SECTION 1.04. Surrender and Payment. (a) At or prior to the Effective Time, the Company shall appoint American Stock Transfer & Trust Company as agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At the Effective Time, the Surviving Corporation will make available to the Exchange Agent the Merger Consideration to be paid in respect of all outstanding Shares entitled thereto as to which appraisal rights have not been exercised. At or prior to the Effective Time, the Company or Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.04(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned within one week after the end of such one year period, without further action or request, to the Surviving Corporation, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto; provided, however, that nothing herein shall limit the obligations of the Surviving Corporation under
Section 1.04(b).

  SECTION 1.05. Dissenting Shares. Notwithstanding Section 1.03, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

  SECTION 1.06. Stock Options. (a) Except as otherwise provided in paragraph
(b) of this Section 1.06 and except for outstanding options to purchase Shares and conjunctive stock appreciation rights granted to Hugh H. Williamson, III, the Company shall take all steps reasonably necessary such that, at the Effective Time, the holder of each outstanding option to purchase Shares granted under the Company's 1988 Stock Incentive Plan, whether or not then vested or exercisable, shall be paid by the Surviving Corporation for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the option (the "Spread") by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option is actually vested or exercisable at such time) and each such option shall thereafter be cancelled. Any conjunctive stock appreciation rights related to any such option shall also be cancelled and, in accordance with the terms thereof and of the Company's Stock Incentive Plan, each holder thereof shall be entitled to receive from the Surviving Corporation an amount in cash equal to 66 2/3% of the product obtained by multiplying (i) the Spread by (ii) the number of Shares to which such stock appreciation rights relate.

  (b) Notwithstanding the provisions of paragraph (a) above, Buyer may, at its option but subject to its receipt of the requisite consent of the individual holder thereof, including Hugh H. Williamson, III, issue in exchange for the cancellation of all options held by such holder outstanding at the Effective Time and any conjunctive stock appreciation rights related thereto, a deeply discounted non-qualified option to purchase shares of common stock of Buyer (a "Substitute Option"). The number of shares of Buyer's common stock subject to such Substitute Option shall be such number of shares as shall have a fair market value immediately after the Effective Time equal to the sum of the Aggregate Value (as hereinafter defined) and the aggregate exercise price under the Substitute Option. The Aggregate Value shall mean the sum of (A) the amount determined by multiplying (i) the Spread with respect to all options held by such individual holder by (ii) the number of Shares such individual holder could have purchased had he exercised such options in full immediately prior to the Effective Time (whether or not such options are actually vested or exercisable at such time) plus (B) 66 2/3% of the product obtained by multiplying (i) the Spread with respect to all options held by such individual holder which have conjunctive stock appreciation rights related thereto by (ii) the number of Shares to which such stock appreciation rights relate. The term of each Substitute Option shall be ten years. Each Substitute Option shall become vested and exercisable on the seventh anniversary of the date of grant; provided, however, that the Substitute Option shall have accelerated vesting and exercisability provisions if certain pre-determined earnings and/or debt reduction goals are met, in which case the Substitute Option shall become vested and exercisable with respect to up to 20% of the shares of Buyer's common stock subject thereto on or after each of the first, second, third, fourth and fifth anniversaries of the date of grant. The Substitute Options shall contain such other terms and conditions as shall be set forth in the non-qualified stock option agreement executed by Buyer and the individual holder of an option consenting to receive such Substitute Option pursuant to this Section 1.06(b).

                                   ARTICLE II

                           THE SURVIVING CORPORATION

  SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  SECTION 2.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

  SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

  The Company represents and warrants to Buyer that:

  SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals where the failure to so obtain would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, "Material Adverse Effect" means with respect to any matter that such matter would be expected to materially and adversely affect the business, condition (financial or otherwise) or results of operations of the Company and its consolidated Subsidiaries considered as a whole.

  SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

  SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; and (ii) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

  SECTION 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, or (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary.

  SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 13,500,000 authorized shares of Company Common Stock and 1,500,000 authorized shares of Preferred Stock, $1 par value ("Preferred Shares"). As of May 31, 1994, (a) 3,490,202 shares of Company Common Stock were issued and outstanding, (b) 1,041,619 shares of Company Common Stock were held in the treasury of the Company,

(c) 943,003 shares of Company Common Stock were reserved for future issuance upon conversion of the Company's 8% Convertible Subordinated Debentures due 2003 (the "Public Debentures") of which $14,692,000 in aggregate principal amount were outstanding, (d) 48,192 shares of Company Common Stock were reserved for future issuance upon conversion of the Company's 8% Convertible Subordinated Debentures due 2003 (the "Private Debentures") of which $500,000 principal amount were outstanding and held by Hugh H. Williamson, III and (e) 461,479 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Incentive Plan. As of May 31, 1994, (a) no Preferred Shares were issued and outstanding, (b) no Preferred Shares were held in the treasury of the Company, (c) 943,003 Convertible Preferred Shares were reserved for future issuance upon conversion, under certain circumstances, of the Public Debentures and (d) one one-hundredth of a share of Series A Junior Participating Preferred Stock is reserved for future issuance upon exercise, under certain circumstances, of each Right issued under the Company's Shareholder Rights Plan, dated October 15, 1991, between the Company and American Stock Transfer & Trust Company, as Rights Agent. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since May 31, 1994, resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

  SECTION 3.06. Subsidiaries. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

  SECTION 3.07. SEC Filings. (a) The Company has delivered to Buyer (i) the annual report on Form 10-K for its fiscal year ended February 28, 1994 (the "Company 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since June 24, 1993 and (iii) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since February 28, 1994.

  (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-K fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated statements of operations and of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheets of the Company as of February 28, 1994 set forth in the Company 10-K and "Balance Sheet Date" means February 28, 1994.

  SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

  (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in any Company Disclosure Documents (including, without limitation, the Company Proxy Statement) based upon information furnished to the Company in writing by Buyer specifically for use therein.

  SECTION 3.10. Litigation. Except as set forth in the Company 10-K or most recent quarterly report on Form 10-Q, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its officers or Directors which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

  SECTION 3.11. Finders' and Bankers' Fees. Except for Bear, Stearns & Co. Inc. ("Bear Stearns"), a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, the Special Committee or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

  Buyer represents and warrants to the Company that:

  SECTION 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any material activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

  SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer and Merger Subsidiary.

  SECTION 4.03. Governmental Authorization. (a) The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law and (ii) compliance with any applicable requirements of the Exchange Act.

  (b) With respect to the Hart-Scott-Rodino Antitrust Improvement Act of 1976,
(i) Buyer is controlled by KTM Partners, L.P., a New York limited partnership (the "Partnership"); (ii) formation of Buyer requires no Premerger Notification and Report Forms to be filed; (iii) neither the Partnership, Buyer nor Merger Subsidiary will have any assets other than capital consisting of cash and equity securities of the Company that will be utilized in connection with the Merger; and (iv) the Partnership, Buyer and Merger Subsidiary will not have regularly prepared balance sheets prior to the consummation of the Merger.

  SECTION 4.04. Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not
(i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any material provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary.

  SECTION 4.05. Disclosure Documents. The information with respect to Buyer and its affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

  SECTION 4.06. Finders' and Bankers' Fees. Except for American Securities Corporation and its successor, American Securities Partners, L.P., which have acted on behalf of the Acquiring Group, and for The Bridgeford Group, which has been engaged as a financial adviser to Buyer and its affiliates, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

  SECTION 4.07. Financing. Buyer has received and furnished copies to the Company of a commitment letter addressed to Buyer (the "Commitment Letter") from The Chase Manhattan Bank, N.A. (the "Lender") dated May 5, 1994, as amended on June 21, 1994, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to enter into a credit agreement with Merger Subsidiary to provide financing for the transactions contemplated herein (the "Financing"). The aggregate proceeds of the Financing committed by the Lender in the Commitment Letter, together with the then available cash and marketable securities of the Company and equity financing to be provided by the Acquiring Group and/or other investors, is in an amount which Buyer believes is sufficient to provide all of the requisite Merger Consideration, to effect all refinancing required in connection with the transactions contemplated herein and to pay all related fees and expenses. The equity to be provided by the Acquiring Group and/or other investors to Buyer shall, in any event, be not less than $15,000,000 consisting of cash contributed by the Acquiring

Group or by third party investors (which may be substantial individuals and/or families, financial institutions, public and private pension funds, corporations and other sophisticated and substantial investors) and/or Shares valued on the basis of the Merger Consideration (or Public Debentures, Convertible Preferred Shares issued upon conversion thereof or Private Debentures) contributed to Buyer or Merger Subsidiary.

  SECTION 4.08. Ownership of Shares. On the record date applicable to the meeting of stockholders of the Company to be held in connection with the Merger, the members of the Acquiring Group, Buyer and/or Merger Subsidiary in the aggregate will own beneficially not less than 894,000 Shares, including Shares issuable upon conversion of the Public Debentures (or any Convertible Preferred Shares) and the Private Debentures beneficially owned by them.

  SECTION 4.09. Solvency; Adequate Capitalization. After giving effect to the Merger, the Surviving Corporation will be solvent. For purposes of this Agreement, the term "solvent" shall mean, with respect to the Surviving Corporation, that the fair valuation of its property will be, on the date of determination, greater than the total amount of liabilities of the Surviving Corporation as of such date and that the present fair saleable value of the Surviving Corporation's assets will be, on the date of determination, greater than the amount that will be required to pay the Surviving Corporation's probable liability on its existing debts as they become absolute and matured. After giving effect to the Merger, the Surviving Corporation will not have unreasonably small capital with which to conduct its business.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

  The Company agrees that:

  SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and (except for acts necessary to the Merger) shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the consent of Buyer:

    (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

    (b) the Company will not, and will not permit any Subsidiary to, acquire, whether by purchase of equity securities, merger or consolidation, any other Person or acquire a material amount of assets of any other Person;

    (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

    (d) except as otherwise contemplated herein, the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing;

    (e) the Company will not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except upon conversion of the Public Debentures (or any Convertible Preferred Shares) or the Private Debentures and except as required by outstanding options or stock appreciation rights under the Company's Stock Incentive Plan as in effect as of the date hereof, or amend any of the terms of any such securities, options or rights outstanding as of the date hereof, except as specifically contemplated by this Agreement;

    (f) the Company will not split, combine or reclassify shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; and

    (g) the Company will not, and will not permit any Subsidiary to, except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer of employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units).

  SECTION 5.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company, acting in part on the unanimous recommendation of the Special Committee, shall, subject to their fiduciary duties after consultation with counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, but subject to the terms hereof, including Section 10.08(b), the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement, all other proxy materials for such meeting and the Rule 13E-3 Transaction Statement required pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3"), (ii) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

  SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors and auditors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

  SECTION 5.04. Other Potential Bidders. The Company shall, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of this Agreement, to the same extent permitted by Section 5.03 hereof, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines that such action is appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with counsel. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company shall not solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company.

  SECTION 5.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                               COVENANTS OF BUYER

  Buyer agrees that:

  SECTION 6.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement Buyer will hold, and will instruct its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain other than as a result of a disclosure by Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its potential sources of financing (both debt and equity) in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by or on behalf of Buyer from the Company in connection with this Agreement that are subject to such confidentiality undertaking.

  SECTION 6.02. Voting of Shares. Prior to the record date applicable to the Company Stockholder Meeting to be held in connection with the Merger, each of the members of the Acquiring Group shall execute an agreement with the Company, substantially in the form of Exhibit B attached hereto, to vote or cause to be voted all of the Shares and Convertible Preferred Shares, if any, then outstanding and beneficially owned by such member of the Acquiring Group in favor of the approval and adoption of this Agreement and the Merger.

  SECTION 6.03. Director and Officer Liability. For six years after the Effective Time, Buyer will or will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For such six years after the Effective Time, Buyer will or will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if such coverage is not obtainable at a cost less than or equal to two times the amount per annum the Company paid in its last full fiscal year, Buyer shall or shall cause the Surviving Corporation to purchase such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date hereof, as may be obtained having a cost not to exceed two times the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Buyer.

                                  ARTICLE VII

                               COVENANTS OF BUYER
                                AND THE COMPANY

  The parties hereto agree that:

  SECTION 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer also will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy all requirements of the Financing agreements or any alternative arrangements which are conditions to closing the transactions constituting the Financing.

  SECTION 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

  SECTION 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

  SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things they may deem desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

  SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable law:

    (i) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with Delaware Law;

    (ii) no court, arbitrator or governmental body, agency, official or authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

    (iii) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained; and

    (iv) at the time of mailing of the Company Proxy Statement, Bear Stearns shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and, at or prior to the time of the Company Stockholder Meeting and the Effective Time, Bear Stearns shall not have withdrawn such opinion.

  SECTION 8.02. Additional Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable law:

    (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate signed by the principal financial officer of the Company to the foregoing effect;

    (ii) Buyer shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 3.03 or otherwise necessary in connection with the consummation of the Merger; and

    (iii) Buyer shall have obtained on behalf of Merger Subsidiary the Financing pursuant to the Commitment Letter in an amount which, together with then available cash and marketable securities of the Company, exclusive of the Company's investment in Pine Street Partners, L.P., is sufficient to enable the Surviving Corporation to pay as of the Effective Time the aggregate amount of the Merger Consideration payable hereunder to holders of Shares, to effect all necessary refinancing, and to pay all related fees and expenses as contemplated by the Commitment Letter.

  SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable law:

    (i) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the President or any Vice President of each of Buyer and Merger Subsidiary to the foregoing effect;

    (ii) the Company shall have received all documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary to enter into this Agreement, all in form and substance satisfactory to the Company; and

    (iii) the Board shall have received a certificate signed by the principal financial officer of the Company to the effect that after the consummation of the Merger, the Surviving Corporation will be solvent as defined above in Section 4.09; provided, however, that if the Lender providing the Financing shall require an opinion of an independent appraiser to such effect, a copy of such opinion addressed to the Board shall be received in lieu of the certificate of the principal financial officer.

                                   ARTICLE IX

                                  TERMINATION

  SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

    (i) by mutual written consent of the Company and Buyer;

    (ii) by either the Company or Buyer, if the Merger has not been consummated by December 31, 1994;

    (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (iv) by either the Company or Buyer if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholder Meeting called for such purpose;

    (v) by Buyer or the Company (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if (a) the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Buyer or Merger Subsidiary or shall have resolved to do any of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so, or (b) any Person shall have acquired beneficial ownership or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder and not including the Acquiring Group) shall have been formed which beneficially owns 50% or more of the Shares.

  SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01, 10.04 and 10.08 shall survive the termination hereof; provided, however, that, except as specifically provided herein, nothing herein shall relieve any party hereto of liability for any breach of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

  SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

  if to Buyer or Merger Subsidiary, to:

    KTM Holdings Corp.
    c/o American Securities Partners, L.P.
    122 East 42nd Street
    New York, New York 10168
    Telecopy: (212) 697-5524
    Attention: Michael G. Fisch

  with a copy to:

    Stroock & Stroock & Lavan
    7 Hanover Square
    New York, New York 10004-2696
    Telecopy: (212) 806-6006
    Attention: David L. Finkelman, Esq.

  if to the Company, to:

    Ketema, Inc.
    501 South Cherry Street
    Suite 600
    Denver, Colorado 80222
    Telecopy: (303) 331-9430
    Attention: Special Committee of the Board of Directors

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, New York 10022
    Telecopy: (212) 735-2001
    Attention: Eileen Nugent Simon, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

  SECTION 10.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

  SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any such amendment and any such waiver by the Company shall have been approved by the Board of Directors of the Company, acting on the recommendation of the Special Committee; and provided, further, that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 10.04. Fees and Expenses. (a) Except as otherwise provided in this Section, all Expenses (as defined below) incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

  (b) If (i) this Agreement is terminated (a) by the Company or Buyer pursuant to Section 9.01(iv), (b) by the Company pursuant to Section 9.01(v) if the Company or the Special Committee shall have recommended to the stockholders of the Company any Competing Transaction or (c) by the Company or Buyer pursuant to Section 9.01(v)(b) or (ii) the Merger is not consummated and the Company is in breach in any material respect of its covenants, representations, warranties or agreements contained herein, and in any of such events set forth in clause
(i) or (ii) Buyer and Merger Subsidiary are not in breach in any material respect of their respective covenants, representations, warranties or agreements contained herein, the Company shall, promptly after a request by Buyer therefor, pay, or in the discretion of Buyer, reimburse Buyer for, all Expenses, not to exceed $1,500,000, incurred by or on behalf of Buyer.

  "Expenses", as used in this Section, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants (which shall not include fees and expenses of officers or Directors of Buyer and/or affiliates thereof) and commitment fees and other financing fees and expenses) incurred by Buyer, Merger Subsidiary or the Company or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Financing, the preparation, printing, filing and mailing of the Company Proxy Statement and
Schedule 13E-3, the solicitation of the stockholder approvals and all other matters related to the consummation of the transactions contemplated herein.

  SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Buyer of its obligations under this Agreement or prejudice the rights of stockholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.04. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

  SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

  SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  SECTION 10.08. Actions of the Company Approved or Taken by the Acquiring Group. (a) The parties hereto hereby agree that any action or inaction of the Company approved or taken or omitted to be taken by the Acquiring Group or any member thereof (including Hugh H. Williamson, III) that is not concurred in by the Special Committee and that might otherwise be a breach of this Agreement shall not be a breach of this Agreement and that Buyer and Merger Subsidiary waive any and all claims and causes of action arising out of or otherwise related to any such action or inaction.

  (b) Buyer and Merger Subsidiary waive any and all claims and causes of action
(i) against the Company or the Special Committee or its members (collectively, the "Section 10.08(b) Parties") arising out of or otherwise related to any of the Section 10.08(b) Parties' actions pursuant to Section 5.04 hereof (including, without limitation, that any such action would constitute a breach of Sections 5.02 or 7.01 hereof) and (ii) against any of the Section 10.08(b) Parties and/or any third parties for tortious or intentional interference with contract or with prospective economic advantage by virtue of any of the Section 10.08(b) Parties' or such third parties' actions hereunder (including, without limitation, actions taken pursuant to Section 5.04 hereof) or the termination of this Agreement by the Company in accordance with the terms hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Ketema, Inc.

                                                /s/ Hugh H. Williamson, III
                                          By __________________________________
                                            Title: President and Chief
                                                 Executive Officer

                                          KTM Holdings Corp.

                                                   /s/ Michael G. Fisch
                                          By __________________________________
                                            Title: Vice President

                                          KTM Acquisition Corp.

                                                   /s/ Michael G. Fisch
                                          By __________________________________
                                            Title: Vice President

                                                                       EXHIBIT A
                                                                TO AGREEMENT AND
                                                                  PLAN OF MERGER

                         FORM OF CERTIFICATE OF MERGER

                               ----------------

                             CERTIFICATE OF MERGER
                                       OF
                             KTM ACQUISITION CORP.
                                      INTO
                                  KETEMA, INC.

                               ----------------

                         PURSUANT TO SECTION 251 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               ----------------

  KETEMA, INC., a Delaware corporation, hereby certifies as follows:

    FIRST: The names of the constituent corporations are "KTM ACQUISITION CORP." and "KETEMA, INC.". Each constituent corporation is incorporated under the laws of the State of Delaware.

    SECOND: An Agreement and Plan of Merger dated as of June 21, 1994 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the General Corporation Law of the State of Delaware.

    THIRD: The name of the surviving corporation (the "Surviving
  Corporation") is Ketema, Inc.

    FOURTH: The Certificate of Incorporation of Ketema, Inc. as in effect at the date of the merger shall be the Certificate of Incorporation of the Surviving Corporation.

    FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, 501 South Cherry Street, Suite 600, Denver, Colorado 80222, and a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

  IN WITNESS WHEREOF, Ketema, Inc. has caused this Certificate of Merger to be executed in its corporate name by its President and attested by its Secretary
this    day of      , 1994.

                                          Ketema, Inc.


                                          By __________________________________
                                            Hugh H. Williamson, III
                                            President

Attest:


By __________________________________
  Secretary

                                                                       EXHIBIT B
                                                                TO AGREEMENT AND
                                                                  PLAN OF MERGER

                                                                          , 1994

Ketema, Inc. 501 South Cherry Street Suite 600 Denver, Colorado 80222

Dear Sirs:

  The undersigned is or may become a beneficial owner of shares of common stock, $1.00 par value per share ("Common Stock"), or voting preferred stock, $1.00 par value per share ("Preferred Stock"), of Ketema, Inc., a Delaware corporation (the "Company"). The undersigned has been advised that the Company has entered into an Agreement and Plan of Merger dated as of June 21, 1994 with KTM Holdings Corp., a Delaware corporation ("Holdings"), and KTM Acquisition Corp., a Delaware corporation ("Acquisition Corp."), pursuant to which Acquisition Corp. would be merged into the Company and the Company would thereby become a wholly-owned subsidiary of Holdings. Such Agreement and Plan of Merger, as it may hereafter be amended in accordance with its terms, is referred to herein as the "Merger Agreement."

  The undersigned hereby agrees that in any vote of the Company's stockholders with respect to the Merger Agreement and the transactions thereby contemplated (whether at a meeting or otherwise), the undersigned will vote, or cause to be voted, all shares of Common Stock and Preferred Stock, if any, then outstanding and beneficially owned by the undersigned in favor of the approval and adoption of the Merger Agreement and the transactions thereby contemplated.

  This letter shall in no way be construed to preclude the undersigned from (i) converting any convertible securities of the Company beneficially owned by the undersigned into, or exercising any option or right to acquire, shares of Common Stock or Preferred Stock or (ii) otherwise acquiring shares of Common Stock or Preferred Stock after the date hereof. Any such shares of Common Stock or Preferred Stock so acquired shall become subject to the terms of this letter.

  The undersigned acknowledges that in the event of any breach by the undersigned of the obligations set forth in this letter, the Company will not have an adequate remedy at law or in damages. Accordingly, in the event of any such breach, the undersigned consents to the issuance of an injunction or award of specific performance or the enforcement of other equitable remedies against the undersigned in any action to compel performance of the terms hereof.

  The provisions of this letter shall terminate, and the undersigned shall cease to be bound hereby, concurrently with any termination of the Merger Agreement in accordance with its terms.

  In the event that the undersigned is a director of the Company, it is understood that the provisions of this letter relate solely to the undersigned as a stockholder of the Company and shall not in any way be construed to require the undersigned to take or refrain from taking any action in the undersigned's capacity as a director of the Company.

  Please indicate your acceptance of this letter by signing below.

                                          Very truly yours,

Accepted and Agreed:

Ketema, Inc.

By: ______________________________________
  Name:
  Title:

                                                                         ANNEX B

                                  SECTION 262
                    OF THE DELAWARE GENERAL CORPORATION LAW

  262. APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 or 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the aspects of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the

Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholder entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                                FORM OF OPINION
                          OF BEAR, STEARNS & CO, INC.

                                                                          , 1994

Special Committee
of the Board of Directors
Ketema, Inc.
One Cherry Center
Suite 600
501 South Cherry Street
Denver, Colorado 80222

Dear Sirs:

  We understand that Ketema, Inc. ("Ketema") has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 21, 1994, with KTM Holdings Corp. ("Holdings") and KTM Acquisition Corp. ("Acquisition") pursuant to which Acquisition will be merged with and into Ketema and all of Ketema's common stock not already owned by Holdings or Acquisition will receive $15.00 per share payable in cash (the "Transaction"). We understand that as of the record date for the Special Meeting of the Stockholders to consider and vote upon the Merger Agreement certain clients of American Securities BD Co., L.P. and Hugh H. Williamson, III, Ketema's President and Chief Executive Officer (collectively, the "Acquiring Group"), Holdings and Acquisition, collectively owned or may have been deemed to beneficially own not less than 894,000 common shares of Ketema. You have supplied us with a copy of the proxy statement, which includes the Merger Agreement, describing the Transaction in substantially the form to be sent to Ketema's common stockholders (the "Proxy Statement").

  You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to Ketema's common stockholders unaffiliated with the Acquiring Group.

  In the course of our analyses for rendering this opinion, we have:

    1. reviewed the Proxy Statement;

    2. reviewed Ketema's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended February 28, 1993 and 1994 and its Quarterly Reports on Form 10-Q for the periods ended May 31, 1994, and August 31, 1994;

    3. reviewed certain operating and financial information including projections, provided to us by management relating to Ketema's business and prospects;

    4. met with certain members of Ketema's senior and operating managements to discuss its operations, historical financial statements and future prospects;

    5. visited Ketema's facilities in Bensalem, Pennsylvania, Denver, Colorado, El Cajon, California, Grand Prairie, Texas and Odenton, Maryland;

    6. reviewed the historical stock prices and trading volume of the common shares of Ketema;

    7. reviewed publicly available financial data and stock market performance data of public companies which we deemed generally comparable to Ketema;

    8. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Ketema; and

    9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by management and we have further relied upon the assurances of management that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any independent appraisal of the assets of Ketema.

  On the basis of the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to Ketema's common stockholders unaffiliated with the Acquiring Group.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: _________________________________
                                             Managing Director

                                      C-2